As Filed With The Securities And Exchange Commission on May 11, 2001
Registration No. 333-59486

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NEW YORK COMMUNITY BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	6712	06-1377322
(State or other	(Primary Standard Industrial	(I.R.S. Employer
jurisdiction of incorporation)	Classification Code Number)	Identification Number)

615 Merrick Avenue
Westbury, New York 11590
(516) 683-4100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph R. Ficalora
Chairman, President and Chief Executive Officer
615 Merrick Avenue
Westbury, New York 11590
(516) 683-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Mark J. Menting, Esq. Sullivan & Cromwell 125 Broad Street New York, New York 10004 (212) 558-4000	Douglas P. Faucette, Esq. Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840

                  Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective.

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share of common stock	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.01 per share, together with Preferred Stock Purchase Rights, if any(1)	30,000,000(2)	N/A	$985,000,000	$25,111(3)

(1)
As of the date hereof, rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Stockholder Protection Rights Agreement, dated as of January 16, 1996 and amended on March 27, 2001, between New York Community Bancorp, Inc. (“New York Community”), a Delaware corporation, and Mellon Investor Services LLC, as Rights Agent (the “Rights”), are attached to and trade with the common stock, par value $0.01 per share of New York Community. The value of the attributable Rights, if any, is reflected in the market price of New York Community’s common stock.

(2)
Represents the maximum number of shares of New York Community common stock, including associated Rights, estimated to be issuable upon the consummation of the merger of Richmond County Financial Corp. (“Richmond County”), a Delaware corporation, with and into New York Community, based on the number of shares of Richmond County common stock, par value $0.01 per share, outstanding, or reserved for issuance under various plans, immediately prior to the merger and the exchange of each such share of Richmond County common stock for 1.02 shares of New York Community common stock.

(3)
Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Richmond County common stock, as reported on the Nasdaq National Market on May 4, 2001, and computed based on the estimated maximum number of such shares that may be exchanged for the New York Community common stock being registered. On April 24, 2001, New York Community paid a registration fee equal to $221,140 in connection with the filing on April 25, 2001 of the Registration Statement on Form S-4 (Registration No. 333-59486). The aggregate amount of registration fee paid by New York Community equals $246,251.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

                  The boards of directors of New York Community Bancorp, Inc. and Richmond County Financial Corp. have unanimously approved a merger of equals designed to create a financial institution with a larger and more dynamic presence in the New York metropolitan area and New Jersey. We believe the combined company will be able to create substantially more stockholder value than could be achieved by either company individually. After completion of the merger, we expect that current New York Community stockholders will own approximately 62% of the combined company and Richmond County stockholders will own approximately 38% of the combined company.

                  If the merger is completed, Richmond County stockholders will receive 1.02 shares of New York Community common stock for each share of Richmond County common stock. New York Community stockholders will continue to own their existing New York Community shares. The implied value of one share of Richmond County common stock on May 10 was $34.68, based on the closing price of New York Community common stock on that date. This value will fluctuate prior to completion of the merger.

                  Richmond County stockholders generally will not recognize any federal income tax gain or loss on the exchange of shares of Richmond County common stock for shares of New York Community common stock, except to the extent of cash received in lieu of fractional shares.

                  We cannot complete the merger unless the stockholders of both our companies approve it. Each of us will hold a special meeting of our stockholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend your stockholders’ meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. If you do not vote, it will have the same effect as voting against the merger. The places, dates and times of the special meetings are as follows:

For Richmond County stockholders:
June 20, 2001
10:00 a.m., local time
Mandalay Caterers
789 Post Avenue
Staten Island, New York

Richmond County’s board of directors unanimously recommends that Richmond County stockholders vote FOR adoption of the merger agreement.

For New York Community stockholders:
June 20, 2001
10:00 a.m., local time
Sheraton LaGuardia East Hotel
135-20 39th Avenue
Flushing, New York

New York Community’s board of directors unanimously recommends that New York Community stockholders vote FOR adoption of the merger agreement.

                  This document describes the stockholder meetings, the merger, the documents related to the merger and other related matters. Please read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

MICHAEL F. MANZULLI Chairman and Chief Executive Officer Richmond County Financial Corp.	JOSEPH R. FICALORA Chairman, President and Chief Executive Officer New York Community Bancorp, Inc.

                  New York Community common stock is quoted on the Nasdaq National Market under the symbol “NYCB.” Richmond County common stock is quoted on the Nasdaq National Market under the symbol “RCBK.”

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the New York Community common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate.

Any representation to the contrary is a criminal offense.

                  The date of this joint proxy statement/prospectus is May 14, 2001, and it is first being mailed or otherwise delivered to New York Community stockholders and Richmond County stockholders on or about May 17, 2001.

REFERENCES TO ADDITIONAL INFORMATION

                  This document incorporates important business and financial information about New York Community and Richmond County from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Richmond County Financial Corp. 1214 Castleton Avenue Staten Island, New York 10310 Attention: Carolynn A. Orisino Assistant Vice President Investor Relations Telephone: (718) 815-7048	New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, New York 11590 Attention: Ilene A. Angarola First Vice President Investor Relations Telephone: (516) 683-4420

                  You will not be charged for any of these documents that you request. New York Community and Richmond County stockholders requesting documents should do so by June 14, 2001 in order to receive them before the special meetings.

See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

VOTE ELECTRONICALLY OR BY TELEPHONE

                  Richmond County stockholders of record may submit their proxies:

•	through the internet by visiting a web site established for that purpose at http://www.proxyvoting.com/richmondcounty and following the instructions; or

•	by telephone by calling the toll-free number (877) 210-0269 on a touch-tone phone and following the recorded instructions.

New York Community Bancorp, Inc.

615 Merrick Avenue
Westbury, New York 11590

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of New York Community Bancorp, Inc.:

                  NOTICE IS HEREBY GIVEN that a special meeting of New York Community stockholders will be held at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York at 10:00 a.m., local time, on June 20, 2001. The purpose of the New York Community special meeting is to consider and to vote upon the following matters:

•
a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2001, by and between New York Community Bancorp, Inc. and Richmond County Financial Corp., pursuant to which Richmond County will be merged with and into New York Community; and

•	such other business as may properly come before the New York Community special meeting or any adjournment or postponement thereof.

                  In the merger, New York Community will be the surviving corporation, and each share of Richmond County common stock will be converted into 1.02 shares of New York Community common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

                  The New York Community board of directors has fixed the close of business on May 7, 2001 as the record date for the New York Community special meeting, and only New York Community stockholders of record at such time will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. In order for the merger agreement to be adopted, the holders of a majority of the shares of New York Community common stock outstanding and entitled to vote thereon on the record date must vote in favor of the merger agreement. Therefore, your vote is very important. A complete list of New York Community stockholders entitled to vote at the New York Community special meeting will be made available for inspection by any New York Community stockholder for ten days prior to the New York Community special meeting at the principal executive offices of New York Community and at the time and place of the New York Community special meeting.

                  All New York Community stockholders entitled to notice of, and to vote at, the New York Community special meeting are cordially invited to attend the New York Community special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of New York Community common stock who is present at the New York Community special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the New York Community special meeting.

                  The New York Community board of directors has unanimously approved the merger agreement and unanimously recommends that New York Community stockholders vote “FOR” adoption of the merger agreement.

                  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL J. LINCKS
Executive Vice President and Corporate Secretary

Westbury, New York
May 11, 2001

Richmond County Financial Corp.

1214 Castleton Avenue
Staten Island, New York 10310

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                  Richmond County Financial Corp. will hold a special meeting of stockholders at the Mandalay Caterers, 789 Post Avenue, Staten Island, New York at 10:00 a.m., local time, on June 20, 2001 to consider and vote upon the following matters:

•
a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2001, by and between New York Community Bancorp, Inc. and Richmond County Financial Corp., pursuant to which Richmond County will be merged with and into New York Community; and

•	such other business as may properly come before the special meeting of stockholders or any adjournment or postponement of the meeting.

                  In the merger, New York Community will be the surviving corporation and you will receive 1.02 shares of New York Community common stock for each share of Richmond County common stock that you own. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

                  The Richmond County board of directors has fixed the close of business on May 2, 2001 as the record date for the Richmond County special meeting. This means that Richmond County stockholders of record at such time are entitled to notice of and to vote at the Richmond County special meeting or any adjournment or postponement of the meeting. A complete list of Richmond County stockholders entitled to vote at the Richmond County special meeting will be made available for inspection by any Richmond County stockholder for ten days prior to the Richmond County special meeting at the principal executive offices of Richmond County and at the time and place of the Richmond County special meeting. In order for the merger agreement to be adopted, the holders of a majority of the Richmond County shares outstanding and entitled to vote thereon must vote in favor of the merger agreement.

                  Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free number shown on the proxy card or visit the web site noted on your proxy card to vote on the internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Richmond County common stock who is present at the Richmond County special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Richmond County special meeting.

                  The Richmond County board of directors has unanimously approved the merger agreement and unanimously recommends that Richmond County stockholders vote “FOR” adoption of the merger agreement.

By Order of the Board of Directors,

Diane L. DeLillo, Esq.
Corporate Secretary

Staten Island, New York

May 11, 2001

                  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

COMPARATIVE MARKET PRICES AND DIVIDENDS	83

PRO FORMA FINANCIAL INFORMATION	84
Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition and Statement of Income	84
Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition As of March 31, 2001	85
Unaudited Pro Forma Combined Condensed Consolidated Statement of Income For the Year Ended December 31, 2000	86
Unaudited Pro Forma Combined Condensed Consolidated Statement of Income For the Three Months Ended March 31, 2001	87

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	88

EXPERTS	92

OTHER MATTERS	92
New York Community 2002 Annual Meeting Stockholder Proposals	92
Richmond County 2001 Annual Meeting Stockholder Proposals	93

WHERE YOU CAN FIND MORE INFORMATION	94

APPENDICES:

APPENDIX A

Agreement and Plan of Merger, dated as of March 27, 2001, by and between New York Community County Bancorp, Inc. and Richmond County Financial Corp.	A

APPENDIX B

Stock Option Agreement, dated as of March 27, 2001, between New York Community Bancorp, Inc., as issuer, and Richmond County Financial Corp., as grantee	B-1

APPENDIX C

Stock Option Agreement, dated as of March 27, 2001, between New York Community Bancorp, Inc., as grantee, and Richmond County Financial Corp., as issuer	C-1

APPENDIX D

Opinion of Salomon Smith Barney Inc.	D-1

APPENDIX E

Opinion of Sandler O’Neill & Partners, L.P.	E-1

APPENDIX F

Opinion of Lehman Brothers Inc.	F-1

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What do I need to do now?

A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. If you are a Richmond County stockholder, you may vote by telephone or the internet instead. This will enable your shares to be represented and voted at the New York Community special meeting or the Richmond County special meeting.

Q:	Why is my vote important?

A:
If you do not return your proxy card or vote in person at the appropriate special meeting, it will be more difficult for New York Community and Richmond County to obtain the necessary quorum to hold their special meetings. In addition, the failure of a New York Community or a Richmond County stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. The merger must be approved by the holders of a majority of the outstanding shares of New York Community common stock and Richmond County common stock entitled to vote at the respective special meetings called for the purpose of voting on the proposal to adopt the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q:	What if I fail to instruct my broker?

A:
If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker non-vote will be counted toward a quorum at the respective special meeting, but it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All stockholders are invited to attend their special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy card.

•	First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

•
Second, you may complete and submit a new proxy card or vote again by telephone or the internet. The latest vote actually received by New York Community or Richmond County, as the case may be, before the stockholders meeting will be counted, and any earlier votes will be revoked.

•
Third, you may attend the New York Community special meeting, or the Richmond County special meeting, as the case may be, and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Q:	If I am a Richmond County stockholder, should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Richmond County stockholders will need to exchange their Richmond County stock certificates for New York Community stock certificates after we complete the merger. We will send you instructions for exchanging Richmond County stock certificates at that time. New York Community stockholders do not need to exchange their stock certificates as a result of the merger.

Q.	When do you expect to complete the merger?

A:
We expect to complete the merger in the third quarter of 2001. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our stockholders at the special meetings and the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	New York Community stockholders should call the New York Community Investor Relations Department at (516) 683-4420 with any questions about the merger and related transactions.

Richmond County stockholders should call the Richmond County Investor Relations Department at (718) 815-7048 with any questions about the merger and related transactions.
SUMMARY

                  This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Richmond County Stockholders Will Receive 1.02 Shares of New York Community Common Stock per Share of Richmond County Common Stock (page 26)

                  As a result of the merger, each Richmond County stockholder will receive 1.02 shares of New York Community common stock for each share of Richmond common stock held. We sometimes refer to this 1.02-to-1 ratio as the exchange ratio. Prior to the New York Community 3-for-2 stock split paid on March 29, 2001, the exchange ratio was 0.68 of a share of New York Community for each share of Richmond County. Upon completion of the merger, New York Community stockholders will own approximately 62% of the combined company and Richmond County stockholders will own approximately 38% of the combined company. New York Community will not issue any fractional shares. Richmond County stockholders will instead receive an amount in cash based on the last reported sale price of New York Community common stock on the trading day immediately prior to the date on which the merger is completed.

Example:    If you hold 110 shares of Richmond County common stock, you will receive 112 shares of New York Community common stock and a cash payment in lieu of the 0.2 of a share that you otherwise would have received.

Comparative Market Prices and Share Information (pages 58 and 83)

                  New York Community common stock is quoted on the Nasdaq National Market under the symbol “NYCB.” Richmond County common stock is quoted on the Nasdaq National Market under the symbol “RCBK.” The following table sets forth the closing sale prices of New York Community common stock and Richmond County common stock as reported on the Nasdaq National Market on March 27, 2001, the last trading day before we announced the merger, and on May 10, 2001, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of Richmond County common stock, which we calculated by multiplying the closing price of New York Community common stock on those dates by 1.02.

	New York Community Common Stock(1)	Richmond County Common Stock	Implied Value of One Share of Richmond County Common Stock
March 27, 2001	$27.37	$26.75	$27.91
May 10, 2001	$34.00	$34.11	$34.68

(1)	Adjusted for 3-for-2 stock split on March 29, 2001.

                  The market prices of both New York Community common stock and Richmond County common stock will fluctuate prior to the merger. Therefore, you should obtain current market quotations for New York Community common stock and Richmond County common stock.

Generally Tax-Free Transaction to Richmond County Stockholders (page 73)

                  The merger has been structured as a tax-free reorganization for federal income tax purposes. Accordingly, holders of Richmond County common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Richmond County common stock for New York Community common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of New York Community common stock. The current stockholders of New York Community common stock, generally will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Richmond County and New York Community to complete the merger that each receive an opinion from its outside tax counsel that the merger will be a tax-free reorganization for federal income tax purposes.

                  The federal income tax consequences described above may not apply to some holders of Richmond County common stock, including some types of holders specifically referred to on page     •    . Your tax consequences will depend on your own personal situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

New York Community’s Dividend Policy (page     •    )

                  During 2000, New York Community paid cash dividends totaling $0.67 per share (adjusted for the 3-for-2 stock split). New York Community currently pays a quarterly dividend of $0.20 per share, which is expected to continue, although the New York Community board of directors may change this dividend policy at any time.

Our Reasons for the Merger (pages 29 and 31)

                  Our companies are proposing to merge because we believe that:

•	by combining them we can create a stronger company that will provide significant benefits to our stockholders and customers alike;

•	by bringing our customers and banking products together we can do a better job of increasing our combined revenues and earnings than we could if we did not merge; and

•	the merger will strengthen the combined company’s position as a competitor in the financial services industry, which is rapidly changing and growing more competitive.

New York Community’s Board of Directors Recommends You Vote FOR Adoption of the Merger Agreement (page 31)

                  New York Community’s board of directors believes that the merger is in the best interests of New York Community and its stockholders and has unanimously approved the merger agreement. New York Community’s board of directors unanimously recommends that New York Community stockholders vote “FOR” adoption of the merger agreement.

Richmond County’s Board of Directors Recommends You Vote FOR Adoption of the Merger Agreement (page 33)

                  Richmond County’s board of directors believes that the merger is fair to Richmond County’s stockholders and in the best interests of Richmond County and its stockholders and has unanimously approved the merger agreement. Richmond County’s board of directors unanimously recommends that Richmond County stockholders vote “FOR” adoption of the merger agreement.

New York Community’s Financial Advisor Says the Exchange Ratio Is Fair, from a Financial Point of View, to New York Community (page 34)

                  In deciding to approve the merger, the New York Community board of directors considered the opinion of its financial advisor, Salomon Smith Barney, Inc., which has given an opinion to New York Community’s board of directors that the exchange ratio is fair to New York Community from a financial point of view. A copy of this opinion is attached to this document as Appendix D. New York Community stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney in providing its opinion. New York Community has paid $1,000,000 to Salomon Smith Barney and has agreed to pay an additional $2,750,000 to Salomon Smith Barney upon the completion of the merger.

Richmond County’s Financial Advisors Say the Exchange Ratio Is Fair, from a Financial Point of View, to Richmond County’s Stockholders (page 42)

                  In deciding to approve the merger, the Richmond County board of directors considered the opinions of its financial advisors, Sandler O’Neill & Partners, L.P. and Lehman Brothers Inc., which were given to Richmond County’s board of directors, that the exchange ratio of 1.02 shares of New York Community common stock for each share of Richmond County common stock is fair to Richmond County’s stockholders from a financial point of view. Copies of these opinions are attached to this document as Appendices E and F, respectively. Richmond County stockholders should read the opinions completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill & Partners, L.P. and Lehman Brothers Inc. in providing their opinions. Richmond County has paid $750,000 to Sandler O’Neill & Partners, L.P., and has agreed to pay Sandler O’Neill & Partners, L.P. an additional $3,000,000 upon the completion of the merger. Richmond County paid $250,000 to Lehman Brothers and has agreed to pay Lehman Brothers an additional $100,000 upon the mailing of the proxy materials to stockholders and an additional $1,650,000 upon the completion of the merger.

Neither New York Community nor Richmond County Stockholders Have Appraisal Rights (page 59)

                  Both companies are incorporated under Delaware law. Under Delaware law, neither the stockholders of New York Community nor the stockholders of Richmond County have any right to a court determination, in a proceeding known as an appraisal, of the fair value of their shares in connection with the merger.

Information about the Companies (page 25)

New York Community Bancorp, Inc.

                  New York Community Bancorp, Inc., also referred to as New York Community, a Delaware corporation and bank holding company organized in 1993, is the parent holding company for New York Community Bank, a savings bank chartered in New York and subject to regulation by the New York State Banking Department and its deposit insurer, the Federal Deposit Insurance Corporation. New York Community Bank is a community-oriented financial institution with operations in the greater metropolitan New York area. New York Community Bank is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated through operations, in the origination of mortgage loans on multi-family properties and one-to-four family homes. In addition, through New York Community Bank, New York Community also originates commercial real estate loans, construction loans, home equity loans and other consumer loans.

Richmond County Financial Corp.

                  Richmond County Financial Corp., referred to in this document as Richmond County, is the holding company for Richmond County Savings Bank, a New York state chartered stock savings bank founded in 1886. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank and South Jersey Savings Bank, Richmond County Savings operates 15 banking offices on Staten Island, one banking office in Brooklyn, 11 banking offices in the counties of Camden, Gloucester, Essex, Hudson and Union, New Jersey and multi-family loan processing center in Jericho, Long Island. Richmond County Savings has pending agreements to acquire two additional banking offices on Staten Island and five banking offices in Atlantic County, New Jersey, together with a total of approximately $300 million in deposits and $61 million in small business and consumer loans.

The Merger Agreement; Expected Closing Time; Termination of the Merger Agreement (page 65)

                  The merger agreement is attached as Appendix A to this document. We encourage you to read it in its entirety because it is the legal document governing the merger.

Merger Expected to Occur in Third Quarter of 2001 (page 66)

                  The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be consummated in the third quarter of 2001.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 67)

                  As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of stockholder and regulatory approvals and tax opinions.

                  We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 68)

                  We may agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement by our stockholders, as long as the termination is approved by each of our boards of directors.

                  Also, either of us may decide to terminate the merger agreement before our stockholders vote if the other party fails to recommend the adoption of the merger agreement to its stockholders.

                  In addition, either of us may decide to terminate the merger agreement, even after adoption of the merger agreement by our stockholders, if certain conditions in the merger agreement have not been met, such as obtaining the necessary regulatory approvals, or the other party’s material breach of a representation or warranty.

Richmond County’s Directors and Officers have Financial Interests in the Merger (page 61)

                  Richmond County’s directors and officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders. Each of the New York Community board of directors and the Richmond County board of directors was aware of these interests of Richmond County directors and officers and considered them in its decision to approve the merger agreement. These interests include employment and noncompetition agreements that New York Community and Richmond County entered into with the principal executive officers of Richmond County, cash payments and other benefits that may be due to other executive officers under existing employment and change in control agreements in the event of termination following the merger, payments due as a result of the termination of existing Richmond County benefit plans, acceleration of vesting options and restricted stock as a result of the merger and the right to continued indemnification and insurance coverage by New York Community for acts or omissions occurring prior to the merger.

Board of Directors and Management of New York Community Following the Merger (page 56)

                  The present management of our respective companies will share the responsibilities for managing the combined company. The board of directors of New York Community upon completion of the merger will consist of nine members, five of whom (including Joseph R. Ficalora) will be selected by the Chief Executive Officer of New York Community and four of whom (including Michael F. Manzulli) will be selected by the Chief Executive Officer of Richmond County.

                  Michael F. Manzulli will become the Chairman of the Board of Directors of the surviving corporation and New York Community Bank, Joseph R. Ficalora will remain the President and Chief Executive Officer of the surviving corporation and Chief Executive Officer of New York Community Bank, Anthony E. Burke will become a Senior Executive Vice President and the Chief Operating Officer of the surviving corporation and President and Chief Operating Officer of New York Community Bank, and Thomas R. Cangemi will become an Executive Vice President of the surviving corporation and New York Community Bank.

Accounting Treatment of the Merger by New York Community (page 72)

                  New York Community will account for the merger as a purchase for financial reporting purposes.

A Comparison of the Rights of Holders of New York Community and Richmond County Stock; the Rights of Richmond County Stockholders will be Governed by New Governing Documents after the Merger (page 79)

                  The rights of Richmond County stockholders will not materially change as a result of the merger, due to the similarity of the New York Community and Richmond County governing documents and due to the fact that both companies are incorporated under Delaware law. Richmond County’s stockholders’ rights will only change to the extent that New York Community’s governing documents are different from Richmond County’s, while New York Community’s stockholders’ rights will not change as a result of the merger. This document contains descriptions of the stockholder rights under each of the New York Community and Richmond County governing documents, and describes the material differences between them.

New York Community Granted a Stock Option to Richmond County (page 69)

                  To induce Richmond County to enter into the merger agreement, New York Community granted Richmond County an option to purchase up to 8,648,081 shares of New York Community common stock at a price per share of $27.20 (the number of shares and the price per share are adjusted to reflect the March 29, 2001 3-for-2 stock split); however, in no case may Richmond County acquire more than 19.9% of the outstanding shares of New York Community common stock pursuant to this stock option agreement. Richmond County cannot exercise this option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving New York Community and a third party. We do not know of any event that has occurred as of the date of this document that would allow Richmond County to exercise this option.

                  The option could have the effect of discouraging other companies from trying to acquire New York Community until the merger is completed. Upon the occurrence of certain triggering events, New York Community may be required to repurchase the option and any shares purchased under it at a predetermined price, or Richmond County may choose to surrender the option to New York Community for a cash payment of $22 million.

                  The New York Community stock option agreement is attached to this document as Appendix B.

Richmond County Granted a Stock Option to New York Community (page 69)

                  To induce New York Community to enter into the merger agreement, Richmond County granted New York Community an option to purchase up to 5,281,566 shares of Richmond County common stock at a price per share of $26.50; however, in no case may New York Community acquire more than 19.9% of the outstanding shares of Richmond County common stock pursuant to this stock option agreement. New York Community cannot exercise this option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Richmond County and a third party. We do not know of any event that has occurred as of the date of this document that would allow New York Community to exercise this option.

                  The option could have the effect of discouraging other companies from trying to acquire Richmond County until the merger is completed. Upon the occurrence of certain triggering events, Richmond County may be required to repurchase the option and any shares purchased under it at a predetermined price, or New York Community may choose to surrender the option to Richmond County for a cash payment of $22 million.

                  The Richmond County stock option agreement is attached to this document as Appendix C.

New York Community Stockholder Protection Rights Agreement (page 77)

                  On January 16, 1996, New York Community adopted a stockholder protection rights agreement, pursuant to which each issued share of New York Community common stock has attached to it one right to purchase, under conditions described in the agreement and summarized in this document, a fraction of a share of participating preferred stock of New York Community. The New York Community stockholder protection rights agreement, including rights thereunder currently held by New York Community stockholders, will remain in place after the merger. Each share of New York Community common stock issued pursuant to the merger will have attached to it one right to purchase a fraction of a share of participating preferred stock of New York Community. See “NEW YORK COMMUNITY STOCKHOLDER PROTECTION RIGHTS AGREEMENT” on page 77 for a description of this agreement.

Regulatory Approvals We Must Obtain for the Merger (page 60)

                  We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New York State Banking Department and the New Jersey Department of Banking and Insurance. We made the necessary filings with the Federal Deposit Insurance Corporation, the New York State Banking Department and the New Jersey Department of Banking and Insurance, and we requested a waiver of the approval requirements of the Federal Reserve Board.

                  Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

The Merger (page 26)

                  We are proposing a merger of equals of New York Community and Richmond County. In the merger, Richmond County will merge with and into New York Community, with New York Community as the surviving corporation. After the merger is completed, Richmond County Savings Bank will be merged with New York Community Bank with New York Community Bank as the surviving bank. New York Community, the surviving corporation, will continue to be called “New York Community Bancorp, Inc.”

New York Community will Hold its Special Meeting on June 20, 2001 (page 18)

                  The New York Community special meeting will be held on June 20, 2001, at 10:00 a.m., local time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York. At the New York Community special meeting, New York Community stockholders will be asked:

1.	To adopt the merger agreement; and

2.	To act on such other matters as may be properly brought before the New York Community special meeting.

                  Record Date.    New York Community stockholders may cast one vote at the New York Community special meeting for each share of New York Community common stock that was owned at the close of business on May 7, 2001. At that date, there were 43,542,333 shares of New York Community common stock entitled to be voted at the special meeting.

                  Required Vote.    To adopt the merger agreement, the holders of a majority of the outstanding shares of New York Community common stock entitled to vote must vote in favor of the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a New York Community stockholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

                  As of the New York Community record date, directors and executive officers of New York Community and their affiliates beneficially owned or had the right to vote 5,963,053 shares of New York Community common stock, or 13.69% of the outstanding New York Community common stock entitled to be voted at the special meeting. At that date, directors and executive officers of Richmond County and their affiliates, including Richmond County, beneficially owned or had the right to vote 30,000 shares of New York Community common stock entitled to be voted at the meeting, or less than 1% of the outstanding New York Community common stock.

Richmond County will Hold its Special Meeting on June 20, 2001 (page 21)

                  The Richmond County special meeting will be held on June 20, 2001, at 10:00 a.m., local time, at Mandalay Caterers, 789 Post Avenue, Staten Island, New York. At the Richmond County special meeting, Richmond County stockholders will be asked:

                  1. To adopt the merger agreement; and

                  2. To act on such other matters as may be properly brought before the Richmond County special meeting.

                  Record Date.    Richmond County stockholders may cast one vote at the Richmond County special meeting for each share of Richmond County common stock that you owned at the close of business on May 2, 2001. At that date, there were 26,171,857 shares of Richmond County common stock entitled to be voted at the special meeting.

                  Required Vote.    To adopt the merger agreement, the holders of a majority of the outstanding shares of Richmond County common stock entitled to be voted must vote in favor of the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a Richmond County stockholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

                  As of the Richmond County record date, directors and executive officers of Richmond County and their affiliates beneficially owned or had the right to vote 1,599,478 shares of Richmond County common stock, or 6.11% of the outstanding Richmond County common stock entitled to be voted at the special meeting. At that date, directors and executive officers of New York Community and their affiliates, including New York Community, beneficially owned or had the right to vote 187,000 shares of Richmond County common stock entitled to be voted at the meeting, or less than 1% of the outstanding Richmond County common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NEW YORK COMMUNITY

                  Set forth below are highlights from New York Community’s consolidated financial data as of and for the years ended December 31, 1996 through 2000 and New York Community’s unaudited consolidated financial data as of and for the three months ended March 31, 2001 and 2000. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations for the full year or any other interim period. New York Community’s management prepared the unaudited information on the same basis as it prepared New York Community’s audited consolidated financial statements. In the opinion of New York Community’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with New York Community’s consolidated financial statements and related notes included in New York Community’s Annual Report on Form 10-K for the year ended December 31, 2000, and New York Community’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(Unaudited)		(Dollars in thousands)
Earnings Summary:
Interest income	$ 84,358	$ 36,269	$ 174,832	$ 143,123	$ 134,277	$ 117,734	$ 102,304
Interest expense	49,228	19,826	101,751	74,220	65,755	55,336	44,784

Net interest income	35,130	16,443	73,081	68,903	68,522	62,398	57,520
Reversal of provision for loan losses	—	—	—	(2,400)	—	—	(2,000)

Net interest income after provision for loan losses	35,130	16,443	73,081	71,303	68,522	62,398	59,520
Non-interest income	28,481	1,111	21,645	2,523	2,554	2,305	2,445
Non-interest expense	20,902	5,638	49,824	21,390	25,953	27,084	23,271

Income before income tax expense	42,709	11,916	44,902	52,436	45,123	37,619	38,694
Income tax expense	15,065	4,322	20,425	20,772	18,179	14,355	17,755

Net income	$ 27,644	$ 7,594	$ 24,477	$ 31,664	$ 26,944	$ 23,264	$ 20,939

Share Data(1):
Weighted average common shares outstanding (in thousands):
Basic	40,889	26,804	28,269	27,790	28,638	30,682	34,824
Diluted	41,574	27,218	29,297	28,410	30,272	32,736	36,701
Net income per common share:
Basic	$ 0.68	$ 0.28	$ 0.87	$ 1.14	$ 0.94	$ 0.76	$ 0.60
Diluted	0.66	0.28	0.83	1.11	0.89	0.71	0.57
Cash dividends per common share	0.17	0.17	0.67	0.67	0.45	0.27	0.17
Book value per common share	7.05	4.95	7.41	5.01	5.42	5.88	6.29

Balance Sheet Summary:
Securities available for sale	$ 342,449	$ 11,755	$ 303,734	$ 12,806	$ 4,656	$ 2,617	$ —
Securities held to maturity	183,509	186,669	224,457	186,731	171,960	144,717	160,227
Loans receivable, net	3,168,770	1,681,091	3,616,386	1,601,079	1,486,519	1,395,003	1,146,152
Total assets	4,634,508	1,985,648	4,710,785	1,906,835	1,746,882	1,603,269	1,358,656
Total deposits	3,213,814	1,053,241	3,257,194	1,076,018	1,102,285	1,069,161	1,023,930
Total stockholders’ equity	286,363	134,332	307,410	137,141	149,406	170,515	211,419
	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(Unaudited)		(Dollars in thousands)
Performance Ratios:
Return on average assets	2.39%	1.58%	1.06%	1.69%	1.62%	1.61%	1.63%
Return on average stockholders’ equity	39.49	23.49	13.24	22.99	17.32	12.95	10.10
Dividend payout	25.76	60.71	80.72	60.36	50.56	38.03	29.82
Average equity to average assets	6.05	6.74	8.03	7.37	9.38	12.48	16.17
Net interest margin(2)	3.25	3.58	3.33	3.79	4.24	4.45	4.63
Efficiency ratio(3)	30.53	32.12	52.60	29.95	36.51	41.86	38.81

Asset Quality Data:
Allowance for loan losses to loans receivable, net	0.57%	0.42%	0.50%	0.44%	0.63%	0.68%	0.82%
Non-performing loans(4)	$8,733	$3,189	$9,092	$3,108	$6,193	$7,692	$9,659
Non-performing loans to loans receivable, net(4)	0.28%	0.19%	0.25%	0.19%	0.42%	0.55%	0.84%
Non-performing assets to total assets(5)(6)	0.19	0.16	0.19	0.17	0.38	0.54	0.76

(1)	Reflects shares issued as a result of a 4-for-3 stock split on August 22, 1996, and 3-for-2 stock splits on April 10 and October 1, 1997, September 29, 1998 and March 29, 2001.
(2)	Net interest margin represents net interest income divided by average interest-earning assets.
(3)	Efficiency ratio represents operating expense divided by the sum of net interest income plus operating income.
(4)	Non-performing loans consist of all mortgage loans delinquent 90 days or more.
(5)	Non-performing assets consist of all non-performing loans and real estate acquired in foreclosure.
(6)	For the periods indicated, New York Community had no troubled debt restructurings.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RICHMOND COUNTY

                  Set forth below are highlights from Richmond County’s consolidated financial data as of and for the years ended June 30, 1996 through 2000 and Richmond County’s unaudited consolidated financial data as of and for the nine months ended March 31, 2001 and 2000. The results of operations for the nine months ended March 31, 2001 are not necessarily indicative of the results of operations for the full year or any other interim period. Richmond County’s management prepared the unaudited information on the same basis as it prepared Richmond County’s audited consolidated financial statements. In the opinion of Richmond County’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Richmond County’s consolidated financial statements and related notes included in Richmond County’s Annual Report on Form 10-K for the year ended June 30, 2000, and Richmond County’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

	At or for the Nine Months Ended March 31,		At or for the Year Ended June 30,
	2001	2000	2000	1999	1998		1997	1996
	(Unaudited)		(Dollars in thousands)
Earnings Summary:
Interest income	$ 168,371	$ 144,328	$ 194,537	$ 132,574	$ 86,754		$ 65,781	$ 59,063
Interest expense	89,370	72,678	98,269	62,231	37,512		27,707	26,254

Net interest income	79,001	71,650	96,268	70,343	49,242		38,074	32,809
Provision for loan losses	900	900	1,200	2,550	2,200		1,080	1,600

Net interest income after provision for loan losses	78,101	70,750	95,068	67,793	47,042		36,994	31,209
Non-interest income	11,174	10,535	7,176	11,389	3,601		2,861	2,827
Non-interest expense	44,323	38,980	52,303	36,360	44,046	(1)	19,667	18,503

Income before income tax expense	44,952	42,305	49,941	42,822	6,597		20,188	15,533
Income tax expense	16,103	15,359	13,672	16,178	2,071		9,463	6,803

Net income	$ 28,849	$ 26,946	$ 36,269	$ 26,644	$ 4,526		$ 10,725	$ 8,730

Share Data:
Weighted average common shares outstanding (in thousands):
Basic	24,107	27,182	26,683	24,808	24,328		N/A	N/A
Diluted	24,854	27,409	26,892	24,808	24,328		N/A	N/A
Net income per common share:
Basic	$ 1.20	$ 0.99	$ 1.36	$ 1.07	$ (0.16	)(2)	N/A	N/A
Diluted	1.16	0.98	1.35	1.07	(0.16	)(2)	N/A	N/A
Cash dividends per common share	0.53	0.39	0.55	0.35	0.11		N/A	N/A
Book value per common share	12.70	12.39	12.45	12.20	12.44		N/A	N/A

Balance Sheet Summary:
Securities available for sale	$1,233,018	$1,032,493	$ 964,931	$1,164,455	$ 843,194		$ 47,104	$ 23,053
Loans receivable, net(3)	1,707,131	1,588,732	1,573,808	1,313,527	644,469		496,258	419,270
Total assets	3,356,045	2,902,522	2,881,221	2,760,095	1,595,844		993,370	914,483
Total deposits	2,189,702	1,746,904	1,789,876	1,619,470	950,808		885,818	819,216
Stockholders’ equity	329,540	316,934	306,410	370,211	328,595		100,865	89,901

	At or for the Nine Months Ended March 31,		For the Year Ended June 30,
	2001	2000	2000	1999	1998	1997	1996
	(Unaudited)		(Dollars in thousands)
Performance Ratios: (4)
Return on average assets	1.21%	1.26%	1.27%	1.36%	1.26%	1.13%	0.99%
Return on average stockholders’ equity	12.38	10.52	10.94	8.30	8.36	11.25	10.25
Dividend payout	44.26	37.94	38.11	28.60	29.19	N/A	N/A
Average equity to average assets	9.74	12.02	11.64	16.35	15.05	10.07	9.70
Net interest margin (5)	3.53	3.57	3.57	3.73	4.10	4.22	3.96
Efficiency ratio (6)	45.24	44.84	44.77	46.25	45.75	46.08	51.04

Asset Quality Data:
Allowance for loan losses to total loans	1.10%	0.91%	0.93%	1.05%	1.12%	1.10%	1.14%
Non-performing loans	$10,681	$5,033	$4,719	$5,857	$5,534	$3,877	$3,820
Non-performing loans to total loans	0.62%	0.31%	0.30%	0.45%	0.85%	0.78%	0.91%
Non-performing assets to total assets	0.32	0.20	0.18	0.25	0.37	0.46	0.48

(1)	Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Richmond County Savings Foundation.
(2)	Pro forma earnings per share for fiscal 1998, calculated as if Richmond County Savings had converted to stock form as of July 1, 1997, was $0.19.
(3)
Loans receivable, net, consist of gross loans receivable, plus unamortized premiums, less unamortized discounts, plus deferred loan costs, less deferred loan fees and the allowance for loan losses. The allowance for loan losses at March 31, 2001 and 2000 and at June 30, 2000, 1999, 1998, 1997, and 1996 was $19.1 million, $14.6 million, $14.7 million, $13.9 million, $7.3 million, $5.5 million and $4.8 million, respectively.

(4)
All performance ratios for the year ended June 30, 1998, exclude the one-time non-recurring charge of $19.6 million ($11.2 million net of tax) for the funding of the Richmond County Savings Foundation. Average balances for fiscal 1997 and 1996 are based on average month-end balances. Average balances for all other periods are based on daily average balances. Ratios for the nine months ended March 31, 2001 and 2000 are annualized.

(5)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(6)	Efficiency ratio represents operating expense divided by the sum of net interest income plus operating income.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA
(In thousands, except shares and per share amounts)

                  The following table shows information about our financial condition and operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma information in this document. The table sets forth the information as if the merger had become effective on March 31, 2001, with respect to financial condition data, and at the beginning of the periods presented, with respect to operations data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. The pro forma data for the twelve months ended December 31, 2000 sets forth the information as if the acquisition of Haven Bancorp, Inc. by New York Community had become effective at the beginning of the period presented. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of New York Community and Richmond County incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94 and “PRO FORMA FINANCIAL INFORMATION” on page 84.

                  We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.
As of March 31, 2001
Selected Statement of Financial Condition Data:
Total assets	$8,416,110
Securities available-for-sale	1,573,617
Securities held-to-maturity	288,618
Loans receivable, net	4,885,901
Deposits	5,418,516
Borrowed funds	1,880,126
Stockholders’ equity	1,016,816

	For the Three Months Ended March 31, 2001	For the Twelve Months Ended December 31, 2000
Selected Statements of Income Data:
Interest income	$ 142,304	$ 539,558
Interest expense	75,866	275,760

Net interest income	66,438	263,798
Provision for loan losses	300	3,146

Net interest income after provision for loan losses	66,138	260,652
Non-interest income	32,146	61,411
Non-interest expense	41,211	210,195

Income before income taxes	57,073	111,868
Income taxes	20,551	43,728

Net income	$ 36,522	$ 68,140

Weighted Average Common Shares:
Basic	65,471,323	53,665,829
Diluted	66,770,509	55,040,239

	At or for the Three Months Ended March 31, 2001	At or for the Twelve Months Ended December 31, 2000
Per Common Share Data(1)
Basic earnings per common share	$ 0.56	$ 1.27
Diluted earnings per common share	0.55	1.24
Cash dividends declared	0.17	0.67
Book value	15.02	N/A

Selected Financial Ratios(1)
Return on total pro forma assets(2)	1.75%	0.81%
Return on total pro forma stockholders’ equity(3)	14.42	6.70
Stockholders’ equity to total assets	12.08	12.41
General and administrative expense to total pro forma assets(4)	1.58	2.12
Efficiency ratio(5)	33.78	54.90

(1)
Per Common Share Data and Selected Financial Ratios are presented only for data relating to the pro forma combined condensed consolidated statements of income for the year ended December 31, 2000 and for the three months ended March 31, 2001, and data relating to the pro forma combined condensed consolidated statement of financial condition at March 31, 2001. Pro forma assets and pro forma stockholders’ equity for the periods presented were calculated assuming the merger was consummated on March 31, 2001.

(2)	Calculated by dividing pro forma net income by pro forma assets at the end of the period reported.
(3)	Calculated by dividing pro forma net income by pro forma stockholders’ equity at the end of the period reported.
(4)	Calculated by dividing pro forma general and administrative expense by pro forma assets at the end of the period reported.
(5)	Efficiency ratio represents pro forma operating expense divided by the sum of pro forma net interest income plus operating income.

COMPARATIVE PER SHARE DATA

                  The following table sets forth for New York Community common stock and Richmond County common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting. See “ACCOUNTING TREATMENT” on page 72. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission and the pro forma financial information that appears elsewhere in this document. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94 and “PRO FORMA FINANCIAL INFORMATION” on page 84.

                  We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	New York Community Historical(1)	New York Community Adjusted Historical(1)(2)	Richmond County Historical(3)	Pro Forma Combined		Per Equivalent Richmond County Share(4)
Net income for the twelve months ended December 31, 2000:
Basic	$0.87	$1.32	$1.49	$1.27	(5)	$1.30
Diluted	0.83	1.28	1.47	1.24	(5)	1.26
Net income for the three months ended March 31, 2001:
Basic	0.68	N/A	0.41	0.56		0.57
Diluted	0.66	N/A	0.40	0.55		0.56
Cash Dividends Declared
For the twelve months ended December 31, 2000	0.67	0.67	0.65	0.67	(6)	0.68
For the three months ended March 31, 2001	0.17	N/A	0.18	0.17	(6)	0.17

Book Value
As of December 31, 2000	7.41	7.41	12.56	N/A		N/A
As of March 31, 2001	7.05	N/A	12.70	15.02		15.32

(1)	Amounts have been restated to reflect the shares issued pursuant to the 3-for-2 stock split on March 29, 2001.
(2)	New York Community adjusted historical information reflects the Haven Bancorp, Inc. acquisition pro forma adjustment.
(3)	Richmond County historical information is calculated as though Richmond County’s fiscal year ended on December 31.
(4)	Per equivalent Richmond County share is pro forma combined multiplied by 1.02.
(5)
The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustments) of New York Community and Richmond County and dividing the resulting amount by the average pro forma shares of New York Community and Richmond County giving effect to the merger. The average pro forma shares of New York Community and Richmond County reflect New York Community’s historical basic and diluted shares, plus historical basic and diluted average shares of Richmond County as adjusted for an exchange ratio of 1.02 shares of New York Community common stock for each share of Richmond County common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of, and stock purchases that may be made in contemplation of, the merger.

(6)	Pro forma cash dividends represent the New York Community historical amount.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

                  This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of New York Community and Richmond County. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “potential” or similar expressions. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•
general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets, or the banking industry;

•	legislation or regulatory changes;

•	technological changes;

•	the level of realization, if any, of expected cost savings from the merger;

•	difficulties related to the integration of the business of New York Community and Richmond County may be greater than expected; and

•	revenues following the merger may be lower than expected.

                  Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Richmond County stockholders and New York Community stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

                  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to New York Community or Richmond County or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither New York Community nor Richmond County undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. However, New York Community and Richmond County will promptly amend or supplement this document in order to reflect any facts or events arising after the effective date of this document which individually or in the aggregate represent a fundamental change in the information set forth herein.

THE NEW YORK COMMUNITY SPECIAL MEETING

                  This section contains information from New York Community for New York Community stockholders about the special meeting of stockholders it has called to consider and approve actions related to the merger.

                  Together with this document, we are also sending you a notice of the New York Community special meeting and a form of proxy that is solicited by our board of directors. The New York Community special meeting will be held on June 20, 2001, at 10:00 a.m., local time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York.

Matters to Be Considered

                  The purpose of the New York Community special meeting is to vote on a proposal for adoption of the merger agreement.

                  You may be asked to vote upon other matters that may properly be submitted to a vote at the New York Community special meeting. You also may be asked to vote on a proposal to adjourn or postpone the New York Community special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

                  Each copy of this document mailed to New York Community stockholders is accompanied by a form of proxy with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the New York Community special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting. You may revoke your proxy at any time before the vote is taken at the special meeting by

•	submitting written notice of revocation to the Corporate Secretary of New York Community prior to the voting of such proxy,

•	submitting a properly executed proxy of a later date, or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

                  Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590
Attention: Michael J. Lincks, Executive Vice President and Corporate Secretary

                  If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

                  All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement. The New York Community board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

                  New York Community stockholders should NOT send stock certificates with their proxy cards. If the merger is completed, New York Community stockholders will not need to exchange their current stock certificates.

Solicitation of Proxies

                  We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of New York Community common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Mellon Investor Services LLC to assist us in soliciting proxies and have agreed to pay them $7,500 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from New York Community stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

                  The New York Community board of directors has fixed the close of business on May 7, 2001 as the record date for determining the New York Community stockholders entitled to receive notice of and to vote at the New York Community special meeting. At that time, 43,542,333 shares of New York Community common stock were outstanding, held by approximately 7,700 holders of record.

Voting Rights and Vote Required

                  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of New York Community common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable Nasdaq National Market rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

                  Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of New York Community common stock entitled to vote at the New York Community special meeting. You are entitled to one vote for each share of New York Community common stock you held as of the record date. However, New York Community’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of New York Community are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

                  Because the affirmative vote of the holders of a majority of the outstanding shares of New York Community common stock entitled to vote at the New York Community special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the New York Community board of directors urges New York Community stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

                  As of the record date:

•
Directors and executive officers of New York Community and their affiliates beneficially owned or had the right to vote 5,963,053 shares of New York Community common stock, or 13.69% of the New York Community common stock outstanding on that date.

•
Directors and executive officers of Richmond County and their affiliates, including Richmond County (excluding the shares subject to the New York Community stock option described in “THE STOCK OPTION AGREEMENTS” on page 69), beneficially owned 30,000 shares of New York Community common stock, or less than 1% of the New York Community common stock outstanding on that date.

Recommendation of the Board of Directors

                  The New York Community board of directors has unanimously approved the merger agreement and the transactions it contemplates. The New York Community board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of New York Community and in the best interests of its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement.

                  See “THE MERGER—New York Community’s Reasons for the Merger; Recommendation of New York Community’s Board of Directors” on page 29 for a more detailed discussion of the New York Community board of directors’ recommendation.

Attending the Meeting

                  If you are a beneficial owner of New York Community common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of New York Community common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in New York Community’s and New York Community Bank’s Benefit Plans

                  If you are a participant in the New York Community Bank Employee Stock Ownership Plan, the New York Community 401(k) Plan, the Columbia Federal Savings Bank Employee Stock Ownership Plan or the Columbia Savings Bank 401(k) Thrift Incentive Savings Plan, or if you have grants of restricted stock under the Queens County Savings Bank 1993 Recognition and Retention Plan, the Haven Bancorp 1996 Incentive Plan and the Queens County Savings Bank Supplemental Executive Retirement Plan, you will have received with this joint proxy statement/prospectus voting instruction forms that reflect all shares you may vote under the plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of New York Community common stock allocated to his or her account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is June 1, 2001.

THE RICHMOND COUNTY SPECIAL MEETING

                  This section contains information from Richmond County for Richmond County stockholders about the special meeting of stockholders it has called to consider and approve the merger agreement.

                  Together with this document, we are also sending you a notice of the Richmond County special meeting and a form of proxy that is solicited by our board of directors. The special meeting will be held on June 20, 2001 at 10:00 a.m., local time, at Mandalay Caterers, 789 Post Avenue, Staten Island, New York.

Matters to Be Considered

                  The purpose of the Richmond County special meeting is to vote on a proposal for adoption of the merger agreement.

                  You may be asked to vote upon any other matters that may properly be submitted to a vote at the Richmond County special meeting. You also may be asked to vote upon a proposal to adjourn or postpone the Richmond County special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

                  Each copy of this document mailed to Richmond County stockholders is accompanied by a form of proxy with voting instructions for submission by mail, telephone or the internet. You should complete and return the proxy card accompanying this document or vote by telephone or the internet to ensure that your vote is counted at the Richmond County special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the Richmond County special meeting. You can revoke your proxy at any time before the vote is taken at the Richmond County special meeting by

•	submitting written notice of revocation to the Corporate Secretary of Richmond County prior to the voting of such proxy,

•	submitting a properly executed proxy of a later date or voting again by telephone or the internet, or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York 10310
Attention: Diane DeLillo

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

                  All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement. The Richmond County board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

                  Richmond County stockholders should NOT send stock certificates with their proxy cards. If the merger is completed, Richmond County stockholders will be mailed a transmittal form promptly after the completion of the merger with instructions on how to exchange their Richmond County stock certificates for stock certificates of New York Community and cash in lieu of fractional shares, if applicable.

Voting by Telephone or the Internet

                  Many stockholders of Richmond County have the option to submit their proxies or voting instructions electronically by telephone or the internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the internet depending on whether your shares are registered in Richmond County’s stock records in your name or in the name of a brokerage firm or bank. Richmond County stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

                  The telephone and internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that would be borne by the stockholder.

                  Richmond County holders of record may submit their proxies:

•	by telephone by calling the toll-free number (877) 210-0269 and following the recorded instructions; or

•	through the internet by visiting a website established for that purpose at http://www.proxyvoting.com/richmondcounty and following the instructions.

Solicitation of Proxies

                  We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Richmond County common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Georgeson Shareholder Services to assist us in soliciting proxies and have agreed to pay them $8,500 plus reasonable expenses for these services. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from Richmond County stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

                  The Richmond County board of directors has fixed the close of business on May 2, 2001 as the record date for determining the Richmond County stockholders entitled to receive notice of and to vote at the Richmond County special meeting. At that time, 26,171,857 shares of Richmond County common stock were outstanding, held by approximately 8,000 holders of record.

Voting Rights and Vote Required

                  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Richmond County common stock is necessary to constitute a quorum at the Richmond County special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Under the applicable Nasdaq National Market rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

                  Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Richmond County common stock entitled to vote at the Richmond County special meeting. You are entitled to one vote for each share of Richmond County common stock you held as of the record date. However, Richmond County’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of Richmond County are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

                  Because the affirmative vote of the holders of a majority of the outstanding shares of Richmond County common stock entitled to vote at the Richmond County special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the Richmond County board of directors urges Richmond County stockholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

                  As of the record date:

•
Directors and executive officers of Richmond County and their affiliates beneficially owned 1,599,478 shares of Richmond County common stock, or 6.11% of the outstanding Richmond County common stock at that date.

•
Directors and executive officers of New York Community and their affiliates, including New York Community (excluding the shares subject to the Richmond County stock option described in “THE STOCK OPTION AGREEMENTS” on page 69), beneficially owned 187,000 shares of Richmond County common stock, or less than 1% of the outstanding Richmond County common stock at that date.

Recommendation of the Board of Directors

                  The Richmond County board of directors has unanimously approved the merger agreement and the transactions it contemplates. The Richmond County board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of Richmond County and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement.

                  See “THE MERGER—Richmond County’s Reasons for the Merger; Recommendation of the Richmond County Board of Directors” on page 31 for a more detailed discussion of the Richmond County board of directors’ recommendation.

Attending the Meeting

                  If you are a beneficial owner of Richmond County common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Richmond County common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in Richmond County’s and Richmond County Savings’ Benefit Plans

                  If you are a participant in the Richmond County Savings Bank Employee Stock Ownership Plan or the Richmond County 401(k) Plan, or if you have grants of restricted stock under the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan or the Richmond County Financial Corp. Stock Compensation Plan, you will have received with this joint proxy statement/prospectus voting instruction forms that reflect all shares you may vote under the plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Richmond County common stock allocated to his or her account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is June 13, 2001.

INFORMATION ABOUT THE COMPANIES

New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590
(516) 683-4100

                  New York Community Bancorp, Inc., a Delaware corporation and bank holding company organized in 1993, is a community-oriented financial institution headquartered in Westbury, New York. It is the parent holding company for New York Community Bank, a savings bank chartered in New York and subject to regulation by the New York State Banking Department. New York Community Bank’s deposits are insured by the Bank Insurance Fund, as administered by the Federal Deposit Insurance Corporation. New York Community Bank, which operates through 19 traditional and 67 in-store branch offices in New York City, Long Island, Westchester and Rockland counties, Connecticut, and New Jersey, is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated through operations, in the origination of mortgage loans on multi-family properties. In addition, through New York Community Bank, New York Community also originates one-to-four-family home and commercial real estate loans, construction loans, home equity loans and other consumer loans. New York Community Bank also invests in U.S. Treasury and Government agency securities and other investment securities. New York Community Bank’s deposit gathering base is concentrated in the communities surrounding its offices, while its primary lending area extends throughout the greater metropolitan New York area. Greater metropolitan New York has been, and continues to be, an area of significant competition among financial institutions.

                  On November 30, 2000, New York Community completed its acquisition of Haven Bancorp, Inc., a Delaware corporation and parent of CFS Bank. Pursuant to the Agreement and Plan of Merger, dated as of June 27, 2000, between New York Community and Haven, Haven merged with and into New York Community with New York Community as the surviving corporation. The merger, which received regulatory approval on November 29, 2000, was approved by the stockholders of both companies on November 20, 2000. The merger was accounted for using the purchase method of accounting.

Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York 10310
(718) 448-2800

                  Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a New York state chartered stock savings bank founded in 1886. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank and South Jersey Savings Bank, Richmond County Savings operates 15 banking offices on Staten Island, one banking office in Brooklyn, 11 banking offices in the counties of Camden, Gloucester, Essex, Hudson and Union, New Jersey and a multi-family loan processing center in Jericho, Long Island. Richmond County Savings has pending agreements to acquire two additional banking offices on Staten Island and five banking offices in Atlantic County, New Jersey, together with a total of approximately $300 million in deposits and $61 million in small business and consumer loans. These branch acquisitions are expected to be completed in the second quarter of 2001.

                  Richmond County Savings operates as a community-oriented financial institution. Its principal business consists of accepting retail deposits from the general public in the areas surrounding its branch offices and investing those funds, together with funds generated from operations and borrowings, in residential, multifamily and commercial real estate loans. Richmond County Savings also provides a variety of other financial services to consumers and businesses in its market area. Richmond County Savings’ revenues are derived from these banking activities and its portfolios of investment and mortgage-backed and mortgage-related securities.

THE MERGER

                  The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, stock option agreements and financial advisor opinions attached as Appendices to this document. We encourage you to read and review those documents as well as the discussion in this document.

General

                  This section provides material information about the merger of New York Community and Richmond County and the circumstances surrounding the merger. The next sections of this document, entitled “THE MERGER AGREEMENT” on pages 65 through 68 and “THE STOCK OPTION AGREEMENTS” on pages 69 through 71, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

                  At the New York Community special meeting, New York Community stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. At the Richmond County special meeting, Richmond County stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will constitute adoption of the transactions it contemplates, including, among others, the merger of Richmond County with and into New York Community and the issuance of New York Community common stock in the merger.

                  We are furnishing this document to New York Community stockholders and Richmond County stockholders in connection with the solicitation of proxies by the boards of directors of New York Community and Richmond County for use at their respective special meetings of stockholders and any adjournment or postponement of the meetings.

Structure

                  The merger agreement provides for the merger of Richmond County with and into New York Community. New York Community will be the surviving corporation. Immediately after the consummation of the merger, New York Community Bank and Richmond County Savings Bank will merge, with New York Community Bank being the surviving bank of the merger, if regulatory approval of such a merger is obtained. New York Community and Richmond County may alter the method of effecting the combination of the companies, provided that such change does not alter the consideration to be issued to Richmond County stockholders, alter the tax treatment of the transaction or materially impede or delay consummation of the merger.

                  Upon completion of the merger, Richmond County stockholders will receive 1.02 shares of New York Community common stock for each share of Richmond County common stock that they hold. If the number of shares of common stock of New York Community changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratio. Richmond County stockholders will receive cash instead of any fractional shares of New York Community common stock that would have otherwise been issued at the completion of the merger.

                  As a result of the merger, New York Community stockholders immediately prior to the merger will own approximately 62%, and Richmond County stockholders immediately prior to the merger will own approximately 38%, of the outstanding New York Community common stock. These percentages are based on the number of shares of New York Community common stock issued and outstanding as of May 7, 2001 and the number of shares of Richmond County common stock issued and outstanding as of March 31, 2001.

                   New York Community will account for the merger as a purchase for financial reporting purposes. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

Background of the Merger

                  The management teams of New York Community and Richmond County have been familiar with each other for many years. Members of senior management of both companies have frequently interacted through business relationships between their institutions, participation in financial services industry professional organizations and community service endeavors.

                  As a consequence of this relationship, the Chief Executive Officers of New York Community and Richmond County, Joseph R. Ficalora and Michael F. Manzulli, have had ongoing informal discussions about a possible combination for some time. In the winter of 1999, these discussions were expanded to include other senior executives and the financial advisors of the two companies.

                  On January 14, 2000, at a special meeting of the board of directors, the Richmond County board met with members of senior management, legal counsel and representatives of Sandler O’Neill to discuss the possibility of a business combination with New York Community. At that meeting, Sandler O’Neill made a detailed presentation on the various strategic alternatives available to Richmond County, including a possible business combination with New York Community. Sandler O’Neill’s presentation included a detailed presentation on the possible pricing of the proposed transaction. Richmond County’s legal advisors made a detailed presentation to the board of directors regarding the directors’ fiduciary obligations to Richmond County and its stockholders in the context of a merger.

                  Following this meeting, the Richmond County board of directors authorized management to negotiate with New York Community regarding a possible business combination, and Richmond County and New York Community entered into a confidentiality agreement in furtherance of the negotiation process. The parties negotiated the terms of a possible business combination from January 14 through January 19, 2000. At a meeting held on January 18, 2000, Richmond County’s board of directors, senior management, legal counsel and representatives of Sandler O’Neill met to discuss the status of the merger negotiations. At a meeting held on January 19, 2000, Richmond County’s senior management and representatives of Sandler O’Neill explained to the Richmond County board of directors that meetings with New York Community had been inconclusive and that, as a result, the negotiations had ceased. The board of directors of Richmond County instructed senior management to discontinue the negotiations but instructed senior management to maintain the lines of communication with New York Community’s senior management.

                  On June 27, 2000, New York Community announced the acquisition of Haven Bancorp. Following the consummation of its acquisition of Haven Bancorp in November 2000, New York Community continued its ongoing evaluation of its strategic opportunities, including a potential merger with Richmond County. At this time Messrs. Ficalora and Manzulli re-opened discussions regarding a possible business combination. Discussions on various organizational and structural issues periodically occurred between the parties until February 2001. A confidentiality agreement between the parties was executed on February 20, 2001. In the course of the discussions that followed, New York Community and Richmond County conferred with Sullivan & Cromwell and Salomon Smith Barney, and Muldoon Murphy & Faucette LLP, Sandler O’Neill and Lehman Brothers, respectively, regarding legal and financial matters related to a possible business combination. The companies performed various financial due diligence on one another in the weeks that followed.

                  At a meeting held on March 20, 2001, Richmond County’s senior management reviewed the status of the merger negotiations with the Richmond County board of directors. Richmond County’s senior management also reviewed with the board of directors the discussions it had with its legal and financial advisors regarding the proposed business combination. After considering all of the factors with which it was presented, the Richmond County board of directors instructed senior management to conduct a detailed legal and financial due diligence review of New York Community and pursue negotiations on a definitive merger agreement for presentation to the board of directors for its consideration.

                  On March 22, 2001, Sandler O’Neill made a presentation to the Richmond County board of directors at its regularly scheduled meeting describing Richmond County’s strategic alternatives, including the benefits of a business combination with New York Community. At that meeting, Richmond County’s legal advisors made a detailed presentation to Richmond County’s board of directors and senior management regarding the board of directors’ fiduciary obligations to Richmond County and its stockholders in the context of a merger with New York Community. A detailed discussion and consideration of the matter among the Richmond County board of directors, senior management, and the financial and legal advisors followed. Following these deliberations, the Richmond County board of directors instructed senior management to continue to conduct a detailed legal and financial due diligence review of New York Community and pursue negotiations on a definitive merger agreement for presentation to the board of directors for its consideration.

                  New York Community furnished Richmond County with a draft merger agreement on the evening of March 22, 2001. On March 23, 2001, members of Richmond County’s senior management, together with representatives of Sandler O’Neill and Lehman Brothers, met with members of New York Community’s senior management and representatives of Salomon Smith Barney to discuss due diligence and organizational issues.

                  The companies continued due diligence through March 26, 2001. As part of the due diligence discussions, on March 24, 2001, Salomon Smith Barney assisted New York Community’s senior management’s review of Richmond County. Sandler O’Neill and Lehman Brothers assisted Richmond County’s senior management’s review of New York Community. This review covered historical and projected operating performance, strategic review, credit quality, asset/liability management, funding strategy, regulatory relationships and capital position and management. Senior management of and counsel to both companies negotiated the merger agreement from March 22 through March 27. Each company’s financial advisors periodically participated in the negotiation process.

                  The New York Community board of directors held a special meeting on March 27, 2001 at which New York Community’s senior management presented to the board the proposed definitive merger agreement. Representatives of Salomon Smith Barney made a detailed presentation on the fairness of the proposed transaction to New York Community from a financial perspective. Representatives of Sullivan & Cromwell reviewed with and made a detailed presentation to the New York Community board of directors on the merger agreement and the board of directors’ fiduciary obligations in the context of a merger involving New York Community and Richmond County. A detailed discussion among the New York Community board of directors, senior management, and the financial and legal advisors followed. Following these deliberations, the New York Community board of directors unanimously voted to approve the merger agreement and instructed New York Community’s Chairman, President and Chief Executive Officer to execute the merger agreement and related documents on New York Community’s behalf.

                  The Richmond County board of directors also held a special meeting on March 27, 2001 at which senior management presented to the board of directors the proposed definitive merger agreement. Representatives of Sandler O’Neill and Lehman Brothers made detailed presentations on the fairness of the proposed exchange ratio to Richmond County’s stockholders from a financial perspective. Representatives of Muldoon Murphy & Faucette LLP reviewed with and made a detailed presentation to the Richmond County board of directors on the merger agreement and reiterated the board of directors’ fiduciary obligations in the context of a merger involving Richmond County and New York Community. A detailed discussion among the Richmond County board of directors, senior management, and the financial and legal advisors followed. Following these deliberations, the Richmond County board of directors unanimously voted to approve the merger agreement and instructed Richmond County’s Chairman and Chief Executive Officer to execute the merger agreement and related documents on Richmond County’s behalf.

                  A definitive merger agreement was executed by the parties on the evening of March 27, 2001.

New York Community’s Reasons for the Merger; Recommendation of New York Community’s Board of Directors

                  The New York Community board of directors believes that the merger presents an excellent opportunity to combine and expand two complementary banking operations. The New York Community board consulted with financial and other advisors and determined that the merger was consistent with the strategic plans of New York Community and was in the best interests of New York Community and its stockholders. In reaching its conclusion to approve the merger agreement, the New York Community board considered a number of factors, including the following:

•
Market-based exchange ratio / merger-of-equals.    The board took into account that the exchange ratio for Richmond County common stock into New York Community common stock was determined to be consistent with the median exchange ratio over 30 and 90 day periods. In connection with this review, the board considered the relative contributions of earnings, assets, liabilities and equity of the two parties to the combined company.

•
Cost savings.    The board observed that the synergies expected from the merger should result in expense savings. In making this determination, fully phased-in annual pre-tax expense reductions of $17.6 million, comprised of $12.0 million of operating expense savings (representing an estimated 11% of the combined company’s operating expenses) and $5.6 million of Richmond County’s employee stock ownership plan and management retention plan expense savings, were identified by management following a due diligence review of the businesses of New York Community and Richmond County. Based on an expected third quarter 2001 closing, these cost saving actions are expected to result in $2.2 million in pre-tax (or $1.4 million after-tax) expense reductions for the year 2001 (assuming 50% of cost savings are realized in the year 2001) and $17.6 million in pre-tax (or $11.4 million after-tax) expense reductions for the year 2002 (assuming 100% of cost savings are realized in 2002 and cost savings increase by 3%).

•
Effect on earnings per share.    The board noted that the merger is expected to be 2% accretive to earnings in 2002 under current GAAP rules, 17% accretive to cash earnings in 2002 and 12 to 17% accretive to earnings in 2002 under proposed GAAP rules.

•
Revenue enhancements.    The board took note that the complementary nature of the respective geographic markets, business products and skills of New York Community and Richmond County should result in enhanced revenue opportunities as products are cross-marketed and distributed over broader geographic and customer bases. Management of New York Community and Richmond County anticipate future revenue enhancement initiatives, however, at this time, no amounts were considered in the projected benefits of the merger.

•	Richmond County’s past performance. The board assessed the strength of Richmond County’s financial performance on a stand-alone basis.

•
Attractive markets.    The board noted the complementary and compatible nature of New York Community’s and Richmond County’s contiguous geographic markets, which it believed to present a desirable strategic opportunity for geographic expansion and diversification. In particular, the board considered that:

w	the combination of the two businesses will provide New York Community with broader coverage in its traditional market, the greater New York City metropolitan area;

w	the merger presents New York Community with the ability to more quickly and effectively enter into attractive neighboring markets including Staten Island and Northern New Jersey; and

w	the resulting institution’s branch network and franchise would be concentrated in one of the most affluent and populous regions in the country.

•	Ability to integrate. The board took note of the integration capabilities of New York Community and Richmond County. In this regard, the board evaluated several key factors, including:

w
That customer disruption in the transition phase would not be significant due to the limited overlap and complementary nature of the markets served by New York Community and Richmond County and the fact that no branches would be closed;

w
That the combined company would benefit from the strong management teams of each of New York Community and Richmond County and that, because a number of key senior management positions had already been decided, management would be better able to focus on integration early in the process; and

w	The record of New York Community in integrating acquisitions smoothly while retaining profitability, having participated in the successful acquisition of Haven Bancorp, Inc. in 2000.

•
Continuity.    The board considered the ability of New York Community to retain continuity of management and of corporate structure, including retention of five directors and the chief executive officer position, as well as its governing documents.

•
Greater financial resources.    The board considered that New York Community would have greater resources and broader product offerings, enabling it to capitalize on various business opportunities, to realize enhanced returns on capital and to provide expanded services to its customer base.

•	Due diligence. The board considered the reports of management and outside advisors concerning the operations, financial condition and prospects of Richmond County.

•
Strategic merger of equals.    The board reviewed the terms of the merger agreement and the stock option agreements, including the strategic merger-of-equals concept, which provides for reciprocal representations and warranties, conditions to closing and termination rights. In addition, the board compared the terms and resulting management structure of the merger with those of other recent mergers of this type.

•	Stock prices. The board weighed the historical and current market prices of New York Community common stock and Richmond County common stock.

•
Salomon Smith Barney opinion.    The board evaluated the detailed financial analyses and presentation of Salomon Smith Barney as well as its opinion that, based on and subject to the considerations set forth in the opinion, the New York Community exchange ratio is fair from a financial point of view to New York Community.

                  The New York Community board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding price-to-earnings multiples, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the board concluded that the potential positive factors outweighed the potential risks of consummating the merger.

                   The foregoing discussion of the information and factors considered by the New York Community board of directors is not exhaustive, but includes all material factors considered by the New York Community board of directors. In view of the wide variety of factors considered by the New York Community board of directors in connection with its evaluation of the merger and the complexity of such matters, the New York Community board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The New York Community board of directors conducted a discussion of the factors described above, including asking questions of New York Community’s management and New York Community’s legal and financial advisors, and reached general consensus that the merger was in the best interests of New York Community and New York Community stockholders. In considering the factors described above, individual members of the New York Community board of directors may have given different weight to different factors. The New York Community board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See “THE MERGER—Opinions of Financial Advisors—Opinion of Salomon Smith Barney to New York Community” on page 34. It should be noted that this explanation of the New York Community board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 17.

                  The New York Community board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of New York Community and its stockholders. The New York Community board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of New York Community’s business strategies. Accordingly, the New York Community board of directors unanimously approved the merger agreement and unanimously recommends that New York Community stockholders vote “FOR” adoption of the merger agreement.

Richmond County’s Reasons for the Merger; Recommendation of Richmond County’s Board of Directors

                  Richmond County’s board of directors has unanimously approved the merger agreement and recommends that Richmond County stockholders vote “FOR” adoption of the merger agreement.

                  The Richmond County board believes that the consummation of the merger presents a unique opportunity to combine two like-minded companies to create a stronger company that is well positioned in the competitive New York metropolitan area. Richmond County’s board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Richmond County and its stockholders. In approving the merger agreement, the Richmond County board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisors with respect to the fairness of the exchange ratio from a financial point of view. In arriving at its determination, the Richmond County board also considered a number of factors, including the following:

•
Due diligence.    Information concerning the businesses, earnings, operations, financial condition and prospects of Richmond County and New York Community, both individually and as a combined entity. The Richmond County Board also took into account the results of Richmond County’s due diligence review of New York Community.

•
Sandler O’Neill and Lehman Brothers opinions.    The opinions rendered by Sandler O’Neill and Lehman Brothers, as financial advisors to Richmond County, that the exchange ratio is fair, from a financial standpoint, to Richmond County stockholders (see “THE MERGER—Opinions of Financial Advisors—Opinion of Sandler O’Neill to Richmond County” on page 42 and “THE MERGER—Opinions of Financial Advisors—Opinion of Lehman Brothers to Richmond County” on page 49).

•
Strategic merger of equals.    The terms of the merger agreement and the structure of the merger, including the reciprocal stock option agreements, and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.

•	Ownership of surviving corporation. The fact that, upon completion of the merger, stockholders of Richmond County will own, in the aggregate, approximately 40% of New York Community.

•
Attractive markets.    The fact that there is no overlap of Richmond County Savings Bank’s branch offices and New York Community Bank’s branch offices, and that, as a result, there are no planned layoffs of Richmond County Savings Bank branch employees.

•	Organization of New York Community Bank. The fact that Richmond County Savings Bank will remain a division of New York Community Bank for at least three years following the merger.

•	New York Community’s past performance. The board assessed the strength of New York Community’s financial performance on a stand-alone basis.

•
Proposed management.    The proposed management of the combined company, including that: Michael F. Manzulli will serve as Chairman of New York Community and New York Community Bank; Anthony E. Burke will serve as Senior Executive Vice President and Chief Operating Officer of New York Community and President and Chief Operating Officer of New York Community Bank; Thomas R. Cangemi will serve as an Executive Vice President of New York Community and New York Community Bank; four of New York Community’s nine directors will be persons who currently serve as a director of Richmond County; and Richmond County’s directors will serve on a divisional board for the Richmond County Savings Bank division of New York Community Bank for at least three years following the merger.

•	Historical trading prices. The historical trading prices for Richmond County common stock.

•	Pro forma financial information. Pro forma financial information on the merger, including the pro forma book value and earnings per share.

•
Complementary businesses.    The complementary nature of the businesses of Richmond County and New York Community, particularly because the companies are both strong multi-family lending and deposit originators in primarily adjacent markets.

•
Historical and prospective financial information.    The financial information reviewed by management, Sandler O’Neill and Lehman Brothers with the Richmond County board of directors regarding New York Community and the performance of New York Community’s common stock on both a historical and prospective basis and the strategic fit between the parties, including the combination of Richmond County’s and New York Community’s deposit gathering and multi-family loan origination abilities across the New York metropolitan area.

•	Contributions. The contributions of each of the parties to a combined institution with respect to market capitalization, financial condition, and results of operation.

•
Common vision.    The belief of Richmond County’s senior management and board of directors that Richmond County and New York Community share a common vision with respect to delivering financial performance and stockholder value.

•	Strategic alternatives. Richmond County’s alternatives to the merger, including the range of possible values of those alternatives and the timing and likelihood of actually receiving those values.

•	Regulatory approval. The likelihood that the merger will be approved by the appropriate regulatory authorities.

•
Economic conditions.    The current and prospective economic, competitive and regulatory environment facing Richmond County, including: national and local economic conditions; the competitive environment for thrifts and other financial institutions generally; the increased competition resulting from recent legislation allowing non-banks to conduct banking activities; the trend toward consolidation in the financial services industry; and the likely effect of the foregoing factors on Richmond County’s potential growth, development, productivity and profitability.

•	Effect of merger. The effect of the merger on Richmond County’s customers and communities served by Richmond County and its employees.

                  The foregoing discussion of the information and factors considered by the Richmond County board of directors is not exhaustive, but includes all material factors considered by the Richmond County board of directors. In view of the wide variety of factors considered by the Richmond County board of directors in connection with its evaluation of the merger and the complexity of such matters, the Richmond County board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Richmond County board of directors conducted a discussion of the factors described above, including asking questions of Richmond County’s management and Richmond County’s legal and financial advisors, and reached general consensus that the merger was in the best interests of Richmond County and Richmond County stockholders. In considering the factors described above, individual members of the Richmond County board of directors may have given different weight to different factors. The Richmond County board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “THE MERGER—Opinions of Financial Advisors—Opinion of Sandler O’Neill to Richmond County” on page 42 and “THE MERGER—Opinions of Financial Advisors—Opinion of Lehman Brothers to Richmond County” on page 49. It should be noted that this explanation of the Richmond County board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 17.

                  The Richmond County board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Richmond County and its stockholders. The Richmond County board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of Richmond County’s business strategies. Accordingly, the Richmond County board of directors has unanimously approved the merger agreement and unanimously recommends that Richmond County stockholders vote “FOR” adoption of the merger agreement.

Opinions of Financial Advisors

                  New York Community engaged Salomon Smith Barney Inc. as its financial advisor and Richmond County engaged Sandler O’Neill & Partners, L.P. and Lehman Brothers Inc. as its financial advisors in connection with the merger based on their experience and expertise. Salomon Smith Barney Inc., Sandler O’Neill & Partners, L.P. and Lehman Brothers Inc. are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger.

Opinion of Salomon Smith Barney to New York Community

                  New York Community retained Salomon Smith Barney to act as financial advisor in connection with the merger. Pursuant to Salomon Smith Barney’s engagement letter with New York Community dated January 8, 2001, Salomon Smith Barney rendered an opinion to the New York Community board of directors on March 27, 2001 to the effect that, based upon and subject to the considerations set forth in its opinion, Salomon Smith Barney’s experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to New York Community.

                  The full text of Salomon Smith Barney’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix D to this document. The summary of Salomon Smith Barney’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read Salomon Smith Barney’s opinion carefully and in its entirety.

                  In arriving at its opinion, Salomon Smith Barney:

•	reviewed a draft of the merger agreement;

•
held discussions with certain senior officers, directors, representatives and advisors of New York Community and certain senior officers, representatives and advisors of Richmond County concerning the businesses, operations and prospects of New York Community and Richmond County;

•	examined certain publicly available business and financial information relating to New York Community and Richmond County;

•
discussed other information relating to New York Community and Richmond County with their respective managements, including information relating to certain strategic implications and operational benefits anticipated to result from the merger;

•
reviewed the financial terms of the merger as set forth in the draft merger agreement in relation to current and historical market prices and trading volumes of the common stock of each of New York Community and Richmond County, historical and other operating data of New York Community and Richmond County, publicly available forecasts published by equity analysts as to the future earnings of New York Community and Richmond County, and the historical and forecasted capitalization and financial condition of New York Community and Richmond County;

•	considered, to the extent publicly available, the financial terms of certain other similar transactions that Salomon Smith Barney considered relevant in evaluating the exchange ratio;

•
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of New York Community and Richmond County;

•	evaluated the pro forma financial impact of the merger on New York Community; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

                   In rendering its opinion, Salomon Smith Barney assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of management of New York Community and Richmond County that they were not aware of any facts that would make any of that information inaccurate or misleading. With respect to financial forecasts regarding New York Community and Richmond County, except with respect to cost savings and operating synergies related to the merger, Salomon Smith Barney relied on publicly available third-party equity research forecasts, and it expressed no view with respect to such forecasts or the assumptions on which they were based. With respect to forecasts of cost savings and operating synergies forecasted by the managements of New York Community and Richmond County to result from the merger, Salomon Smith Barney was advised by the managements of New York Community and Richmond County that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of managements of New York Community and Richmond County as to the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney is not an expert in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to those portfolios and, although Salomon Smith Barney participated in a review of selected Richmond County credit files at New York Community’s request, Salomon Smith Barney has not made an independent evaluation of the adequacy of such allowances of New York Community or Richmond County. With the consent of New York Community’s board of directors, Salomon Smith Barney assumed that the aggregate allowances for such losses for each of New York Community and Richmond County are in the aggregate adequate to cover such losses. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of any of the other assets or liabilities, contingent or otherwise, of New York Community or Richmond County nor has Salomon Smith Barney made any physical inspection of the properties or assets of New York Community or Richmond County. Representatives of New York Community advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney assumed, with the consent of New York Community’s board, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that it will be accounted for as a purchase in accordance with generally accepted accounting principles. Salomon Smith Barney further assumed that the merger will be consummated in a timely fashion and in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

                  Salomon Smith Barney’s opinion relates to the relative values of New York Community and Richmond County. Salomon Smith Barney did not express any opinion as to what the value of New York Community’s common stock actually will be when issued in the merger or the price at which New York Community’s common stock will trade subsequent to the announcement or consummation of the merger. Salomon Smith Barney was not asked to consider, and Salomon Smith Barney’s opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for New York Community or the effect of any other transaction in which New York Community might engage. Salomon Smith Barney’s opinion necessarily was based on information available to it, and financial, stock market, and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

                  Salomon Smith Barney’s advisory services and its opinion were provided for the information of New York Community’s board of directors in its evaluation of the merger, and Salomon Smith Barney’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote on any matter relating to the proposed merger.

                  In connection with rendering its opinion, Salomon Smith Barney made a presentation to New York Community’s board of directors on March 27, 2001 with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio to New York Community from a financial point of view. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 26, 2001 and is not necessarily indicative of current or future market conditions.

                  Comparable Companies Analyses.     Salomon Smith Barney reviewed publicly available financial and operating information for the following nine financial institutions that Salomon Smith Barney considered comparable to Richmond County. We sometimes refer to these institutions as the “Peer Group.”

• Astoria Financial Corporation • Dime Bancorp, Inc. • Dime Community Bancshares • Flushing Financial Corporation • GreenPoint Financial Corp.	• Independence Community Bank Corp. • North Fork Bancorporation, Inc. • Roslyn Bancorp, Inc. • Staten Island Bancorp, Inc.

                  For each institution in the Peer Group, Salomon Smith Barney computed the ratio of the closing price of the institution’s common stock on March 26, 2001 to the institution’s estimated earnings per common share (EPS) for 2001, estimated cash EPS, which is determined by adding per share amortization of intangibles and stock benefit plans to EPS (CEPS), for 2001, estimated EPS for 2002, estimated CEPS for 2002, book value per share and tangible book value per share. Information regarding book value per share and tangible book value per share was based on publicly available financial data as of December 31, 2000. Information regarding EPS and CEPS was based on median estimates published by Institutional Brokers Estimate System (IBES) as of March 14, 2001. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts. The following table sets forth the results of these analyses.

	Range for Peer Group	Median for Peer Group
Multiple of market price to Peer Group institutions’:
Estimated 2001 EPS	10.1x-14.8x	12.4x
Estimated 2002 EPS	9.2x-13.1x	11.5x
Estimated 2001 CEPS	8.0x-13.4x	11.1x
Estimated 2002 CEPS	7.4x-11.9x	10.1x
Book value per share	1.26x-3.25x	1.59x
Tangible book value per share	1.51x-4.50x	2.14x

                  Based on this data, Salomon Smith Barney derived a reference range for the implied per share value of Richmond County common stock. Salomon Smith Barney also assumed that a control premium of 30% would be paid in respect of the shares of Richmond County common stock. The ranges of implied per share value of Richmond County common stock derived by Salomon Smith Barney were as follows:

Using IBES EPS Estimates	$19.51 to $23.85
Plus 30% Change in Control Premium	$25.36 to $31.00

                  Salomon Smith Barney noted that the exchange ratio of 0.68 of a share (prior to the 3-for-2 stock split) of New York Community common stock for each share of Richmond County common stock had an implied value of $27.74 per share of Richmond County common stock based upon the closing price of New York Community common stock on March 26, 2001. While this implied value was above the reference range of the implied per share value of Richmond County common stock without the change in control premium, it was within the range established after applying the assumed 30% control premium. Salomon Smith Barney also noted that each of the New York Community common stock and the Richmond County common stock historically has traded at prices reflecting higher EPS multiples than the common stocks of the Peer Group.

                  Precedent Transactions Analysis.     Salomon Smith Barney analyzed publicly available financial, operating and stock market information for selected comparable merger transactions in the thrift industry announced since January 1, 1997. Salomon Smith Barney divided these transactions into the following three groups (in each case, the first-named company is the acquiror and the second-named company is the acquired company in the transaction):

•
New York Thrift Transactions.    The following six transactions with acquired thrifts operating in the State of New York and involving an aggregate purchase price in excess of $250 million were included in this group: North Fork Bancorporation, Inc./Reliance Bancorp Inc.; North Fork Bancorporation/JSB Financial Inc.; Roslyn Bancorp/TR Financial Corp.; Astoria Financial Corp./Long Island Bancorp, Inc.; North Fork Bancorporation/New York Bancorp Inc.; and Astoria Financial Corp./Greater New York Savings Bank.

•
Northeast Thrift Transactions.    The following 17 transactions with acquired thrifts operating in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island or Vermont and involving an aggregate purchase price in excess of $250 million were included in this group: North Fork Bancorporation, Inc./Reliance Bancorp Inc.; North Fork Bancorporation, Inc./JSB Financial Inc.; Sovereign Bancorp, Inc./Peoples Bancorp Inc.; Peoples Heritage Financial Group/SIS Bancorp Inc.; Charter One Financial, Inc./ALBANK Financial Corporation; Roslyn Bancorp/TR Financial Corp.; Astoria Financial Corp./Long Island Bancorp, Inc.; UST Corp./Affiliated Community Bancorp; First Empire State Corp./ONBANCorp; Peoples Heritage Financial Group/CFX Corp.; Webster Financial Corp./Eagle Financial Corp.; North Fork Bancorporation, Inc./New York Bancorp Inc.; Sovereign Bancorp, Inc./ML Bancorp Inc.; Charter One Financial, Inc./RCSB Financial; Astoria Financial Corp./Greater New York Savings Bank; Summit Bancorp/Collective Bancorp; and Sovereign Bancorp, Inc./Bankers Corp.

•
National Thrift Transactions.    The following 20 transactions in the United States with transaction values in excess of $500 million were included in this group: Washington Mutual, Inc./Bank United Corp.; North Fork Bancorporation, Inc./JSB Financial Inc.; Charter One Financial, Inc./St. Paul Bancorp; Charter One Financial, Inc./ALBANK Financial Corporation; Roslyn Bancorp/TR Financial Corp.; Astoria Financial Corp./Long Island Bancorp, Inc.; Washington Mutual, Inc./H.F. Ahmanson & Company; Commercial Federal Corporation/First Colorado Bancorp, Inc.; Fifth Third Bancorp/CitFed Bancorp, Inc.; Fifth Third Bancorp/State Savings Co.; First Empire State Corp./ONBANCorp; Peoples Heritage Financial Group/CFX Corp.; North Fork Bancorporation, Inc./New York Bancorp Inc.; H.F. Ahmanson & Company/Coast Savings Financial Corp.; Star Banc Corporation/Great Financial Corporation; Charter One Financial, Inc./RCSB Financial; Associated Banc-Corp/First Financial Corp.; Marshall & Ilsley Corp./Security Capital Corp.; Washington Mutual, Inc./Great Western Financial Corp.; and Summit Bancorp/Collective Bancorp.

                  Salomon Smith Barney derived for each of the precedent transactions:

•
the ratio of the per share price in the transaction to the acquired company’s (1) EPS for the last twelve-month period for which results were available (LTM), (2) book value per share, and (3) tangible book value per share;

•	the premium implied by the per share price in the transaction to the market price per share of the acquired company’s common stock on the last trading day prior to the announcement of the transaction;

•	the premium implied by the per share price in the transaction to the market price per share of the acquired company’s common stock one month prior to the announcement of the transaction; and

•
the premium implied by the per share price in the transaction to the acquired company’s deposits (implied premium of transaction price to deposits is defined as the dollar premium to the acquired company’s tangible book value divided by the acquired company’s deposits).

                  The results of these analyses are summarized in the following table:

	Precedent Transactions
	Range	Median
New York Thrift Transactions
Ratio of transaction price to acquired company’s:
LTM EPS	15.0x-33.3x	22.3x
Book value per share	1.53x-4.63x	2.51x
Tangible book value per share	1.53x-4.63x	2.94x
Implied premium of transaction price to market price on last trading day prior to announcement	3.3%-46.6%	9.2%
Implied premium of transaction price to market price one month prior to announcement	10.5%-62.4%	19.4%
Implied premium of transaction price to deposits	8.5%-38.7%	25.6%

Northeast Thrift Transactions
Ratio of transaction price to acquired company’s:
LTM EPS	15.0x-45.2x	21.9x
Book value per share	1.10x-4.63x	2.52x
Tangible book value per share	1.13x-4.63x	2.85x
Implied premium of transaction price to market price on last trading day prior to announcement	3.3%-46.6%	21.9%
Implied premium of transaction price to market price one month prior to announcement	10.5%-62.4%	34.3%
Implied premium of transaction price to deposits	8.5%-38.7%	20.9%

National Thrift Transactions
Ratio of transaction price to acquired company’s:
LTM EPS	10.6x-33.3x	22.3x
Book value per share	1.53x-4.72x	2.72x
Tangible book value per share	1.53x-5.49x	2.88x
Implied premium of transaction price to market price on last trading day prior to announcement	(13.6)%-46.6%	14.6%
Implied premium of transaction price to market price one month prior to announcement	(6.7)%-68.7%	25.5%
Implied premium of transaction price to deposits	7.2%-38.7%	21.2%

                  Using financial information for Richmond County as of December 31, 2000, Salomon Smith Barney derived a reference range for the implied per share value of Richmond County common stock based on results derived for each category of precedent transactions. Those ranges are as follows:

New York Thrift Transactions	$27.28 to $33.34
Northeast Thrift Transactions	$28.14 to $34.40
National Thrift Transactions	$28.34 to $34.64

                   Salomon Smith Barney noted that the implied value per share of Richmond County common stock ($27.74) based on the exchange ratio and the closing price of New York Community common stock on March 26, 2001 was within or below all three reference ranges of the implied per share value of Richmond County common stock derived by Salomon Smith Barney in its precedent transactions analysis.

                  Discounted Cash Flow Analysis.     Salomon Smith Barney performed a discounted cash flow analysis to estimate a range of implied value per share of Richmond County common stock as of March 26, 2001, including certain expenses and cost savings expected to result from the merger. In this analysis, Salomon Smith Barney assumed a weighted average cost of capital of 11.9% to derive the present value of (1) Richmond County’s estimated free cash flows available to stockholders from 2001 through 2005, plus (2) Richmond County’s terminal value at the end of fiscal 2005. Terminal values for Richmond County were calculated based on a range of 12.0x to 15.0x estimated 2006 EPS. In performing this analysis, Salomon Smith Barney used IBES estimates of EPS as of March 14, 2001 for Richmond County and an estimated long-term annual growth rate for Richmond County’s EPS (also obtained from IBES) of 11.5%. EPS data were adjusted to account for management’s assumptions of cost savings resulting from the merger of 31.9% of Richmond County’s pre-tax overhead expense, taking into account the benefit expected to be obtained from the termination of Richmond County’s employee stock ownership plan and management retention plan as a result of the merger (50% achievable in 2001 and 100% achievable in 2002, with an annual growth rate of such cost savings of 3% per year after 2002). In determining cash flows available to stockholders, Salomon Smith Barney used the following dividend payout ratios (i.e., percentages of adjusted EPS payable to stockholders), which assume the maintenance of a constant ratio of tangible common equity to tangible assets of 6.5%: (1) 72.0% in 2001; (2) 76.2% in 2002; (3) 77.1% in 2003; (4) 77.9% in 2004; and (4) 78.8% in 2005.

                  Based on these assumptions, Salomon Smith Barney derived a reference range for the implied per share value of Richmond County common stock of $25.66 to $30.46. Salomon Smith Barney noted that the implied value per share of Richmond County common stock ($27.74) based on the exchange ratio and the closing price of New York Community common stock on March 26, 2001 was within the reference range of the implied per share value of Richmond County common stock derived by Salomon Smith Barney in its precedent transactions analysis.

                  Contribution Analysis.    Salomon Smith Barney analyzed the relative contribution that New York Community and Richmond County would each be making to the combined company with respect to certain financial and operating data. Salomon Smith Barney based its analyses on financial data at or for the twelve month period ended December 31, 2000 and did not consider cost savings, restructuring adjustments or other expected effects of the merger. Salomon Smith Barney noted that the income statement data for New York Community with respect to the twelve months ended December 31, 2000 included only one month of income associated with Haven Bancorp, which was acquired by New York Community on November 30, 2000. Estimated income statement data with respect to New York Community for 2001 and 2002 include the projected impact of the Haven Bancorp acquisition for the entirety of those periods.

	New York Community’s Contribution to the Combined Company	Richmond County’s Contribution to the Combined Company
Income Statement Data
2000 net interest income	42.2%	57.8%
2000 provision for loan losses	0.0	100.0
2000 non interest income	36.8	63.2
2000 non interest expense	31.9	68.1
2000 pretax income	49.6	50.4
2000 net income	49.2	50.8

2001 estimated net income	61.5	38.5
2002 estimated net income	61.6	38.4
2001 estimated cash net income	60.4	39.6
2002 estimated cash net income	60.6	39.4

Balance Sheet Data (as of 12/31/00)
Securities	37.0%	63.0%
Gross loans	65.7	34.3
Allowance for loan losses	46.5	53.5
Total assets	57.3	42.7
Deposits	57.7	42.3
Total equity	49.4	50.6

Tangible common equity	46.8	53.2
Tier 1 capital	53.3	46.7
Market capitalization (as of March 26, 2001)	60.0	40.0
Average market capitalization (last 30 days)	59.0	41.0
Average market capitalization (last six months)	56.7	43.3

                   Salomon Smith Barney observed that these data were consistent with the 59.8% and 40.2% pro forma fully diluted equity interest in the combined company of the current common stockholders of New York Community and Richmond County, respectively, resulting from the merger.

                  Forecasted Pro Forma Financial Analysis.     Salomon Smith Barney analyzed the estimated financial impact of the merger on New York Community’s EPS and CEPS. In performing this analysis, Salomon Smith Barney relied on IBES estimates of EPS, adjusted to account for management’s assumptions of cost savings resulting from the merger (as described above). Based on this analysis, Salomon Smith Barney determined that the merger would be dilutive to New York Community’s EPS in 2001 by 0.4%, accretive to New York Community’s EPS in 2002 by 1.6% and accretive to New York Community’s CEPS by 2.4% and 16.5% in 2001 and 2002, respectively.

*    *    *

                  The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to New York Community’s board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to New York Community’s board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the Peer Group public trading levels or precedent transaction analyses summarized above, Salomon Smith Barney selected the Peer Group and transactions on the basis of various factors, including the size and location of New York Community; however, no company utilized as a comparison in these analyses, and no transaction utilized as a comparison in the precedent transaction analysis summarized above, is identical to New York Community, Richmond County or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the Peer Group companies and other factors that could affect the transaction or public trading value of the Peer Group and transactions to which New York Community and Richmond County and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to New York Community, Richmond County, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of New York Community and Richmond County. Any estimates contained in Salomon Smith Barney’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of New York Community, Richmond County, New York Community board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

                  Salomon Smith Barney’s analyses were prepared solely as part of Salomon Smith Barney’s analysis of the fairness of the exchange ratio in the merger and were provided to New York Community’s board of directors in connection therewith. The opinion of Salomon Smith Barney was only one of the many factors taken into consideration by New York Community’s board of directors in making its determination to approve the merger agreement and the merger. See “New York Community’s Reasons For the Merger; Recommendation of New York Community’s Board of Directors” on page 29.

                  Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. New York Community selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney’s international reputation. Salomon Smith Barney and its predecessors and affiliates have previously rendered investment banking services to New York Community unrelated to the merger, for which Salomon Smith Barney has received customary compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both New York Community and Richmond County for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in these securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain other business relationships with New York Community and Richmond County and their respective affiliates.

                  Pursuant to Salomon Smith Barney’s engagement letter, New York Community has paid Salomon Smith Barney for its services rendered in connection with the merger $1,000,000, and has agreed to pay Salomon Smith Barney an additional $2,750,000 upon consummation of the merger. New York Community has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Opinion of Sandler O’Neill to Richmond County

                  By letter agreement dated as of March 22, 2001, Richmond County retained Sandler O’Neill as an independent financial advisor in connection with Richmond County’s consideration of a possible merger with New York Community. At the request of Richmond County’s board of directors, representatives of Sandler O’Neill attended the March 27, 2001 meeting at which the board considered and approved the merger agreement. At the meeting, Sandler O’Neill delivered to the Richmond County board its oral opinion, subsequently confirmed in writing, that, as of that date, the merger exchange ratio was fair to Richmond County stockholders from a financial point of view. The full text of Sandler O’Neill’s March 27, 2001 opinion is attached as Appendix E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Richmond County stockholders are urged to read the opinion carefully and in its entirety in connection with their consideration of the proposed merger.

                  Sandler O’Neill’s opinion was directed to the Richmond County board and was provided to the board for its information in connection with its consideration of the merger. The opinion is directed only to the fairness of the exchange ratio to Richmond County stockholders from a financial point of view. It does not address the underlying business decision of Richmond County to engage in the merger or any other aspect of the merger and is not a recommendation to any Richmond County stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

                  In arriving at its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement and certain of the annexes thereto;

•	the stock option agreements dated March 27, 2001 between Richmond County and New York Community;

•	certain publicly available financial statements and other historical financial information of Richmond County that it deemed relevant;

•	certain publicly available financial statements and other historical financial information of New York Community that it deemed relevant;

•
consensus earnings per share estimates for Richmond County for the fiscal years ending June 30, 2001 and 2002 published by IBES and the views of senior management of Richmond County, based on limited discussions with members of senior management of Richmond County, regarding Richmond County’s past and present business, financial condition, results of operations and future prospects;

•
consensus earnings per share estimates for New York Community for the years ending December 31, 2001 and 2002 published by IBES and the views of senior management of New York Community, based on limited discussions with members of senior management of New York Community, regarding New York Community’s past and present business, financial condition, results of operations and future prospects;

•
the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs, purchase accounting adjustments, and cost savings and operating synergies which the managements of Richmond County and New York Community estimate will result from the merger;

•	the relative contributions of Richmond County and New York Community to the combined company;

•
the publicly reported historical price and trading activity for Richmond County’s and New York Community’s common stock, including a comparison of certain financial and stock market information for Richmond County and New York Community with similar publicly available information for certain other companies the securities of which are publicly traded;

•
the financial terms of certain recent business combinations in the financial institutions industry, including certain business combinations structured as mergers of equals, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they are considered relevant.

                  Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

                  In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Richmond County and New York Community that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and it does not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Richmond County or New York Community or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Richmond County or New York Community, nor has it reviewed any individual credit files relating to Richmond County or New York Community. With Richmond County’s consent, Sandler O’Neill has assumed that the respective allowances for loan losses for both Richmond County and New York Community are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill has not conducted any physical inspection of the properties or facilities of Richmond County or New York Community. Sandler O’Neill is not an accounting firm and it has relied, with Richmond County’s consent, on the reports of the independent accountants of Richmond County and New York Community for the accuracy and completeness of the audited financial statements furnished to them. At the direction of Richmond County, the earnings projections for Richmond County on a stand-alone basis used by Sandler O’Neill in its analyses were based on published IBES consensus earnings estimates. At the direction of New York Community, the earnings projections for New York Community on a stand-alone basis used by Sandler O’Neill in its analyses were based on published IBES consensus earnings estimates. With respect to such estimates and with respect to all projections of transaction costs, purchase accounting adjustments and expected cost savings and operating synergies prepared by and reviewed with the managements of Richmond County and New York Community and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed, with Richmond County’s consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Richmond County and New York Community and that such performances will be achieved. Sandler O’Neill expressed no opinion as to such financial projections or estimates or the assumptions on which they were based. The projections and earnings estimates used and relied upon by Sandler O’Neill in its analyses were based on numerous variables and assumptions that are inherently uncertain; accordingly, actual results could vary materially from those set forth in such projections and estimates.

                  Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. Sandler O’Neill also assumed, with Richmond County’s consent, that there has been no material change in Richmond County’s or New York Community’s assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Richmond County and New York Community will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

                  In rendering its March 27, 2001 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting only portions of the factors and analyses, or attempting to ascribe relative weights to such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Richmond County or New York Community and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not merely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Richmond County or New York Community and the companies to which they are being compared.

                  In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Richmond County, New York Community and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Richmond County board at its March 27th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Richmond County common stock or New York Community common stock or the prices at which Richmond County common stock or New York Community common stock may be sold at any time.

                  Summary of Proposal.    Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on the closing price of New York Community common stock on March 26, 2001 of $40.80 and a pre-split exchange ratio of 0.68 of a share of New York Community common stock for each share of Richmond County common stock, Sandler O’Neill calculated an implied transaction value per share of Richmond County common stock of $27.74. The implied aggregate transaction value was approximately $779 million, based upon 28,087,893 diluted shares of Richmond County common stock outstanding, which was determined using the treasury stock method at the implied value of $27.74. Based upon the implied transaction value per share and Richmond County’s December 31, 2000 financial information, Sandler O’Neill calculated the following ratios:

Implied value/Book value	2.21x
Implied value/Tangible book value	2.84
Implied value/Last twelve months’ EPS	18.75
Implied value/Projected 2001 EPS	16.04

                   For purposes of Sandler O’Neill’s analyses, earnings per share were based on diluted earnings per share. Sandler O’Neill noted that the implied transaction value represented a 4.7% premium over the March 26, 2001 closing price of Richmond County common stock of $26.50.

                  Stock Trading History.    Sandler O’Neill reviewed the history of the reported trading prices and volume of Richmond County common stock and New York Community common stock, and the relationship between the movements in the prices of Richmond County common stock and New York Community common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded savings institutions for each of Richmond County and New York Community selected by Sandler O’Neill. During the one year period ended March 26, 2001, Richmond County’s common stock outperformed each of the indices to which it was compared, and New York Community’s common stock outperformed each of the indices to which it was compared.

	Beginning Index Value March 23, 2000	Ending Index Value March 26, 2001
Richmond County	100.00%	158.21%
Richmond County Peer Group	100.00	150.63
Nasdaq Bank Index	100.00	119.53
S&P 500 Index	100.00	75.47

	Beginning Index Value March 23, 2000	Ending Index Value March 26, 2001
New York Community	100.00%	209.23%
New York Community Peer Group	100.00	142.69
Nasdaq Bank Index	100.00	119.53
S&P 500 Index	100.00	75.47

                  Comparable Company Analysis.     Sandler O’Neill used publicly available information to compare selected financial and market trading information for Richmond County and New York Community and two groups of savings institutions selected by Sandler O’Neill, a regional group and a highly valued group. The regional group consisted of Richmond County, New York Community and the following nine publicly traded regional savings institutions:

Commonwealth Bancorp Inc. First Sentinel Bancorp Inc. PennFed Financial Services Inc. Staten Island Bancorp Inc. WSFS Financial Corp.	Dime Community Bancshares Inc. Independence Community Bank Corp. Roslyn Bancorp Inc. Waypoint Financial Corp.

                  The highly valued group consisted of the following 10 publicly traded savings institutions which had a return on average equity greater than 13% (based on last twelve months’ earnings) and a price-to-tangible book value greater than 150%:

Coastal Bancorp Inc. First Federal Capital Corp. First Financial Holdings Inc. MetroWest Bank Roslyn Bancorp Inc.	First Essex Bancorp Inc. FirstFed Financial Corp. MAF Bancorp Inc. People’s Bancshares Inc. Washington Federal Inc.

                  The analysis compared publicly available financial information for Richmond County, New York Community and the median data for each of the regional group and highly valued group as of and for each of the years ended December 31, 1995 through 2000. The table below sets forth the comparative data as of and for the twelve months ended December 31, 2000 with pricing data as of March 23, 2001.

	Richmond County		New York Community		Regional Group		Highly Valued Group
Total assets	$3,213,063		$4,715,138		$3,213,063		$2,722,169
Tangible equity/total assets	7.62%		4.02%		7.56%		6.03%
Intangible assets/total equity	22.32		38.41		10.67		6.38
Net loans/total assets	56.60		76.70		60.24		68.92
Gross loans/total deposits	87.78		111.58		101.07		110.10
Total borrowings/total assets	24.62		22.00		25.72		35.09
Non-performing assets/total assets	0.34		0.19		0.20		0.19
Loan loss reserves/gross loans	1.02		0.50		0.86		0.89
Net interest margin	3.54		3.33		2.99		2.85
Non-interest income/average assets	0.46	(1)	0.32		0.33		0.47
Non-interest expense/average assets	1.84	(1)	1.17		1.74		2.04
Efficiency ratio	44.91		32.95		44.91		52.48
Return on average assets	1.23	(1)	1.76		0.92		1.02
Return on average equity	12.05	(1)	21.97		10.96		15.68
EPS growth rate	20.33		21.63		13.89		16.25
Price/tangible book value per share	270.24		583.42		166.45		183.92
Price/earnings per share	17.82	x	19.62	x	15.41	x	10.97	x
Dividend yield	2.27%		2.51%		2.19%		3.09%
Dividend payout ratio	40.54		48.08		33.49		36.23

(1)	Average assets and average equity used in this calculation are derived from total assets and total equity at September 30, 2000 and December 31, 2000.

                  Analysis of Selected Merger Transactions.     Sandler O’Neill reviewed certain transactions announced after January 1, 2000 involving publicly traded savings institutions as acquired institutions. Sandler O’Neill reviewed 12 transactions announced nationwide with transaction values greater than $100 million and 10 transactions announced in the Mid-Atlantic region with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction value to last four quarters’ earnings, transaction value to book value, transaction value to tangible book value and transaction value to total deposits and computed high, low, mean and median multiples for the respective groups of transactions. Sandler O’Neill also computed the same multiples for the merger, based upon the implied transaction value per share of $27.74 and Richmond County’s December 31, 2000 financial information.

	Nationwide Transactions								Richmond County Multiples
	High		Low		Mean		Median
Transaction value/LTM EPS	25.66	x	4.56	x	14.95	x	14.36	x	18.75	x
Transaction value/Book value	224.0%		81.2%		152.6%		152.6%		220.9%
Transaction value/Tangible book value	230.4		89.4		159.4		153.2		284.3
Transaction value/Total deposits	32.3		8.7		19.5		18.7		32.6

	Mid-Atlantic Transactions								Richmond County Multiples
	High		Low		Mean		Median
Transaction value/LTM EPS	28.95	x	14.62	x	21.77	x	19.68	x	18.75	x
Transaction value/Book value	169.1%		91.7%		134.4%		132.9%		220.9%
Transaction value/Tangible book value	171.3		91.7		134.7		133.4		284.3
Transaction value/Total deposits	40.6		8.7		25.1		26.3		32.6

                   Sandler O’Neill also reviewed 14 transactions structured as mergers of equals announced since January 1, 1995 involving publicly traded commercial banks and savings institutions with transaction values greater than $100 million. Sandler O’Neill reviewed the premium to market for such transactions based on the acquired institution’s price one day prior to announcement of the transaction and computed high, low, mean and median premiums for the group of transactions. This analysis indicated that the premiums ranged from a high of 48.0% to a low of 2.4%, with a median of 16.2%. Based upon the implied transaction value per share of $27.74 and the closing price of Richmond County’s common stock on March 26, 2001 of $26.50, the premium to closing stock price was 4.7%.

                  Discounted Dividend Stream and Terminal Value Analysis.    Sandler O’Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Richmond County through December 31, 2004 under various circumstances, assuming Richmond County’s current dividend payout ratio and that Richmond County performed in accordance with the IBES estimates reviewed with management. For periods after 2002, Sandler O’Neill assumed an annual growth rate of earning assets of approximately 6%. To approximate the terminal value of Richmond County common stock at December 31, 2004, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Richmond County common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Richmond County common stock of $16.07 to $36.42 when applying the price/earnings multiples and $10.87 to $39.03 when applying multiples of tangible book value.

	Price/Earnings Multiples				Tangible Book Value Multiples
Discount Rate	10x	14x	16x	20x	1.0x	2.0x	3.50x
9%	$19.66	$26.37	$29.72	$36.42	$13.23	$23.55	$39.03
11	18.36	24.59	27.71	33.94	12.37	21.97	36.36
13	17.16	22.97	25.87	31.67	11.59	20.52	33.92
15	16.07	21.48	24.18	29.59	10.87	19.20	31.69

                  In connection with its analysis, Sandler O’Neill considered and discussed with the Richmond County board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

                  Pro Forma Merger Analysis.     Sandler O’Neill analyzed certain potential pro forma effects of the merger, based upon (1) an exchange ratio of 1.02 and an implied transaction value of $27.74 per share of Richmond County’s common stock, (2) financial forecasts for each company based on IBES estimates for each of Richmond County and New York Community, and (3) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments determined by the senior managements of Richmond County and New York Community. In performing its pro forma analysis, Sandler O’Neill considered and discussed with the Richmond County board the impact of the FASB’s proposed changes in accounting for business combinations. As illustrated in the following table, this analysis indicated that, in the first full year following the merger, the merger would be accretive to Richmond County’s projected earnings per share. Also, the analysis indicated that the merger would be accretive to New York Community’s earnings per share for the same period. The actual results achieved by Richmond County and New York Community may vary from projected results and the variations may be material.

	Richmond County		New York Community(2)
Year ending December 31, 2002	Stand-alone	Pro Forma(1)	Stand-alone	Pro Forma
Projected EPS—Current GAAP	$1.90	$1.97	$1.90	$1.93
Projected EPS—Proposed GAAP	2.13	2.31	2.04	2.27
Projected cash EPS	2.19	2.41	2.04	2.37

(1)	Determined by multiplying the New York Community values by the exchange ratio.
(2)	Adjusted for March 29, 2001 stock split.

                  Contribution Analysis.    Sandler O’Neill reviewed the relative contributions to be made by Richmond County and New York Community to the combined institution based on financial information of Richmond County and New York Community for the year ended December 31, 2000, adjusted in the case of Richmond County for its pending branch acquisition. The percentage of pro forma shares owned was determined using an exchange ratio of 1.02 and excludes the unallocated shares held in Richmond County’s ESOP. This analysis indicated that the implied contributions to the combined entity were as follows:

	Richmond County	New York Community
Total assets	42.67%	57.33%
Total cash and securities	63.63	36.37
Total net loans	34.20	65.80
Total intangibles	45.24	54.76
Total deposits	42.32	57.68
Total borrowings	43.26	56.74
Tangible equity	53.48	46.52
Total equity	50.63	49.37
2001 estimated GAAP net income	38.03	61.97
2001 estimated cash net income	39.01	60.99
Percentage of pro forma shares owned	40.00	60.00

                  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill has previously rendered investment banking services to Richmond County unrelated to the merger, for which Sandler O’Neill received customary compensation. Richmond County selected Sandler O’Neill to act as its financial advisor on the basis of Sandler O’Neill’s reputation and its prior experience and familiarity with Richmond County.

                  Richmond County has paid Sandler O’Neill $750,000 for its services in connection with the merger and has agreed to pay Sandler O’Neill an additional $3,000,000 upon consummation of the merger. Richmond County has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may also purchase securities from and sell securities to Richmond County and New York Community and may actively trade the equity or debt securities of Richmond County and New York Community and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Lehman Brothers to Richmond County

                  In March 2001, the Richmond County board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing a merger of equals with New York Community. On March 27, 2001, Lehman Brothers rendered its opinion to the Richmond County board of directors that as of such date, from a financial point of view, the exchange ratio of 0.68 shares of New York Community common stock (adjusted to 1.02 shares following the 3-for-2 New York Community stock split on March 29, 2001) for each share of Richmond County common stock to be offered to Richmond County’s stockholders in the merger was fair to such stockholders.

                  The full text of Lehman Brothers’ written opinion, dated March 27, 2001 (the “Lehman Brothers Opinion”) is attached as Appendix F to this joint proxy statement/prospectus. Stockholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers Opinion and the methodology that Lehman Brothers used to render its fairness opinion.

                  Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Richmond County board of directors in connection with its consideration of the merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of Richmond County as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, Richmond County’s underlying business decision to proceed with or effect the merger.

                  In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed transaction;

•
such publicly available information concerning Richmond County and New York Community that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of the periodic reports filed by Richmond County since June 30, 2000 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed by New York Community;

•
financial and operating information with respect to the business, operations and prospects of Richmond County and New York Community furnished by Richmond County and New York Community including the amounts and timing of the proposed cost savings and operating synergies that the managements of New York Community and Richmond County estimate will result from the combination of the businesses of Richmond County and New York Community (the “Expected Synergies”);

•
a trading history of the common stock of Richmond County and New York Community from March 23, 2000 to March 26, 2001 and a comparison of that trading history with each other and with those of companies that Lehman Brothers deemed relevant;

•
a comparison of the historical financial results and present financial condition of Richmond County and New York Community with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	an analysis of the relative contributions of Richmond County and New York Community to the pro forma combined company;

•	the potential pro forma impact of the merger on the future financial performance of the combined company, including the Expected Synergies; and

•	third party research reports on both Richmond County and New York Community.

                  In addition, Lehman Brothers had discussions with the managements of Richmond County and New York Community concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

                  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Richmond County and New York Community that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Neither Richmond County nor New York Community provided Lehman Brothers with projections of the future financial performance of either company on a stand-alone basis and instead directed Lehman Brothers to use the published estimates of third party research analysts. Upon the advice of Richmond County, Lehman Brothers has assumed that such published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Richmond County and that Richmond County will perform substantially in accordance with such estimates. Upon the advice of New York Community, Lehman Brothers has assumed that such published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of New York Community and that New York Community will perform substantially in accordance with such estimates. Upon the advice of Richmond County and New York Community, Lehman Brothers also assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Richmond County and did not make or obtain any evaluations or appraisals of the assets or liabilities of Richmond County. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of Richmond County, Lehman Brothers has assumed that the allowances for loan and real estate owned losses provided to it by Richmond County and used by it in the opinion are in the aggregate adequate to cover all such losses. In addition, Richmond County has not authorized Lehman Brothers to solicit, and Lehman Brothers has not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Richmond County’s business. Upon advice of Richmond County, Lehman Brothers assumed that the merger will be accounted for as a purchase for accounting purposes, and in discussions with Richmond County and its legal advisors, Lehman Brothers assumed that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and therefore qualify for tax-free treatment for Richmond County stockholders. The Lehman Brothers Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

                  In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Richmond County or New York Community, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered to Richmond County’s stockholders in the merger on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Richmond County and New York Community. None of Richmond County, New York Community, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

                  The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Richmond County board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers Opinion.

                  Comparable Company Analysis.     Using publicly available information, Lehman Brothers compared selected financial data of Richmond County and New York Community with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Richmond County and New York Community. Specifically, Lehman Brothers included in its review the following New York depository institutions:

•	Dime Bancorp;

•	Astoria Financial;

•	Greenpoint Financial, Inc.;

•	North Fork Bancorp;

•	Roslyn Bancorp;

•	Flushing Financial;

•	Independence Community Bank;

•	Staten Island Bancorp; and

•	Dime Community Bancshares.

                  For each of Richmond County, New York Community and the selected New York depository institutions, Lehman Brothers calculated the ratio of the market price per share to the mean earnings per share estimates according to generally accepted accounting principles (GAAP) for the calendar years 2001 and 2002 reported by IBES, which is a service widely used by the investment community to gather earnings estimates from various research analysts. Lehman Brothers also calculated the ratio of the market price per share to the mean earnings per share estimates on a cash basis; that is, excluding the effect of amortization of intangibles and stock benefit plans on earnings per share estimates. Lehman Brothers estimated the mean earnings per share estimates on a cash basis using third party research reports. Lehman Brothers also calculated the ratios of the market price per share to both the book value per share and the tangible book value per share as of December 31, 2000. Lehman Brothers then compared those ratios for New York Community and the selected companies to similar ratios calculated for Richmond County at the transaction price that were based on the estimates for Richmond County’s earnings per share as estimated by third party research analysts. Lehman Brothers arrived at the transaction price by multiplying New York Community’s closing price on March 26, 2001 by the exchange ratio of 0.68 (prior to the 3-for-2 stock split). The following table presents the earnings and book value per share multiples.

	Price/GAAP Earnings Multiples				Price/Cash Earnings Multiples				Price/CY 2000 Book Value Multiples
	CY 2001		CY 2002		CY 2001		CY 2002		Book Value		Tangible Book Value
Comparable Company Multiples (as of 3/26/01)
Richmond County Based on Transaction Price	16.0	x	14.6	x	13.3	x	12.0	x	2.36	x	3.14	x
New York Community	15.8		14.3		13.5		12.4		3.85		6.25
Median of Selected New York Depository Institutions	12.2		11.1		10.8		9.8		1.60		2.09
Mean of Selected New York Depository Institutions	12.5		11.3		10.8		9.9		1.90		2.40

                  Because of the inherent differences between the businesses, operations, financial conditions and prospects of Richmond County and New York Community and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Richmond County, New York Community and the companies in the comparable company group that would affect the public trading values of Richmond County, New York Community and the comparable companies. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Richmond County’s stockholders in the merger.

                  Stock Trading History.    Lehman Brothers considered various historical data concerning the history of the trading prices for Richmond County common stock, New York Community common stock, an index of the stock prices of the New York depository institutions comparable to Richmond County and New York Community, and the Lehman Brothers Thrift Index for the period from March 27, 2000 to March 26, 2001. The Lehman Brothers Thrift Index includes the following thrifts:

• Andover Bancorp • Astoria Financial • Charter One Bancorp • Commercial Federal • Dime Community • Dime Bancorp • First Federal Financial • Flagstar Bancorp • Golden West Financial	• Greenpoint Financial • Golden State • Independence Community Bancorp • People’s Bank • Roslyn Bancorp • Sovereign Bancorp • Washington Federal • Washington Mutual

Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Richmond County’s stockholders in the merger. The following table shows the historical trading data.

Percent Change
3/27/00—3/26/01
Stock Price Performance:
Richmond County	57%
New York Community	109
Comparable New York Depository Institutions	65
Lehman Brothers Thrift Index	64

                  Historical Exchange Ratio Analysis.     Lehman Brothers also compared the historical per share prices of Richmond County and New York Community during different periods during the one year period prior to March 26, 2001 in order to determine the implied average exchange ratio that existed for those periods. The following table indicates the average exchange ratio of Richmond County common stock for New York Community common stock for the periods indicated:

	Implied Exchange Ratio
March 26, 2001	0.6495	x
10 Day Average	0.6638
20 Day Average	0.6810
30 Day Average	0.6773
60 Day Average	0.6856
YTD Average	0.6845
6 Month Average	0.7290
1 Year Average	0.7833
Transaction Exchange Ratio	0.6800

                  Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Richmond County’s stockholders in the merger.

                  Comparable Transactions Analysis.     Lehman Brothers analyzed other merger of equals transactions in the United States financial services industry over the period from July 1995 that were considered relevant. The merger of equals transactions analyzed were:

•	Firstar/U.S. Bancorp;

•	National Commerce/CCB Financial;

•	Fleet Financial Group/BankBoston;

•	UNUM Corp./Provident;

•	Star Banc/Firstar;

•	Norwest/Wells Fargo;

•	Citizens Bancshares/Mid Am;

•	Bank One/First Chicago NBD;

•	NationsBank/BankAmerica;

•	Travelers/Citicorp;

•	Chemical Banking Corp./Chase Manhattan; and

•	NBD Corp./First Chicago.

                  The analysis indicated that the premiums offered relative to the closing stock prices prior to the announcement of the transactions ranged from -3.0% to 27.1%, with a median premium of 7.3%. The premium to the closing stock price prior to announcement to be received by Richmond County stockholders is 4.3%. In addition, Lehman Brothers reviewed the board and management split and relative contributions to pro forma market capitalization, total assets, total equity of the other merger of equals transactions. The following table shows the premiums offered along with the board and ownership split of the comparable merger to equals transactions.

	1-Day Market Premium	Ownership Split	Board Split
Firstar Corp./U.S. Bancorp	21.4%	50% / 50%	56% / 44%
National Commerce/CCB Financial	25.1	53 / 47	50 / 50
Fleet Financial/BankBoston	12.9	62 / 38	55 / 45
UNUM Corp./Provident	5.3	58 / 42	53 / 47
Star Banc/Firstar	27.1	49 / 51	56 / 44
Norwest/Wells Fargo	9.3	47 / 53	50 / 50
Citizens Bancshares/Mid Am	3.7	49 / 51	50 / 50
Bank One/First Chicago NBD	6.4	60 / 40	50 / 50
NationsBank/BankAmerica	0.0	55 / 45	55 / 45
Travelers/Citicorp	7.9	50 / 50	50 / 50
Chemical Banking Corp./Chase Manhattan	6.7	57 / 43	57 / 43
NBD Corp./First Chicago	-3.0	49 / 51	50 / 50
Median	7.3
NYCB/RCBK	4.7	62 / 38	55 / 45

                  Because the reasons for and circumstances surrounding each of the precedent transactions were different and because of the inherent differences in the businesses, operations, financial conditions and prospects of Richmond County and New York Community and the businesses, operations, financial conditions and prospects of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Richmond County and New York Community.

                  Discounted Dividend Analysis.     As part of its analysis, Lehman Brothers prepared a discounted dividend model that was based upon financial projections as estimated by third party research analysts. To determine a projected dividend stream that Richmond County could generate, Lehman Brothers assumed a constant tangible equity to tangible asset ratio of 6.50%. Lehman Brothers used after tax discount rates of 12% to 13% and a terminal value based on a range of multiples of estimated net income in 2006 of 13.0x to 14.0x. Based on these discount rates and terminal values, Lehman Brothers calculated the implied stand-alone equity value per share of Richmond County common stock at approximately $28.00 to $31.00. Lehman Brothers then prepared a discounted dividend model valuing the combined pro forma company. Lehman Brothers also used after tax discount rates of 12% to 13% and a terminal value based on a range of multiples of estimated net income in 2006 of 13.0x to 14.0x in conducting this analysis. Based on these discount rates and terminal values, Lehman Brothers calculated the implied equity value per share of the combined pro forma company’s common stock at approximately $44.00 to $48.00. Based on the exchange ratio of 0.68 of a share (prior to the 3-for-2 stock split) of New York Community’s common stock to be offered for each share of Richmond County common stock, the value to be received by each Richmond County stockholder for every one share of Richmond County common stock was calculated at approximately $30.00 to $33.00. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Richmond County’s stockholders in the merger. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted dividend analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

                  Contribution Analysis.    Lehman Brothers utilized publicly available historical financial data regarding Richmond County and New York Community and estimates for the future financial performance of Richmond County and New York Community to calculate the relative contributions of Richmond County and New York Community to the pro forma combined company with respect to assets, gross loans, deposits, equity, tangible equity, GAAP and cash net income for the calendar years 2001 and 2002. Lehman Brothers calculated the contributions based on third party research analyst estimates. Lehman Brothers also reviewed the pro forma ownership of the combined company. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Richmond County’s stockholders in the merger. The following table shows the contribution to total assets, gross loans, deposits, equity, tangible equity and calendar years 2001 and 2002 GAAP and cash net income by both Richmond County and New York Community as well as the pro forma ownership percentages of Richmond County and New York Community.

	New York Community Contribution	Richmond County Contribution
Total Assets	57.3%	42.7%
Total Gross Loans	66.5	33.5
Total Deposits	55.0	45.0
Total Equity	49.4	50.6
Total Tangible Equity	46.0	54.0
2001 Estimated GAAP Net Income	61.8	38.2
2002 Estimated GAAP Net Income	61.8	38.2
2001 Estimated Cash Net Income	61.2	38.8
2002 Estimated Cash Net Income	60.7	39.3
Pro Forma Ownership	61.6	38.4

                  Pro Forma Analysis.    Lehman Brothers analyzed the pro forma effect of the transaction on the earnings per share of Richmond County. For the purposes of this analysis, Lehman Brothers assumed (i) a $27.74 per share price for Richmond County common stock acquired pursuant to the merger, (ii) a $40.80 per share price for New York Community common stock (the closing market price per share on March 26, 2001), (iii) a transaction structure with 100% stock consideration, (iv) financial forecasts for each company based on third party research estimates, and (v) cost savings and synergies from the transaction determined by the management of Richmond County and New York Community. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction on the GAAP earnings per share of Richmond County would be 4.6% accretive and the pro forma impact of the transaction on the cash earnings per share of Richmond County would be 12.1% accretive in the first year following the transaction. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

                   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Richmond County board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Richmond County, New York Community and the thrift industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

                  As compensation for its services in connection with the merger, Richmond County paid Lehman Brothers $250,000 upon the announcement of the transaction. An additional $100,000 will be paid upon the mailing of the proxy materials to stockholders. An additional payment of $1,650,000 will be paid to Lehman Brothers at the closing of the transaction. In addition, Richmond County has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Richmond County and the rendering of the Lehman Brothers Opinion. Lehman Brothers has previously rendered investment banking services to New York Community and received customary fees for such services.

                  In the ordinary course of its business, Lehman Brothers may actively trade in the debt and equity securities of Richmond County and New York Community for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors and Management of New York Community Following the Merger

                  Board of Directors of New York Community.     Upon completion of the merger, the board of directors of New York Community will consist of nine persons, five of whom (including Joseph R. Ficalora) will be selected by the Chief Executive Officer of New York Community from among the existing directors of New York Community and four of whom (including Michael F. Manzulli) will be selected by the Chief Executive Officer of Richmond County from among the existing directors of Richmond County. Unless two thirds of the directors decide otherwise, until the annual meeting of stockholders in 2004, any vacancy on the board of directors created by a designee of New York Community or Richmond County will be filled with a new director selected by a majority of the remaining designees of New York Community or Richmond County, as applicable, on the New York Community board of directors. To date, the Chief Executive Officers of New York Community and Richmond County have not designated the individuals who will serve as directors of New York Community upon completion of the merger.

                  Executive Officers of New York Community.     Upon completion of the merger, the executive officers of the combined company will be comprised of members of the current management of New York Community and Richmond County. The principal executive officers of New York Community upon completion of the merger will be as follows:

Name and Current Position	Position With the Combined Company
Michael F. Manzulli Chairman and Chief Executive Officer of Richmond County	Chairman
Joseph R. Ficalora Chairman, Chief Executive Officer and President of New York Community	Chief Executive Officer and President
Anthony E. Burke President and Chief Operating Officer of Richmond County	Senior Executive Vice President and Chief Operating Officer
Name and Current Position	Position With the Combined Company
Robert Wann Executive Vice President, Comptroller and Chief Financial Officer of New York Community	Executive Vice President, Comptroller and Chief Financial Officer
Michael J. Lincks Executive Vice President and Corporate Secretary of New York Community	Executive Vice President and Corporate Secretary
James J. O’Donovan Executive Vice President of New York Community	Executive Vice President—Lending
Thomas R. Cangemi Executive Vice President and Chief Financial Officer of Richmond County	Executive Vice President—Capital Markets

                   Information about the current New York Community directors and executive officers can be found in New York Community’s proxy statement, which is incorporated by reference into New York Community’s Annual Report on Form 10-K for the year ended December 31, 2000. Information about the current Richmond County directors and executive officers can be found in Richmond County’s proxy statement, which is incorporated by reference into Richmond County’s Annual Report on Form 10-K for the year ended June 30, 2000. New York Community’s and Richmond County’s Annual Reports on Form 10-K are incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

                  In connection with the merger agreement, New York Community and Richmond County have entered into employment agreements and noncompetition agreements with Michael F. Manzulli, the current Chairman of the Board and Chief Executive Officer of Richmond County, Anthony E. Burke, the current President and Chief Operating Officer of Richmond County, and Thomas R. Cangemi, the current Executive Vice President and Chief Financial Officer of Richmond County, which will take effect at the completion of the merger and have a term of 3 years.

                  For more information see “THE MERGER—Interests of Richmond County’s Directors and Officers in the Merger that Differ From Your Interests” on page 61.

Distribution of New York Community Certificates

                  At or prior to the completion of the merger, New York Community will cause to be deposited, with a bank or trust company acting as exchange agent, certificates representing shares of New York Community common stock for the benefit of the holders of certificates representing shares of Richmond County common stock and cash in lieu of any fractional shares that would otherwise be issued in the merger.

                  Promptly after the completion of the merger, New York Community will cause the exchange agent to send transmittal materials to each holder of a Richmond County stock certificate for use in exchanging Richmond County stock certificates for certificates representing shares of New York Community common stock and cash in lieu of fractional shares, if applicable. Holders of Richmond County stock certificates should NOT surrender their Richmond County stock certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for New York Community common stock and/or a check instead of any fractional shares of New York Community common stock once it receives the properly completed transmittal materials together with certificates representing a holder’s shares of Richmond County common stock.

                  Richmond County stock certificates may be exchanged for New York Community stock certificates with the exchange agent for up to one year after the completion of the merger. At the end of that period, any New York Community stock certificates and cash will be returned to New York Community. Any holders of Richmond County stock certificates who have not exchanged their certificates will be entitled to look only to New York Community, and only as general creditors of New York Community, for New York Community stock certificates and any cash to be received instead of fractional shares of New York Community common stock.

                  If your Richmond County stock certificate has been lost, stolen or destroyed you may receive a New York Community stock certificate upon the making of an affidavit of that fact. New York Community may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against New York Community with respect to the lost, stolen or destroyed Richmond County stock certificate.

                  After completion of the merger, there will be no further transfers on the stock transfer books of Richmond County.

Fractional Shares

                  New York Community will not issue any fractional shares of New York Community common stock. Instead, a Richmond County stockholder who would otherwise have received a fraction of a share of New York Community common stock will receive an amount of cash equal to the fraction of a share of New York Community common stock to which such holder would otherwise be entitled multiplied by the average of the high and low per share sales price of New York Community common stock on the trading day immediately preceding the consummation of the merger as reported on the Nasdaq National Market.

Public Trading Markets

                  New York Community common stock is currently included for quotation on the Nasdaq National Market under the symbol “NYCB.” Richmond County common stock is currently included for quotation on the Nasdaq National Market under the symbol “RCBK.” Upon completion of the merger, Richmond County common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued New York Community common stock issuable pursuant to the merger agreement will be included for quotation on the Nasdaq National Market.

                  The shares of New York Community common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of Richmond County, as discussed in “THE MERGER—Resales of New York Community Stock by Affiliates” on page 59.

                  As reported on the Nasdaq National Market, the closing sale price per share of New York Community common stock on March 27, 2001 was $27.37 (adjusted for the 3-for-2 stock split paid on March 29, 2001). The closing sale price per share of Richmond County common stock on March 27, 2001 was $26.75, as reported on the Nasdaq National Market. Based on these closing sale prices per share, the implied per share value of Richmond County common stock was $27.91 as of that date. The closing sale price per share of New York Community common stock on the Nasdaq National Market on May 10, 2001, the last practicable trading day before the date of this document, was $34.00. The closing sale price per share of Richmond County common stock on the Nasdaq National Market on May 10, 2001, the last practicable trading day before the date of this document, was $34.11. The implied per share value of Richmond County common stock was $34.68 as of that date. The implied value of one share of Richmond County common stock as of these dates was calculated by multiplying New York Community’s closing sale price per share by 1.02, the exchange ratio. Because the stock price of both of our companies will fluctuate, you should obtain current quotations of these prices.

                  New York Community may from time to time repurchase shares of New York Community common stock. Richmond County may from time to time repurchase shares of Richmond County common stock. New York Community may, during the course of the solicitation being made by this joint proxy statement/prospectus, be bidding for and purchasing shares of Richmond County common stock.

New York Community Dividends

                  New York Community currently pays a quarterly dividend of $0.20 per share, which is expected to continue, although the New York Community board of directors may change this dividend policy at any time. During 2000, Richmond County paid cash dividends totaling $0.65 per share, and New York Community paid cash dividends totaling $0.67 per share (adjusted for the 3-for-2 stock split).

                  New York Community stockholders will be entitled to receive dividends when and if declared by the New York Community board of directors out of funds legally available for dividends. The New York Community board of directors will periodically consider the payment of dividends, taking into account New York Community’s financial condition and level of net income, New York Community’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Absence of Appraisal Rights

                  Appraisal rights are statutory rights that enable stockholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to such rights are set forth in the laws of Delaware, which is the state of incorporation of both New York Community and Richmond County. These exceptions are applicable with respect to the rights of New York Community stockholders and Richmond County stockholders in the merger.

                  Neither Richmond County nor New York Community stockholders are entitled to appraisal rights under Delaware law in connection with the merger because the shares of each of Richmond County common stock and New York Community common stock are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Resales of New York Community Stock by Affiliates

                  Affiliates of Richmond County, as defined under Rule 145 under the Securities Act of 1933, as amended, generally may not sell their shares of New York Community common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

                  Under the merger agreement, Richmond County agreed to, and has provided New York Community with a list of the persons who, to Richmond County’s knowledge, may be deemed to be affiliates of Richmond County. Richmond County has also delivered a letter of agreement from each of these persons by which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of New York Community common stock distributed to him or her pursuant to the merger except in compliance with Rules 144 and Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to New York Community, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. New York Community may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of Richmond County under the Securities Act.

                  This document does not cover any resales of New York Community common stock received in the merger by any person who may be deemed an affiliate of Richmond County.

Regulatory Approvals Required for the Merger

                  We have agreed to make or cause to be made all filings required in order to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which includes approvals from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the New York State Banking Department and the New Jersey Department of Banking and Insurance.

                  Federal Reserve Board.     Consummation of the merger will require New York Community to receive either the prior approval of the Federal Reserve Board or the waiver of such approval requirement, in each case as provided under the Bank Holding Company Act of 1956, as amended. We requested a waiver of the approval requirements of the Federal Reserve Board on May 8, 2001.

                  Federal Deposit Insurance Corporation.     As the primary federal regulator of New York Community Bank and Richmond County Savings Bank, the FDIC is required under the Bank Merger Act to approve the merger of Richmond County Savings Bank into New York Community Bank. We filed this application to the Federal Deposit Insurance Corporation on May 8, 2001.

                  The New York State Banking Department and the New Jersey Department of Banking and Insurance.    We have filed the necessary applications or notifications with the New York State Banking Department and the New Jersey Department of Banking and Insurance as the merger may be considered to cause acquisitions or changes in control of subsidiaries of Richmond County doing business in New York and New Jersey. In addition, the merger may be reviewed by the attorneys general in the states where New York Community and Richmond County own banking subsidiaries. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

                  The merger cannot proceed in the absence of the above approvals. We cannot assure you that these regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of any such approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

                  Pursuant to the Bank Holding Company Act and the Bank Merger Act, an approved transaction may not be consummated until 30 days after such approval is received, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board or the FDIC, as the case may be, and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days.

                  New York Community and Richmond County believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on New York Community or Richmond County.

                  We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Interests of Richmond County’s Directors and Officers in the Merger that Differ From Your Interests

                  Some members of Richmond County’s management and board of directors may have interests in the merger that are in addition to or different from their interests as stockholders of Richmond County generally. Richmond County’s board of directors considered these interests (as described in the following paragraphs) in approving the merger agreement.

                  New Employment Arrangements.     Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond County, Anthony E. Burke, President and Chief Operating Officer of Richmond County, and Thomas R. Cangemi, Executive Vice President and Chief Financial Officer of Richmond County, have entered into employment agreements with New York Community, Richmond County and Richmond County Savings Bank relating to their employment after the completion of the merger. These employment agreements supersede their current employment agreements with Richmond County and Richmond County Savings. In consideration of the termination of their current employment agreements, Richmond County and Richmond County Savings Bank have agreed not to terminate the executives’ employment without just cause prior to the effective time of the merger.

                  Under their new employment agreements, Mr. Manzulli will serve as Chairman of the Board of New York Community and New York Community Bank, Mr. Burke will serve as Senior Executive Vice President and Chief Operating Officer of New York Community and President and Chief Operating Officer of New York Community Bank, and Mr. Cangemi will serve as an Executive Vice President of New York Community and New York Community Bank.

                  The employment agreements have a term of three years and will extend on a daily basis unless the New York Community board of directors or the executive gives written notice of non-renewal. The employment agreements provide that the executive’s base salary will be not less than the executive’s base salary with Richmond County immediately prior to the merger and will be reviewed annually. In addition to the base salary, the employment agreements provide for, among other things, participation in benefits plans and other fringe benefits applicable to executive personnel.

                  Under the employment agreements, New York Community may terminate the executive for cause, as defined in the employment agreements, at any time. If New York Community chooses to terminate the executive’s employment for reasons other than for cause, or if the executive resigns after specific circumstances set forth in the employment agreements that constitute constructive termination, New York Community would be required to honor the terms of the agreements through the expiration of the then current term, including payment of current cash compensation and continuation of employee benefits.

                  The employment agreements also provide for severance payments to the executive if his employment is terminated following a change in control of New York Community. These payments will equal the greater of (1) the payments and benefits that would be due for the remaining term of the agreement or (2) three times the average of the five preceding taxable years’ annual compensation, excluding stock option-related income. New York Community would also continue the executive’s life, health, and disability coverage for thirty-six months, and would continue certain fringe benefits for the remainder of the term. The executive would also be entitled to receive an additional tax indemnification payment if payments under the employment agreement or otherwise triggered liability under Internal Revenue Code Section 4999 for the excise tax applicable to “excess parachute payments.”

                  New York Community will pay all reasonable costs and legal fees paid or incurred by the executive under any dispute or question of interpretation relating to the employment agreements if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that New York Community will indemnify the executive to the fullest extent legally allowable for all expenses and liabilities he may incur in connection with any suit or proceeding in which he may be involved by reason of his having been a director or officer of New York Community.

                   In consideration of having accepted employment with New York Community, Messrs. Manzulli, Burke and Cangemi will receive retention bonuses of $500,000, $750,000 and $500,000, respectively, upon completion of the merger. However, if the executive voluntarily terminates employment prior to 180 days following completion of the merger or is terminated for cause within that period, he must return the percentage of the bonus that his total number of days of employment bears to 180 days. In consideration of the termination of their current employment agreements, Messrs. Manzulli, Burke and Cangemi will receive payments of approximately $1.8 million, $1.5 million and $925,000, respectively, provided that such payments will be reduced (i) to the extent necessary to avoid treatment under the Internal Revenue Code as excess parachute payments and (ii) so that the total sum of this payment, the retention bonuses, and the amounts payable to each of Messrs. Manzulli, Burke and Cangemi under his respective non-competition agreement does not exceed $6.5 million, $4.27 million and $2.7 million, respectively.

                  Noncompetition Agreements.     Messrs. Manzulli, Burke and Cangemi have also entered into noncompetition agreements with New York Community and Richmond County. In consideration for having entered into the noncompetition agreements, Messrs. Manzulli, Burke and Cangemi will receive payments estimated to total $4.0 million, $1.5 million and $1.0 million, respectively. These amounts are based on a preliminary valuation of the noncompetition agreement by an independent valuation expert and may be adjusted upward or downward based upon the final valuation report. These payments will be made at the closing of the merger provided that the executive is still employed by Richmond County at that time.

                  Pursuant to the noncompetition agreements, each executive has agreed to keep confidential all business-related information about New York Community and Richmond County and to return all confidential information upon termination of employment. Each executive has further agreed that while employed by New York Community and for the 12-month period following termination of employment, but in the case of Messrs. Burke and Cangemi for not less than 36 months and in the case of Mr. Manzulli for not less than 60 months, following the completion of the merger, he will not (1) own, manage, operate, join, control or otherwise carry on or be engaged in any business competitive with that of New York Community, (2) solicit or induce any employee of New York Community to terminate employment with New York Community in order to enter into any employment relationship with him or a competitor of New York Community, or (3) solicit any customer of New York Community to stop doing business with it or to interfere with or damage any relationship between New York Community and any of its customers.

                  Effect of the Merger on Richmond County’s Supplemental Executive Retirement Plan.    Richmond County’s Supplemental Executive Retirement Plan provides eligible individuals with benefits that Richmond County would have provided to the individual under its tax qualified retirement plans, but that it cannot provide under such plans as a result of certain limitations imposed by the Internal Revenue Code. Messrs. Manzulli and Burke participate in the SERP. In addition to providing for benefits lost under the ESOP as a result of the Internal Revenue Code limitations, the SERP also provides benefits to designated individuals who retire before the complete scheduled repayment of the ESOP loan. For purposes of the SERP, a participant will be deemed to have retired upon a change in control regardless of whether his employment continues. Generally, upon such an event, the SERP provides the individual with a benefit equal to what the individual would have received under the ESOP and the SERP had he remained employed throughout the scheduled term of the ESOP loan less the benefits actually provided on his behalf under the ESOP and the SERP. Richmond County estimates that, pursuant to the terms of the SERP, Mr. Manzulli will be entitled to payments under this portion of the SERP totaling $3.1 million and Mr. Burke will be entitled to payments totaling $2.0 million.

                  Equity-Based Awards.    Pursuant to the terms of Richmond County’s equity-based compensation plans, including plans assumed by Richmond County in connection with previous acquisitions, all unvested options to purchase Richmond County common stock held by Richmond County’s executive officers and directors will become vested and exercisable upon completion of the merger. In addition, upon completion of the merger, restrictions will lapse with respect to shares of restricted stock issued under Richmond County’s equity-based compensation plans. Notwithstanding the terms of these plans, Messrs. Manzulli, Burke and Cangemi presently intend to waive the accelerated vesting of their stock options. The following table sets forth the number of unvested options and shares of unvested restricted stock held by executive officers and directors of Richmond County as of April 30, 2001:

Name	Number of Unvested Options	Weighted Average Exercise Price	Number of Shares of Restricted Stock
Michael F. Manzulli	396,353	$14.25	158,541
Anthony E. Burke	237,811	14.25	95,124
Thomas R. Cangemi	158,541	14.25	63,416
All other Richmond County executive officers as a group (13 persons)	178,360	14.78	72,539
Richmond County outside directors as a group (7 persons)	553,045	14.74	184,090

                  The merger agreement provides that, upon completion of the merger, each outstanding and unexercised option to acquire shares of Richmond County common stock will cease to represent the right to acquire shares of Richmond County common stock and will become a right to acquire New York Community common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger. The duration and other terms of the new New York Community options will be the same as the prior Richmond County options.

                  Effects of the Merger on Existing Richmond County Employment and Change in Control Agreements.    The merger will affect employment arrangements that Richmond County has with various officers other than Messrs. Manzulli, Burke and Cangemi under existing employment and change in control agreements. The employment agreements provide for severance payments to the executive if his or her employment is terminated following a change in control of Richmond County. These payments will equal the greater of (1) the payments due for the remaining term of the agreement or (2) two or three times the average of the five preceding taxable years’ annual compensation. Each executive will also be provided with 24 or 36 months of welfare benefit continuation. No severance payment may exceed three times the executive’s annual compensation and, if any payment would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment will be reduced to $1 less than an amount equal to three times the executive’s “base amount” as determined in accordance with Section 280G. Assuming that the merger is completed in the third quarter of 2001 and all individuals with employment agreements are terminated, the aggregate payments due under the employment agreements would be approximately $4.3 million.

                  The change in control agreements provide for severance payments to the executive if his or her employment is terminated following a change in control of Richmond County. These payments will equal one or two times the average of the five preceding taxable years’ annual base salary plus bonus. Each executive will also be provided with 12 or 24 months of welfare benefit continuation. If any payment would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment will be reduced to $1 less than an amount equal to three times the executive’s “base amount” as determined in accordance with Section 280G. Assuming that the merger is completed in the third quarter of 2001 and all individuals with change in control agreements are terminated, the aggregate payments due under the change in control agreements would be approximately $3.9 million.

                  Termination of Richmond County ESOP.     Richmond County’s employee stock ownership plan will terminate upon completion of the merger. The plan will sell sufficient unallocated shares of stock so that it will be able to repay its existing loan from Richmond County and will allocate any surplus New York Community common stock to the accounts of the plan participants, including the executive officers of Richmond County, as investment earnings to the extent allowed under applicable law and in the manner specified in the governing documents of the plan. All participants will be fully vested in their accounts as of completion of the merger.

                   Divisional Board of Directors.     The merger agreement provides that following completion of the merger, New York Community will establish a divisional board of directors for the Richmond County Saving Bank division of New York Community Bank and will appoint to it the former directors of Richmond County. The purpose of the divisional board is to advise New York Community with respect to deposit and lending activities in Richmond County’s market area and to develop customer relationships. Each member of the divisional board will be appointed to an initial term of three years. Each member of the divisional board who is not also a director or employee of New York Community will receive an annual retainer fee for such services that is equal to his current compensation as a director of Richmond County.

                  Protection of Richmond County Directors and Officers Against Claims.    New York Community has agreed to indemnify and hold harmless each present and former director and officer of Richmond County from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent such persons would have been indemnified as a director, officer or employee of Richmond County or any of its subsidiaries under Delaware law and Richmond County’s certificate of incorporation and bylaws. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. New York Community has also agreed to advance any costs to each of these persons as they are incurred to the fullest extent permitted under Delaware law. New York Community has also agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Richmond County’s directors and officers for six years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

New York Community Employee Benefit Plans

                  The merger agreement provides that as soon as practicable after the completion of the merger, New York Community and New York Community Bank will implement a program of compensation and benefits designed to cover all similarly situated employees of New York Community and New York Community Bank on a uniform basis. At New York Community’s discretion, this program may contain any combination of new plans, continuation of plans maintained by New York Community or New York Community Bank and continuation of plans maintained by Richmond County or Richmond County Savings Bank immediately prior to the merger.

                  The new plans instituted by New York Community shall recognize, for purposes of eligibility, participation, and vesting (but not for benefit accrual), except for purposes of any post-retirement, health and life insurance benefits, all service with New York Community, New York Community Bank, Richmond County and Richmond County Bank as service with New York Community or New York Community Bank. New York Community will also assume all obligations of Richmond County and Richmond County Savings Bank in accordance with the terms of Richmond County’s or Richmond County Savings’ plans, contracts, arrangements or understandings as identified in Richmond County’s disclosure schedule.

Acquisitions Generally

                  New York Community regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur.

THE MERGER AGREEMENT

                  The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this document and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

                  The merger agreement provides for the merger of Richmond County with and into New York Community. New York Community will be the surviving corporation after the merger. Each share of Richmond County common stock issued and outstanding immediately prior to the completion of the merger, except for certain shares of Richmond County common stock, will be converted into 1.02 shares of New York Community common stock, which already gives effect to the 3-for-2 stock split paid on March 29, 2001 to holders of New York Community common stock.

                  New York Community will not issue any fractional shares of New York Community in the merger. Instead, a Richmond County stockholder who otherwise would have received a fraction of a share of New York Community common stock will receive an amount in cash. This cash amount shall be determined by multiplying the fraction of a share of New York Community common stock to which such holder would otherwise be entitled by the average of the high and low per share sales price of New York Community common stock on the trading day immediately preceding the consummation of the merger as reported on the Nasdaq National Market.

Treatment of Richmond County Stock Options

                  At the effective time of the merger, each outstanding Richmond County stock option granted under the Richmond County stock option plans will be converted into fully vested options to purchase New York Community common stock.

                  The number of shares of New York Community common stock underlying the new New York Community option will equal the number of shares of Richmond County common stock to which the corresponding Richmond County option was subject immediately prior to the effective time, multiplied by the 1.02 exchange ratio. The per share exercise price of each new New York Community option will equal the exercise price of the corresponding Richmond County option immediately prior to the effective time divided by the 1.02 exchange ratio. All other terms of the Richmond County stock options will remain unchanged after the conversion.

                  New York Community has agreed to assume Richmond County’s obligations with respect to the Richmond County stock options that are converted into New York Community options as described above. New York Community has agreed to file a registration statement with the SEC on an appropriate form to the extent necessary to register New York Community common stock subject to the converted options.

Closing and Effective Time of the Merger

                  The merger will be consummated only if all of the following occur:

•	the merger agreement is adopted by New York Community stockholders,

•	the merger agreement is adopted by Richmond County stockholders,

•	we obtain all required consents and approvals, and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

                  The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware, or at a later time as may be agreed upon by us and indicated in the certificate of merger in accordance with applicable law. In the merger agreement, we have agreed to use reasonable best efforts to cause the completion of the merger to occur on the last day of the month in which the satisfaction or waiver of certain conditions specified in the merger agreement occur, or on another mutually agreed date. It is currently anticipated that the effective time will occur during the third quarter of 2001, but we cannot guarantee when or if the merger will be consummated.

Representations, Warranties, Covenants and Agreements

                  The merger agreement contains reciprocal representations and warranties of Richmond County and New York Community relating to their respective businesses that are customary in merger transactions. With the exception of certain representations that must be true and correct in all material respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact or event unless that fact or event has had or is reasonably likely to have a material adverse effect on the company making the representation. The representations in the merger agreement do not survive the effective time of the merger.

                  New York Community and Richmond County have each undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, New York Community and its subsidiaries and Richmond County and its subsidiaries are required to conduct their business in the ordinary and usual course and to use their reasonable best efforts to preserve intact their business organizations and assets and to maintain their rights, franchises and relationships with others having business dealings with them. New York Community and Richmond County have also agreed to various specific restrictions that are substantially reciprocal relating to the conduct of their respective businesses. The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus and the holding of special meetings of New York Community and Richmond County stockholders, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.

Declaration and Payment of Dividends

                  We have agreed that, until the merger is completed, we will each only pay regular quarterly dividends or distributions, provided that New York Community’s dividends do not exceed $0.25 per share per quarter and Richmond County’s dividends do not exceed $0.18 per share per quarter. We have also agreed to coordinate our declaration of dividends so that holders of Richmond County common stock or New York Community common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Richmond County common stock and/or New York Community common stock and any New York Community common stock any such holder receives in the merger.

Agreement Not to Solicit Other Offers

                  New York Community and Richmond County have also agreed that they will not, and will cause its subsidiaries and representatives and subsidiaries’ representatives not to, initiate, solicit or encourage any inquiries or any offer relating to a merger, acquisition or other transaction involving the purchase of all or a substantial part of the assets or any equity securities of New York Community and Richmond County or their subsidiaries, respectively. Subject to the discharge of fiduciary duties, New York Community and Richmond County have also agreed not to negotiate or provide any confidential information relating to any such acquisition proposal. New York Community and Richmond County have agreed that they will immediately advise each other following the receipt of any acquisition proposal.

Expenses and Fees

                  In general, each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. However, New York Community and Richmond County will each pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of this joint proxy statement/prospectus and applications to governmental entities for the approval of the merger and (ii) all listing, filing or registration fees, including fees paid for filing the joint proxy statement/prospectus with the SEC and fees paid for filings with governmental entities.

Conditions to Consummation of the Merger

                  Our respective obligations to consummate the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the merger agreement by the holders of the requisite number of shares of New York Community common stock and Richmond County common stock;

•
the receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the merger and to issue New York Community common stock;

•	the absence of action by any court or other governmental entity that prohibits consummation of the transactions contemplated by the merger agreement;

•
the registration statement with respect to the New York Community common stock to be issued pursuant to the merger shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other governmental entity;

•
all permits and other authorizations under the securities laws and other authorizations necessary to consummate the merger and to issue the shares of New York Community common stock in the merger will have been received and be in full force and effect;

•
the truth and correctness of the representations and warranties of each of us in the merger agreement, subject to certain specified exceptions, and the performance by each of us in all material respects of our obligations under the merger agreement;

•	the receipt of an opinion of each of our tax counsel with respect to the federal income tax effects of the merger; and

•	the delivery by each of us of certificates indicating the truth and correctness of the representations and warranties of each of us in the merger agreement.

                  We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Possible Alternative Merger Structure

                  The merger agreement provides that New York Community and Richmond County may mutually agree to change the structure of the merger. No change may be made that:

•	adversely affects what Richmond County stockholders would receive in the merger,

•	adversely affects the tax treatment of the merger, or

•	materially impedes or delays consummation of the merger.

Amendment, Waiver and Termination of the Merger Agreement

                  The merger agreement may be amended or modified, in accordance with applicable law, by our written agreement. The provisions of the merger agreement may be waived by the party benefited by those provisions.

                  The merger agreement may be terminated, and the merger abandoned, by us at any time before the merger is scheduled to be completed if both of our boards of directors vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, by action of a majority of either of our entire boards of directors if

•
the merger is not consummated by February 27, 2002, unless the failure to consummate the merger is due to the failure to comply by the terminating party with any provision contained in the merger agreement,

•
any governmental approval, consent or authorization required for the consummation of the merger is denied, or any court or governmental authority having jurisdiction over either of us shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the merger agreement,

•
the stockholders of either New York Community or Richmond County fail to adopt the merger agreement at the special stockholders’ meetings called for the purpose of considering and voting upon the merger agreement, provided that the terminating party has recommended to its stockholders the approval of the merger agreement,

•
the non-terminating party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that causes the failure of certain conditions to closing and such breach cannot be or has not been cured within 30 days after written notice of such breach is given, or

•
the board of directors of the non-terminating party, at any time prior to the special meeting of stockholders of the non-terminating party, failed to make or withdraw, or materially modified or changed, its approval or recommendation of the merger agreement and the merger.

                  Effect of Termination.    If the merger agreement is terminated, it will become void and there will be no liability on the part of New York Community or Richmond County, except that:

•	termination will not relieve a breaching party from liability for any willful breach giving rise to such termination,

•
New York Community and Richmond County will keep confidential and will not use any information obtained from the other party for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement. New York Community and Richmond County will also promptly return all copies of documents containing information and data regarding the other party, and

•
New York Community and Richmond County will each bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, except as otherwise provided in the merger agreement.

THE STOCK OPTION AGREEMENTS

                  The following description, which sets forth the material provisions of the New York Community stock option agreement and the Richmond County stock option agreement, is subject to the full text of, and qualified in its entirety by reference to, the stock option agreements, which are attached as Appendices B and C to this document and are incorporated by reference into this document. You are urged to read this document carefully and in its entirety.

The Stock Options

                  At the same time we entered into the merger agreement, we also entered into reciprocal stock option agreements. Under the terms of the stock option granted by New York Community to Richmond County, Richmond County may purchase up to 8,648,081 shares of New York Community common stock at an exercise price of $27.20 per share (the number of shares and the exercise price are adjusted to reflect the 3-for-2 stock split paid March 29, 2001). Under the terms of the stock option granted by Richmond County to New York Community, New York Community may purchase up to 5,281,566 shares of Richmond County common stock at an exercise price of $26.50 per share. These exercise prices represent our closing stock prices on March 26, 2001, the day prior to the execution of the merger agreement and the stock option agreements. The terms of these stock option agreements are substantially identical and are summarized below.

Purpose of the Stock Option Agreements

                  The stock option agreements may have the effect of making an acquisition or other business combination of either New York Community or Richmond County by or with a third party more costly because of the need in any transaction to acquire any shares issued pursuant to the stock option agreements or because of any cash payments made pursuant to the stock option agreements. The stock option agreements may, therefore, discourage certain third parties from proposing an alternative transaction to the current merger proposed by us, including one that might be more favorable from a financial point of view to the stockholders of New York Community or Richmond County, as the case may be, than the merger. Also, following consultation with our respective independent accountants, we believe that the exercise or repurchase of either of the stock options is likely to prohibit another acquiror from accounting for any acquisition of the issuer of the stock option using the pooling-of-interests accounting method for a period of two years.

                  To our best knowledge, no event giving rise to the right to exercise the stock option has occurred as of the date of this document.

Exercise; Expiration

                  Each of New York Community and Richmond County can exercise its option if both an initial triggering event and a subsequent triggering event occur prior to the occurrence of an exercise termination event, as these terms are described below. The purchase of any shares of New York Community or Richmond County stock pursuant to the options is subject to compliance with applicable law, which may require regulatory approval.

                  The stock option agreements describe a number of different events as initial triggering events. Generally, an initial triggering event will occur if New York Community or Richmond County enter into, propose to enter into, or are the subject of an acquisition transaction or a proposed acquisition transaction other than the merger agreement.

                  As used in each stock option agreement, the term acquisition transaction means:

•
a merger or consolidation or any similar transaction, or bona fide proposal of such a transaction, involving New York Community or Richmond County, other than certain mergers (i) involving only New York Community or Richmond County and its subsidiaries or (ii) after which the common stockholders of New York Community or Richmond County immediately prior thereto in the aggregate own or continue to own at least 60% of the common stock of New York Community or Richmond County;

•	a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of New York Community or Richmond County or any of their respective significant subsidiaries; or

•	a purchase or other acquisition of securities representing 25% or more of the voting power of New York Community or Richmond County or any of their respective significant subsidiaries.

                  Each stock option agreement generally defines the term subsequent triggering event to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 25% or more of the outstanding common stock of New York Community or Richmond County; or

•	the occurrence of an initial triggering event.

                  Each stock option agreement defines the term exercise termination event to mean any of the following:

•	completion of the merger;

•
termination of the merger agreement in accordance with its terms before an initial triggering event, provided that this would not include a termination of the merger agreement by New York Community or Richmond County based on a willful breach by Richmond County or New York Community, respectively, of a representation, warranty, covenant or other agreement contained in the merger agreement; or

•
the passage of 12 months, subject to extension in order to obtain required regulatory approvals, after termination of the merger agreement, if the termination follows the occurrence of an initial triggering event or is a termination of the merger agreement by New York Community or Richmond County based on a willful breach by Richmond County or New York Community, respectively, of a representation, warranty, covenant or other agreement contained in the merger agreement.

                  If either option becomes exercisable, it may be exercised in whole or in part within six months following the subsequent triggering event. New York Community and Richmond County’s right to exercise the option and certain other rights under the stock option agreements are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Securities Exchange Act. Nevertheless, neither New York Community nor Richmond County may exercise its option if it is in breach of any of its covenants or agreements under the merger agreement.

Rights Under the Stock Option Agreements

                  At any time after a repurchase event, as this term is described below, and prior to the date that is 12 months immediately thereafter, upon the request of New York Community or Richmond County, Richmond County and New York Community, respectively, may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price per share equal to the amount by which the market/offer price, as that term is defined in the stock option agreement, exceeds the option price. The term repurchase event is defined to mean:

•	the acquisition by any third party of beneficial ownership of 50% or more of the then-outstanding shares of New York Community or Richmond County’s common stock; or

•
the consummation of an acquisition transaction, provided that for purposes of the definition of repurchase event, the percentage referred to in the third definition of acquisition transaction above is 50% rather than 25%.

                  Each stock option agreement also provides that New York Community and Richmond County may, at any time after a repurchase event and prior to the occurrence of an exercise termination event, surrender the option and any shares issued under the option held by New York Community or Richmond County to Richmond County or New York Community, respectively, for a cash fee equal to $22 million, adjusted for our purchase price of option shares surrendered and gains on sales of stock purchased under the option, provided that neither New York Community nor Richmond County may exercise its surrender right if Richmond County or New York Community, respectively, repurchases the option, or a portion of the option.

                  If, prior to an exercise termination event, either New York Community or Richmond County enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its or its significant subsidiaries’ assets, the option will be converted into, or be exchanged for, a substitute option, at Richmond County or New York Community’s election, respectively, of

•	the continuing or surviving person of a consolidation or merger with Richmond County or New York Community;

•	the acquiring person in a plan of exchange in which Richmond County or New York Community is acquired;

•	Richmond County or New York Community in a merger or plan of exchange in which Richmond County or New York Community is the acquiring person;

•	the transferee of all or a substantial part of the consolidated assets or deposits of Richmond County or New York Community or its significant subsidiary; or

•	any person that controls any of these entities, as the case may be.

                  The substitute option will have the same terms as the original option. However, if because of legal reasons the terms of the substitute option cannot be the same as those of the option, the terms of the substitute option will be as similar as possible and at least as advantageous to New York Community and Richmond County.

ACCOUNTING TREATMENT

                  The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Richmond County as of the effective time of the merger will be recorded at their respective fair values and added to those of New York Community. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of New York Community issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Richmond County.

                  On February 14, 2001, the Financial Accounting Standards Board (FASB) issued an exposure draft for public comment which proposes changing the method of accounting for goodwill in a purchase transaction from capitalization and amortization against earnings to capitalization and periodic evaluation for impairment. If this change were adopted by the FASB, unamortized goodwill resulting from this transaction would be reported as an asset and would not be amortized against earnings unless it became impaired based on analyses performed by New York Community on a periodic basis. The public comment period ended on March 16, 2001 and the FASB is continuing its deliberations, which may result in further changes to the proposed standards. The FASB expects to vote on the new accounting standards in late June 2001 and issue the new standards in mid-July 2001; however, there can be no assurance that the FASB will ever adopt new standards regarding accounting for goodwill and intangible assets or that any final standard will become effective in July 2001.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

                  The following section describes the material U.S. federal income tax consequences of the merger to holders of Richmond County common stock who hold Richmond County common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This section does not apply to special classes of taxpayers, such as:

•	financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Richmond County common stock as part of a straddle or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	stockholders who acquired their shares of Richmond County common stock through the exercise of an employee stock option or otherwise as compensation.

                  The following is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

                  Tax Consequences of the Merger Generally.     It is a condition to the merger that Richmond County receive an opinion of its counsel, Muldoon Murphy & Faucette LLP, to the effect that (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Richmond County and New York Community will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code and (iii) no gain or loss will be recognized by stockholders of Richmond County who receive shares of New York Community common stock in exchange for Richmond County common stock, except with respect to cash received in lieu of fractional share interests. It is also a condition to the merger that New York Community receive an opinion of its counsel, Sullivan & Cromwell, to the effect that (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) each of Richmond County and New York Community will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

                  Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so.

                  In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Richmond County, New York Community and others. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither New York Community nor Richmond County intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

                   Based on the above assumptions and qualifications and certain representations of New York Community and Richmond County, in the opinion of Sullivan & Cromwell, counsel to New York Community, and Muldoon Murphy & Faucette LLP, counsel to Richmond County, for U.S. federal income tax purposes:

•	the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	each of New York Community and Richmond County will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•
no gain or loss will be recognized by stockholders of Richmond County who receive shares of New York Community common stock in exchange for shares of Richmond County common stock, except with respect to cash received in lieu of fractional share interests;

•
the holding period of New York Community common stock received in exchange for shares of Richmond County common stock will include the holding period of the Richmond County common stock for which it is exchanged; and

•
the basis of the New York Community common stock received in the merger will be the same as the basis of the Richmond County common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

                  Cash Received in Lieu of a Fractional Share of New York Community Common Stock.    A stockholder of Richmond County who receives cash in lieu of a fractional share of New York Community common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by New York Community subject to Section 302 of the Internal Revenue Code. As a result, a Richmond County stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of New York Community common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

                  Backup Withholding and Information Reporting.     Payments of cash to a holder surrendering shares of Richmond County common stock will be subject to information reporting and backup withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

DESCRIPTION OF NEW YORK COMMUNITY CAPITAL STOCK

                  In this section, we describe the material features and rights of the New York Community capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law, New York Community’s certificate of incorporation, New York Community’s bylaws and the New York Community rights agreement, as described below. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

General

                  New York Community is authorized to issue 150,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of New York Community common stock has the same relative rights as, and is identical in all respects to, each other share of New York Community common stock.

                  After giving effect to the 3-for-2 stock split paid on March 29, 2001 to New York Community stockholders, as of May 7, 2001, there were 43,542,333 shares of common stock of New York Community outstanding, 2,913,003 shares of common stock of New York Community were held in treasury and 11,425,023 shares of common stock of New York Community were reserved for issuance pursuant to New York Community’s employee benefit plans and the New York Community stock option agreement. After giving effect to the merger on a pro forma basis, approximately 70,613,679 shares of New York Community common stock will be outstanding.

Common Stock

                  Dividends.    Subject to certain regulatory restrictions, New York Community can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Funds for New York Community dividends are generally provided through dividends from New York Community Bank. The payment of dividends by New York Community Bank is subject to limitations which are imposed by law and applicable regulation. See “New York Community Dividends” on page 59. The holders of common stock of New York Community are entitled to receive and share equally in such dividends as may be declared by the board of directors of New York Community out of funds legally available therefor. If New York Community issues Preferred Stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

                  Voting Rights.    The holders of common stock of New York Community possess exclusive voting rights in New York Community. They elect the New York Community board of directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If New York Community issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in New York Community’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of New York Community are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

                  Liquidation.    In the event of any liquidation, dissolution or winding up of New York Community Bank, New York Community, as holder of New York Community Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of New York Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of New York Community Bank available for distribution. In the event of liquidation, dissolution or winding up of New York Community, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of New York Community available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the New York Community common stock in the event of liquidation or dissolution.

                  Preemptive Rights.    Holders of New York Community common stock are not entitled to preemptive rights with respect to any shares which may be issued. The New York Community common stock is not subject to redemption.

Preferred Stock

                  Shares of New York Community preferred stock may be issued with such designations, powers, preferences and rights as the New York Community board of directors may from time to time determine. The New York Community board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

NEW YORK COMMUNITY STOCKHOLDER PROTECTION RIGHTS AGREEMENT

                  The following is a description of the rights issued under the New York Community stockholder protection rights agreement, as amended. This description is subject to, and is qualified in its entirety by reference to, the text of the rights agreement. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

                  Each issued share of New York Community common stock has attached to it one right issued pursuant to a Stockholder Protection Rights Agreement, dated as of January 16, 1996 and amended on March 27, 2001, between New York Community and Mellon Investor Services L.L.C., as rights agent. Each right entitles its holder to purchase one one-hundredth of a share of participating preferred stock of New York Community at an exercise price of $120, subject to adjustment, after the separation time, which means after the close of business on the earlier of

•
the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in the offeror becoming an “acquiring person,” which is defined in the rights agreement as a person beneficially owning 10% or more of the outstanding shares of New York Community common stock; and

•	the tenth business day after the first date of public announcement that a person has become an acquiring person, which is also called the flip-in date.

                  The rights are not exercisable until the business day following the separation time. The rights expire on the earlier of

•	the close of business on January 16, 2006;

•	redemption, as described below;

•	an exchange for common stock, as described below; or

•	the merger of New York Community into another corporation pursuant to an agreement entered into prior to a flip-in date.

The New York Community board of directors may, at any time prior to the occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

                  If a flip-in date occurs, each right, other than those held by the acquiring person or any affiliate or associate of the acquiring person or by any transferees of any of these persons, will constitute the right to purchase shares of New York Community common stock having an aggregate market price equal to $240 in cash, subject to adjustment. In addition, the New York Community board of directors may, at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of New York Community common stock, elect to exchange the rights for shares of New York Community common stock at an exchange ratio of one share of New York Community common stock per right.

                  Under the rights agreement, after a flip-in date occurs, New York Community may not consolidate or merge, or engage in other similar transactions, with an acquiring person without entering into a supplemental agreement with the acquiring person providing that, upon consummation or occurrence of the transaction, each right shall thereafter constitute the right to purchase common stock of the acquiring person having an aggregate market price equal to $240 in cash, subject to adjustment.

                   These rights may not prevent a takeover of New York Community. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding New York Community common stock unless the rights are first redeemed by the New York Community board of directors.

                  On March 27, 2001, New York Community and Mellon amended the rights agreement to substantially prevent the merger agreement, the stock option agreements, and the merger with Richmond County triggering the provisions of the rights agreement.

                  A description of the rights agreement specifying the terms of the rights has been included in reports filed by New York Community under the Securities Exchange Act. See “WHERE YOU CAN FIND MORE INFORMATION” on page 94.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

                  New York Community and Richmond County are incorporated under the laws of the State of Delaware and, accordingly, the rights of New York Community stockholders and Richmond County stockholders are governed by the laws of the State of Delaware. As a result of the merger, Richmond County stockholders will become stockholders of New York Community. Thus, following the merger, the rights of Richmond County stockholders who become New York Community stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the New York Community certificate of incorporation and the New York Community bylaws. The New York Community certificate of incorporation will be unaltered by the merger. New York Community will amend its bylaws as provided in the merger agreement. In connection with the merger, the board of directors of New York Community has amended the bylaws of New York Community as contemplated by the merger agreement with such amendment to become effective upon the consummation of the merger. The following description gives effect to such amendment.

Comparison of Stockholders’ Rights

                  Set forth on the following pages is a summary comparison of material differences between the rights of a New York Community stockholder under the New York Community certificate of incorporation, the New York Community bylaws that will be in effect at the completion of the merger, and Delaware law (right column) and the rights of a stockholder under the Richmond County certificate of incorporation, Richmond County bylaws and Delaware law (left column). The summary set forth below is not intended to provide a comprehensive summary of Delaware law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the New York Community certificate of incorporation and New York Community bylaws, and the Richmond County certificate of incorporation and Richmond County bylaws.

RICHMOND COUNTY	NEW YORK COMMUNITY

CAPITAL STOCK
Authorized Capital

75 million shares of common stock, par value $0.01 per share, 5 million shares of preferred stock, par value $0.01 per share. As of March 31, 2001, there were 26,540,535 shares of Richmond County common stock issued and outstanding, 8,588,989 shares reserved for issuance and no shares of preferred stock issued and outstanding.

150 million shares of common stock, par value $0.01 per share, 5 million shares of preferred stock, par value $0.01 per share. As of May 7, 2001, there were 43,542,333 shares of New York Community common stock issued and outstanding, 11,425,023 shares reserved for issuance and no shares of preferred stock issued and outstanding.

BOARD OF DIRECTORS
Number of Directors

Such number as is fixed by the board of directors from time to time. New York Community currently has eleven directors and Richmond County has nine directors. See “THE MERGER—Board of Directors and Management of New York Community Following the Merger” on page 56 for a description of the New York Community board of directors after the merger.

RICHMOND COUNTY	NEW YORK COMMUNITY

Vacancies and Newly Created Directorships

Filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.
Filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.

Upon completion of the merger, the New York Community bylaws will be amended so that until the annual meeting of stockholders in 2004, unless two thirds of the directors decide otherwise, any vacancy on the board of directors created by a designee of New York Community or Richmond County will be filled with a new director selected by a majority of the remaining designees of New York Community or Richmond County, as applicable, on the New York Community board of directors.

Special Meeting of the Board

Special meetings of the board of directors may be called by one-third of the directors then in office, or by the Chairman of the Board or the President.	Upon completion of the merger, special meetings of the board of directors may be called by one-half of the directors then in office, or by the Chairman of the Board or the Chief Executive Officer.

Stockholder Rights Plans

Not applicable.
On January 16, 1996, New York Community adopted a stockholder protection rights agreement, pursuant to which each issued share of New York Community common stock has attached to it one right to purchase, under certain conditions, a fraction of a share of participating preferred stock of New York Community. The New York Community stockholder protection rights agreement, including rights thereunder currently held by New York Community stockholders, will remain in place after the merger.

See “NEW YORK COMMUNITY STOCK-HOLDER PROTECTION RIGHTS AGREEMENT” on page 77.

DISCUSSION OF ANTI-TAKEOVER PROTECTION IN NEW YORK COMMUNITY’S CERTIFICATE OF INCORPORATION AND BYLAWS

General

                  Certain provisions of the New York Community certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of New York Community without negotiation with the New York Community board of directors. The effect of these provisions is discussed briefly below. In addition to these provisions of the New York Community certificate of incorporation and bylaws, the rights agreement discussed in “NEW YORK COMMUNITY STOCKHOLDER PROTECTION RIGHTS AGREEMENT” on page 77 may also have anti-takeover effects. All of the provisions discussed below are contained in New York Community’s certificate of incorporation and bylaws currently.

Authorized Stock

                  The shares of New York Community common stock and New York Community preferred stock authorized by New York Community’s certificate of incorporation but not issued provide the New York Community board of directors with the flexibility to effect certain financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. The New York Community board of directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the New York Community preferred stock being issued, in an effort to deter attempts to gain control of New York Community.

Classification of Board of Directors; No Cumulative Voting

                  New York Community’s certificate of incorporation and bylaws provide that the board of directors of New York Community is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the New York Community board of directors may discourage a takeover of New York Community because a stockholder with a majority interest in New York Community would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the New York Community board of directors. New York Community’s certificate of incorporation also does not and will not, after the merger, authorize cumulative voting for the election of directors of New York Community.

Size of Board; Vacancies; Removal of Directors

                  The provisions of New York Community’s certificate of incorporation and bylaws giving the New York Community board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon an 80% vote of stockholders are intended to insure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since New York Community stockholders do not, and will not, after the merger, have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if such removal were desired by the stockholders of New York Community. In addition, these provisions of New York Community’s certificate of incorporation and bylaws could make a takeover of New York Community more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the New York Community board of directors.

Special Meetings of Stockholders

                  The provisions of New York Community’s certificate of incorporation and bylaws relating to special meetings of stockholders are intended to enable the New York Community board of directors to determine if it is appropriate for New York Community to incur the expense of a special meeting in order to present a proposal to New York Community stockholders. If the New York Community board of directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting, or until such proposal is properly presented before an earlier duly called special meeting, because stockholders cannot call a special meeting. In addition, these provisions could make a takeover of New York Community more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the New York Community board of directors.

Stockholder Action by Unanimous Written Consent

                  The purpose of the provision in New York Community’s certificate of incorporation prohibiting stockholder action by written consent is to prevent any person or persons holding the percentage of the voting stock of New York Community otherwise required to take corporate action from taking such action without giving notice to other stockholders and without the procedures of a stockholder meeting.

Amendment of Certificate of Incorporation and Bylaws

                  The requirements in New York Community’s certificate of incorporation and bylaws for an 80% stockholder vote for the amendment of certain provisions of New York Community’s certificate of incorporation and New York Community’s bylaws is intended to prevent a stockholder who controls a majority of the New York Community stock from avoiding the requirements of important provisions of New York Community’s certificate of incorporation or bylaws simply by amending or repealing them. Thus, the holders of a minority of the shares of the New York Community stock could block the future repeal or modification of New York Community’s bylaws and certain provisions of the certificate of incorporation, even if such action were deemed beneficial by the holders of more than a majority, but less than 80%, of the New York Community stock.

COMPARATIVE MARKET PRICES AND DIVIDENDS

                  New York Community common stock and Richmond County common stock are included for quotation on the Nasdaq National Market. The following table sets forth the high and low closing prices of shares of New York Community common stock and Richmond County common stock as reported on the Nasdaq National Market, and the quarterly cash dividends declared per share for the periods indicated.

	New York Community Common Stock			Richmond County Common Stock
	High	Low	Dividend(1)(2)	High	Low	Dividend(3)
1998
Third Quarter	$20.28	$15.22	0.11	$18.69	$11.88	0.07
Fourth Quarter	20.75	15.17	0.13	17.13	11.31	0.08

1999
First Quarter	21.29	17.67	0.17	16.31	14.81	0.09
Second Quarter	24.09	17.92	0.17	19.31	14.50	0.11
Third Quarter	22.09	17.33	0.17	20.00	18.19	0.12
Fourth Quarter	21.92	17.17	0.17	19.25	16.88	0.13

2000
First Quarter	18.09	11.55	0.17	18.50	16.13	0.14
Second Quarter	14.13	11.50	0.17	19.88	16.25	0.16
Third Quarter	19.37	12.33	0.17	24.19	17.69	0.17
Fourth Quarter	25.21	17.00	0.17	27.25	20.88	0.18

2001
First Quarter	29.90	22.00	0.17	29.38	23.50	0.18
Second Quarter (through May 10, 2001)	34.00	29.31	0.20	34.20	29.44	0.18

(1)
Pursuant to the merger agreement, New York Community may not, without the prior written consent of Richmond County, pay any dividends in excess of $0.25 per share per quarter. New York Community and Richmond County have also agreed to coordinate their declaration of dividends.

(2)
Reflects shares issued as a result of a 4-for-3 stock split on August 22, 1996 and 3-for-2 stock splits on April 10, 1997, October 1, 1997, September 29, 1998 and March 29, 2001. New York Community’s high and low stock prices and dividends for prior periods have been adjusted to reflect the effect of such stock split.

(3)
Pursuant to the merger agreement, Richmond County may not, without the prior written consent of New York Community, pay any dividends in excess of $0.18 per share. New York Community and Richmond County have also agreed to coordinate their declaration of dividends.

                  New York Community and Richmond County stockholders are advised to obtain current market quotations for New York Community common stock and Richmond County common stock. The market price of New York Community common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of New York Community common stock before or after the Effective Date.

PRO FORMA FINANCIAL INFORMATION
New York Community Bancorp, Inc. and Richmond County Financial Corp.
Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition and Statement of Income

                  The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of New York Community and subsidiaries and the adjusted historical Consolidated Statement of Financial Condition of Richmond County and subsidiaries giving effect to the consummation of the merger on March 31, 2001, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

                  The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Income for the year ended December 31, 2000 combines the adjusted historical Consolidated Statements of Income of New York Community and subsidiaries and Richmond County and subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The historical Consolidated Statement of Income of New York Community for the year ended December 31, 2000 includes the Consolidated Statement of Income of Haven Bancorp, Inc. for the month ended December 31, 2000. The historical Consolidated Statement of Income of Haven Bancorp, Inc. for the year ended December 31, 2000 only includes the Consolidated Statement of Income of Haven Bancorp, Inc. for the eleven months ended November 30, 2000. The adjusted historical Statement of Income of New York Community for the year ended December 31, 2000 gives effect to the Haven acquisition, as if the acquisition had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the Haven acquisition pro forma adjustment. Richmond County’s fiscal year ends June 30. The adjusted historical Consolidated Statement of Income of Richmond County for the year ended December 31, 2000 was prepared by adding the results of the six months ended December 31, 2000 to the results of the fiscal year ended June 30, 2000 and deducting the results of the six months ended December 31, 1999.

                  The following Unaudited Pro Forma Combined Consolidated Statement of Income for the three months ended March 31, 2001 combines the historical Consolidated Statements of Income of New York Community and subsidiaries and Richmond County and subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

                  The unaudited pro forma combined condensed consolidated financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of New York Community and subsidiary and Richmond County and subsidiaries information and notes thereto appearing elsewhere herein.

                  We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

New York Community Bancorp, Inc. and Richmond County Financial Corp.
Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition
As of March 31, 2001
(In thousands)

	New York Community Historical	Richmond County Historical	Pro Forma Adjustment		Pro Forma Combined
ASSETS
Cash and due from banks	$ 82,064	$ 53,156	$ (56,041	)(B)	$ 76,324
			(42,349	)(B)
			39,494	(E)
Money market investments	548,300	33,000			581,300
Securities available for sale	342,449	1,233,018	(14,500	)(C)	1,573,617
			12,650	(C)
Securities held to maturity and FHLB Stock	183,509	105,109			288,618
Loans receivable	3,186,834	1,726,181	10,000	(C)	4,923,015
Allowance for loan losses	(18,064)	(19,050)			(37,114)
Loans receivable, net	3,168,770	1,707,131	10,000		4,885,901
Excess of cost over fair value of net assets acquired and other intangibles	116,589	70,085	(70,085	)(C)	630,941
			514,352	(D)
Other assets	192,827	154,546	22,416	(B)	379,409
			(10,000	)(C)
			24,680	(C)
			(5,060	)(C)

Total assets	$4,634,508	$3,356,045	$ 425,557		$8,416,110

LIABILITIES
Deposits	$3,213,814	$2,189,702	$ 15,000	(C)	$5,418,516
Borrowings	1,033,222	814,704	32,200	(C)	1,880,126
Other liabilities	101,109	22,099	(5,616	)(C)	100,652
			(16,940	)(B)

Total liabilities	$4,348,145	$3,026,505	$ 24,644		$7,399,294

STOCKHOLDERS’ EQUITY
Common stock	$ 465	$ 327	$ (327	)(E)	$ 736
			271	(B)
Additional paid-in capital	177,586	329,911	(329,911	)(E)	907,768
			730,182	(B)
Retained earnings	143,139	161,310	(161,310	)(E)	143,139
Treasury stock	(29,623)	(114,924)	114,924	(E)	(29,623)
Unearned compensation and ESOP	(12,193)	(39,494)	39,494	(E)	(12,193)
Accumulated other comprehensive income (loss)	6,989	(7,590)	7,590	(E)	6,989

Total stockholders’ equity	$ 286,363	$ 329,540	$ 400,913		$1,016,816

Total liabilities and stockholders’ equity	$4,634,508	$3,356,045	$ 425,557		$8,416,110

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

New York Community Bancorp, Inc. and Richmond County Financial Corp.
Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For the Year Ended December 31, 2000
(In thousands, except shares and per share data)

	New York Community Historical	Haven Bancorp Historical	Haven Acquisition Pro Forma Adjustment		New York Community Adjusted Historical	Richmond County Adjusted Historical	Richmond County Pro Forma Adjustment		Pro Forma Combined
Interest income:
Loans	$151,626	$127,102	$(32,435	)(J)	$ 246,293	$ 127,898	$ (1,500	)(F)	$ 372,691
Securities	21,769	63,423	(3,805	)(J)	81,387	81,225	1,700	(F)	164,312
Money market investments	1,437	471			1,908	647			2,555

Total interest income	174,832	190,996	(36,240)		329,588	209,770	200		539,558

Interest expense:
Deposits	52,449	80,334	(5,738	)(J)	127,045	65,771	(5,500	)(F)	187,316
Borrowed funds	49,302	40,311	(35,657	)(J)	53,956	43,788	(9,300	)(F)	88,444

Total interest expense	101,751	120,645	(41,395)		181,001	109,559	(14,800)		275,760

Net interest income	73,081	70,351	5,155		148,587	100,211	15,000		263,798
Provision for loan losses	0	1,946	0		1,946	1,200			3,146

Net interest income after provision for loan losses	73,081	68,405	5,155		146,641	99,011	15,000		260,652

Non-interest income:
Fee income	4,595	20,828			25,423	10,768			36,191
Other income	17,050	11,629			28,679	(3,459)			25,220

Total non-interest income	21,645	32,457			54,102	7,309	0		61,411

Non-interest expense:
Compensation and benefits	39,014	35,713			74,727	29,090			103,817
Occupancy and equipment	3,953	11,917			15,870	12,255	(300	)(I)	27,825
Other	6,363	30,542			36,905	10,002			46,907
Amortization of excess of cost over fair value of net assets acquired	494		5,434	(K)	5,928	4,018	(4,018)		31,646
							25,718	(I)

Total non-interest expense	49,824	78,172	5,434		133,430	55,365	21,400		210,195

Income before income tax expense	44,902	22,690	(279)		67,313	50,955	(6,400)		111,868
Income tax expense	20,425	9,730	(282)		29,873	13,855			43,728

Net income	$ 24,477	$ 12,960	$ 3		$ 37,440	$ 37,100	$ (6,400)		$ 68,140

Net income:
Applicable to common stockholders:
Basic					$ 37,440	$ 37,100	$ (6,400)		$ 68,140
Diluted					37,440	37,100	(6,400)		68,140
Net income per share:
Basic					1.32	1.49			1.27
Diluted					1.28	1.47			1.24
Weighted average common shares:
Basic					28,268,514	24,899,329			53,665,829
Diluted					29,297,382	25,238,095			55,040,239

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

New York Community Bancorp, Inc. and Richmond County Financial Corp.
Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For the Three Months Ended March 31, 2001
(In thousands, except shares and per share data)

	New York Community Historical	Richmond County Historical	Pro Forma Adjustment		Pro Forma Combined
Interest income:
Loans	$ 70,509	$ 35,085	$ (400	)(F)	$ 105,194
Securities	11,695	22,554	400	(F)	34,649
Money market investments	2,154	307			2,461

Total interest income	84,358	57,946	0		142,304

Interest expense:
Deposits	33,259	19,751	(1,600	)(F)	51,410
Borrowed funds	15,969	10,987	(2,500	)(F)	24,456

Total interest expense	49,228	30,738	(4,100)		75,866

Net interest income	35,130	27,208	4,100		66,438
Provision for loan losses	0	300			300

Net interest income after provision for loan losses	35,130	26,908	4,100		66,138

Non-interest income:
Fee income	7,933	2,783			10,716
Other income	20,548	882			21,430

Total non-interest income	28,481	3,665	0		32,146

Non-interest expense:
Compensation and benefits	9,714	7,751			17,465
Occupancy and equipment	3,372	1,926	(100	)(I)	5,198
Other	6,334	4,303			10,637
Amortization of excess of cost over fair value of net assets acquired	1,482	1,226	(1,226)		7,911
			6,429	(I)

Total non-interest expense	20,902	15,206	5,103		41,211

Income before income tax expense	42,709	15,367	(1,003)		57,073
Income tax expense	15,065	5,486			20,551

Net income	$ 27,644	$ 9,881	$ (1,003)		$ 36,522

Net income:
Applicable to common stockholders:
Basic	$ 27,644	$ 9,881	$ (1,003)		$ 36,522
Diluted	27,644	9,881	(1,003)		36,522
Net income per share:
Basic	0.68	0.41			0.56
Diluted	0.66	0.40			0.55
Weighted average common shares:
Basic	40,889,323	23,844,000			65,471,323
Diluted	41,573,959	24,815,000			66,770,509

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

NEW YORK COMMUNITY BANCORP, INC. AND RICHMOND COUNTY FINANCIAL CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and March 31, 2001

                  (A) Basis of Presentation

                  The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition of New York Community and subsidiaries and Richmond County and subsidiaries at March 31, 2001 has been prepared as if the merger had been consummated on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for the year ended December 31, 2000 and the three months ended March 31, 2001 were prepared as if the merger had been consummated at the beginning of the periods presented. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 2000 were also prepared as if the acquisition of Haven Bancorp, Inc. had been consummated at the beginning of 2000. The unaudited pro forma combined condensed consolidated financial statements are based on the historical financial statements of New York Community and Richmond County after giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

                  Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma combined condensed consolidated financial statements are summarized as follows:

                  (i)  Estimated fair values—Estimated fair value for securities available for sale, loans, deposits and borrowings were determined by New York Community and Richmond County with the assistance of Salomon Smith Barney Inc., Sandler O’Neill & Partners, L.P. and Lehman Brothers Inc. The resulting net discount/premium on securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a sum-of-the-years digits method over five to ten years, respectively. The actual discount/premium will be accreted/amortized to interest income to produce a constant yield to maturity. The resulting net premium and discount on deposits and borrowings, respectively, is being amortized/accreted into interest expense on a sum-of-the-years digits method over their remaining estimated lives.

                  (ii)  Income taxes—A net deferred tax asset was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using an effective tax rate of 40%.

NEW YORK COMMUNITY BANCORP, INC. AND RICHMOND COUNTY FINANCIAL CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

                   (B)
	Cash	100% Stock	Total
	(In thousands)
Richmond County’s total common shares outstanding (i) (ii)		$730,453	$730,453
Cash-out of incremental stock options, net of tax (iii)	$25,410		25,410
Estimated transaction cost (iv)	33,624		33,624

	$59,034	$730,453	$789,487

                  (C) Purchase accounting adjustments are estimated as follows:

	(In thousands)
Richmond County’s net assets-historical at March 31, 2001(v)		$329,540
Adjustments to Richmond County’s statement of condition:
Termination of Richmond County’s MRP	$ 10,541
Tax benefits associated with the termination of MRP	5,616
Termination of Richmond County’s ESOP	28,953

Subtotal		45,110
The excess of cost over the fair value of net assets acquired	(70,085)
Securities available for sale, net of tax (to restore the markdown on March 31, 2001)	7,590

Subtotal		(62,495)
Fair value adjustment:
Securities available for sale	(14,500)
Loans receivable	10,000
Properties and Equipment writedown	(10,000)
Deposits	(15,000)
Borrowings	(32,200)

Subtotal—net fair value adjustments	(61,700)
Tax effects of fair value adjustments at 40%	24,680

Total net adjustments to net assets acquired		(37,020)

Adjusted net assets acquired		$275,135

(i)	Based on 27,071,346 shares of Richmond County common stock outstanding as of March 31, 2001.
(ii)
Based on average market closing price between March 22 and March 28, 2001 of $26.983 of New York Community common stock and exchange ratio of 1.02 of Richmond County common stock to New York Community common stock.

(iii)
Assumes that none of the holders of Richmond County’s stock options elect to exchange such options into New York Community options. As of March 31, 2001, there were 3,200,495 outstanding options to purchase Richmond County common stock with a weighted average price of $14.29. Effective tax rate at 40%.

(iv)	Estimated transaction costs of $33.624 million consist of the following:
(In thousands)
Merger-related compensation and severance	$ 34,785
Professional services	13,080
System and facilities conversion and other expense	8,175

Subtotal	$ 56,040
Tax effects	(22,416)

Total	$ 33,624

(v)	Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.
NEW YORK COMMUNITY BANCORP, INC. AND RICHMOND COUNTY FINANCIAL CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

                   (D) The excess of cost over the fair value of net assets acquired is set forth below:

(In thousands)
Total cost:
Stock portion	$730,453
Cash portion	59,034

Subtotal	$789,487
Net assets acquired	275,135

Total excess of cost over the fair value of net assets acquired	$514,352

                  (E) Purchase accounting adjustments to eliminate Richmond County’s stockholders’ equity account.

                  (F) Pro forma adjustments to interest income and interest expense were calculated as follows:

	For the Year Ended December 31, 2000	For the Three Months Ended March 31, 2001
	(In thousands)
Accretion of discount on securities	$ 1,700	$ 400
Amortization of premium on loans	(1,500)	(400)

Total net adjustments—interest income	200	0
Amortization of premium on deposits	(5,500)	(1,600)
Amortization of premium on borrowings	(9,300)	(2,500)

Total net adjustments—interest expense	$(14,800)	$(4,100)

                  (G) The amortization of the excess of cost over the fair value of net assets acquired is assumed to be straight-line over a period of twenty years.

                  (H) Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation per share for the periods presented were calculated using New York Community’s historical weighted average common and common stock equivalents plus Richmond County’s historical weighted average common and common stock equivalents times 1.02 under the terms of the merger agreement.

                  (I) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the merger on New York Community’s results of operation for the following years:

Projected Future Amounts for the Years Ended December 31,	Excess of Cost over Fair Value of Net Assets Acquired	Net (Accretion)	Net Increase (Decrease) in Income Before Taxes
		(In thousands)
2001	$ 6,429	$ (4,100)	$ (2,329)
2002	25,718	(14,700)	(11,018)
2003	25,718	(8,200)	(17,518)
2004	25,718	(2,500)	(23,218)
2005 and thereafter	430,770	(22,500)	(408,570)
NEW YORK COMMUNITY BANCORP, INC. AND RICHMOND COUNTY FINANCIAL CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

                   (J) Pro forma adjustments to interest income and interest expense to reflect the Haven Bancorp, Inc. acquisition commencing on January 1, 2000 were calculated as follows:

For the Eleven Months Ended November 30, 2000
(In thousands)
Reduction in interest income on securities sold to fund acquisition and restructuring ($300,000 at 7.08%)	$(19,470)
Reduction in interest income on loans sold to fund acquisition and restructuring ($700,000 at 7.31%)	(46,906)
Accretion of discount on securities (8 years by using Sum of the Year Digit method)	15,665
Accretion of discount on loans (10 years by using Sum of the Year Digit method)	14,471

Total net adjustments—interest income	(36,240)
Reduction in interest expense on deposits ($144,000 at 5.25%)	(6,930)
Reduction in interest on FHLB borrowings ($818,878 at 6.24%)	(46,840)
Amortization of premium on deposits (7 years by using Sum of the Year Digit method)	1,192
Amortization of premium on FHLB borrowings (1 year)	11,183

Total net adjustments—interest expense	(41,395)

                  (K) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the acquisition of Haven Bancorp, Inc. on New York Community’s results of operation for the next years:

Projected Future Amounts for the Years Ended December 31,	Excess of Cost over Fair Value of Net Assets Acquired	Net (Accretion)	Net Increase (Decrease) in Income Before Taxes
		(In thousands)
2000	$ 5,928	$(19,375)	$ 13,447
2001	5,928	(28,005)	22,077
2002	5,928	(24,436)	18,508
2003	5,928	(20,866)	14,938
2004	5,928	(17,297)	11,369
2005 and thereafter	86,949	(34,800)	(52,149)

EXPERTS

                  The consolidated financial statements of New York Community and its subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference into this document and in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in New York Community’s Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                  The consolidated financial statements of Richmond County and its subsidiaries as of June 30, 2000 and 1999, and for each of the years in the three-year period ended June 30, 2000, have been incorporated by reference in this document and in reliance upon the report of Ernst & Young LLP, independent certified public accountants, incorporated by reference in Richmond County’s Annual Report on Form 10-K for the year ended June 30, 2000, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                  New York Community expects representatives of KPMG LLP to attend New York Community’s special meeting, and Richmond County expects representatives of Ernst & Young LLP to attend Richmond County’s special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

OTHER MATTERS

                  As of the date of this document, the New York Community board of directors and the Richmond County board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

New York Community 2002 Annual Meeting Stockholder Proposals

                  To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2002, a stockholder proposal must be received by the Secretary of New York Community at 615 Merrick Avenue, Westbury, New York 11590. Any such proposal will be subject to applicable laws, rules and regulations, including Rule 14a-8 of the Securities Exchange Act.

                  The New York Community bylaws provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of New York Community not less than ninety days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which New York Community’s notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder’s name and address, as they appear on New York Community’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of New York Community’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require New York Community to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements of inclusion established by the SEC in effect at the time such proposal is received.

Richmond County 2001 Annual Meeting Stockholder Proposals

                  Richmond County will hold a 2001 Annual Meeting of Stockholders only if the merger is not consummated before the time of such meeting. To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2001, a stockholder proposal must be received by the Secretary of Richmond County at 1214 Castleton Avenue, Staten Island, New York 10310, not later than June 5, 2001. Any such proposal will be subject to applicable laws, rules and regulations, including Rule 14a-8 under the Securities Exchange Act.

                  The Richmond County bylaws provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of Richmond County not less than ninety days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which Richmond County’s notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder’s name and address, as they appear on Richmond County’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of Richmond County’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Richmond County to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements of inclusion established by the SEC in effect at the time such proposal is received.

WHERE YOU CAN FIND MORE INFORMATION

                  New York Community has filed with the SEC a registration statement under the Securities Act that registers the distribution to Richmond County stockholders of the shares of New York Community common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New York Community and New York Community’s stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

                  In addition, New York Community and Richmond County file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

                  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like New York Community and Richmond County, who file electronically with the SEC. The address of the site is http://www.sec.gov.

                  You should also be able to inspect reports, proxy statements and other information about New York Community and Richmond County at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

                  The SEC allows New York Community and Richmond County to incorporate by reference information into this document. This means that New York Community and Richmond County can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

                  This document incorporates by reference the documents listed below that New York Community and Richmond County previously filed with the SEC. They contain important information about the companies and their financial condition.

New York Community SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2000

Quarterly Report on Form 10-Q	Quarter ended March 31, 2001

Current Reports on Form 8-K	Filed on December 12, 2000 and March 28, 2001

The description of New York Community common stock set
forth in the registration statement on Form 8-A (No. 0-22278)
filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the
purpose of updating this description	Filed on August 19, 1993

New York Community SEC Filings	Period or Date Filed
The description of the rights agreement, contained in the
registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report
filed with the SEC for the purpose of updating this description.	Filed on January 23, 1996

Richmond County SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended June 30, 2000

Quarterly Reports on Form 10-Q	Quarters ended September 30, 2000, December 31, 2000 and March 31, 2001

Current Reports on Form 8-K	Filed on August 1, 2000, March 9, 2001, March 13, 2001 and March 28, 2001

                   In addition, New York Community and Richmond County also incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the New York Community special meeting or Richmond County special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

                  New York Community has supplied all information contained or incorporated by reference in this document relating to New York Community, as well as all pro forma financial information, and Richmond County has supplied all information relating to Richmond County.

                  Documents incorporated by reference are available from New York Community and Richmond County without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Richmond County Financial Corp. Carolynn A. Orisino Assistant Vice President Investor Relations Department 1214 Castleton Avenue Staten Island, New York 10310 Phone: (718) 815-7048	New York Community Bancorp, Inc. Ilene A. Angarola First Vice President, Investor Relations 615 Merrick Avenue Westbury, New York 11590 Phone: (516) 683-4420

                  New York Community and Richmond County stockholders requesting documents should do so by June 14, 2001 to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from New York Community or Richmond County, New York Community or Richmond County will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

                  Neither New York Community nor Richmond County has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of March 27, 2001

by and between

NEW YORK COMMUNITY BANCORP, INC.

and

RICHMOND COUNTY FINANCIAL CORP.

TABLE OF CONTENTS

Page

RECITALS

A.	NYCB	A-1
B.	RCF	A-1
C.	The Stock Option Agreements	A-1
D.	Intention of the Parties	A-1
E.	Approvals	A-1
F.	Employment and Noncompetition Agreements	A-1

ARTICLE I
The Merger

1.1	The Merger	A-2
1.2	Effective Time	A-2
1.3	Closing	A-2
1.4	Bank Merger	A-2

ARTICLE II
Governing Documents of the Surviving Corporation

2.1	Certificate of Incorporation of the Surviving Corporation	A-3
2.2	Bylaws of the Surviving Corporation	A-3
2.3	Headquarters of the Surviving Corporation	A-3
2.4	Name of the Surviving Corporation	A-3

ARTICLE III
Directors and Officers

3.1	Directors of the Surviving Corporation	A-3
3.2	Officers of the Surviving Corporation	A-3

ARTICLE IV
Conversion or Cancellation of Shares

ARTICLE V
Representations and Warranties

ARTICLE VI
Covenants

INDEX OF DEFINED TERMS

Term	Location of Definition
Acquisition Proposal	6.3
Affiliate	9.8
Bank Merger	1.4
BHC Act	5.3 (e) (i)
Certificate of Merger	1.2 (a)
Closing	1.3
Closing Date	1.3
Compensation Plans	5.3 (m) (i)
Contracts	5.3 (e) (ii)
DGCL	1.1 (b)
Disclosure Letter	5.1
Divisional Board	6.19
Effective Time	1.2 (a)
Employees	5.3 (m) (i)
Environmental Laws	5.3 (n)
ERISA	5.3 (m) (i)
ERISA Affiliate	5.3 (m) (iii)
ERISA Affiliate Plan	5.3 (m) (iii)
Exception Shares	4.1(a)
Exchange Act	5.3 (e) (i)
Exchange Agent	4.3 (a)
Exchange Ratio	4.1 (a)
FDIC	5.3 (h) (iii)
Federal Reserve Board	5.3 (e) (i)
Financial Statements	5.3 (f) (iii)
Governmental Entity	5.3 (e) (i)
HSR	5.3 (e) (i)
Indemnified Party	6.12 (a)
Internal Revenue Code	Recital D
Joint Proxy Statement/Prospectus	6.5 (a)
Liens	5.3 (c) (v)
Material Adverse Effect	5.2 (b)
Maximum Amount	6.12 (b)
Merger	1.1 (a)
Nasdaq	4.2
New Certificate	4.1 (c)
New Option	6.10 (a)
New Shares	4.1 (c)
NYCB	Preamble
NYCB Bank	1.4
NYCB Chief Executive Officer	3.1
NYCB Common Stock	Recital A
NYCB Directors	3.1
NYCB Meeting	6.4 (a)
NYCB Preferred Stock	Recital A
NYCB Preferred Stock Series A	Recital A
NYCB Rights Agreement	Recital A
NYCB Stock Dividend	4.1 (a)
Term	Location of Definition
NYCB Stock Option Agreement	Recital C
NYCB Stockholder Rights	Recital A
Old Certificate	4.1 (c)
Old Share	4.1 (c)
Pension Plan	5.3 (m) (ii)
Person	4.3 (b)
Plan	Preamble
RCF	Preamble
RCF Bank	1.4
RCF Chief Executive Officer	3.1
RCF Common Stock	Recital B
RCF Directors	3.1
RCF Insiders	6.18
RCF Meeting	6.4 (b)
RCF Options	6.10 (a)
RCF Preferred Stock	Recital B
RCF Section 16 Information	6.18
RCF Stock Option Agreement	Recital C
Registration Statement	6.5 (a)
Regulatory Approvals	5.3 (e) (i)
Reports	5.3 (f) (i)
Representatives	6.3
Rights	5.3 (c) (iv)
Risk Management Instruments	5.3 (s)
Rule 145 Affiliates	6.13 (a)
SEC	5.3 (f) (i)
Securities Act	5.3 (e) (i)
Securities Laws	5.3 (e) (i)
Stock Option Agreements	Recital C
Subsidiary	9.8
Surviving Bank	1.4
Surviving Corporation	1.1 (a)
Takeover Laws	5.3 (d) (ii)
Tax	5.3 (j)
Termination Date	8.2

                   AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2001, (this “Plan”), by and between New York Community Bancorp, Inc. (“NYCB”) and Richmond County Financial Corp. (“RCF”).

RECITALS

                   A.    NYCB.    NYCB is a Delaware corporation with its principal executive offices located in Westbury, New York. As of the date hereof, NYCB has (i) 60,000,000 authorized shares of common stock, par value $0.01 per share (“NYCB Common Stock”), of which not more than 28,971,798 shares are outstanding, together with the preferred share purchase rights (“NYCB Stockholder Rights”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of January 16, 1996, between NYCB and Mellon Investor Services, L.L.C., as Rights Agent, (“NYCB Rights Agreement”), and (ii) 5,000,000 authorized shares of preferred stock, par value $0.01 per share (“NYCB Preferred Stock”), of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock, without par value (“NYCB Preferred Stock Series A”), of which no shares are outstanding.

                   B.    RCF.    RCF is a Delaware corporation with its principal executive offices located in Staten Island, New York. As of the date hereof, RCF has (i) 75,000,000 authorized shares of common stock, par value $0.01 per share (“RCF Common Stock”), of which not more than 26,540,535 shares are outstanding, and (ii) 5,000,000 authorized shares of preferred stock, par value $0.01 per share (“RCF Preferred Stock”), of which no shares are outstanding.

                   C.    The Stock Option Agreements.    As an inducement and condition to NYCB’s entering into this Plan, RCF is granting to NYCB an option pursuant to a stock option agreement substantially in the form of Annex A to this Plan (the “RCF Stock Option Agreement”). As an inducement and condition to RCF’s entering into this Plan, NYCB is granting to RCF an option pursuant to a stock option agreement substantially in the form of Annex A to this Plan (the “NYCB Stock Option Agreement” and, together with the RCF Stock Option Agreement, the “Stock Option Agreements”).

                   D.    Intention of the Parties.    Each of the parties to this Plan intends that the Merger (as hereinafter defined) shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and that this Plan shall constitute a “plan of reorganization” for purposes of Section 368 of the Internal Revenue Code.

                   E.    Approvals.    The Board of Directors of each of NYCB and RCF has (i) determined that this Plan and the transactions contemplated hereby are advisable and in the best interests of NYCB and RCF, respectively, and in the best interests of their respective shareholders, (ii) determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) authorized and approved this Plan and its respective Stock Option Agreement.

                   F.    Employment and Noncompetition Agreements.    Simultaneously with the execution and delivery of this Plan, NYCB and RCF are entering into employment agreements and noncompetition agreements with each of Michael F. Manzulli, Anthony E. Burke and Thomas R. Cangemi, substantially in the form of Annexes B, C and D to this Plan, respectively.

                  NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which are as follows:

ARTICLE I
The Merger

                   1.1    The Merger.    (a)  Subject to the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), RCF shall merge with and into NYCB (the “Merger”), and the separate corporate existence of RCF shall thereupon cease. NYCB shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. Upon their mutual agreement and without additional approval of their respective Boards of Directors, RCF and NYCB may at any time prior to the Effective Time change the method of effecting the combination of RCF and NYCB (including the provisions of this Article I) if and to the extent they both deem such change to be necessary, appropriate or desirable, including, without limitation, a merger of either party with a wholly owned subsidiary of the other; provided, however, that no such change shall (i) alter or change the Exchange Ratio (as hereinafter defined), (ii) adversely affect the tax treatment of NYCB’s shareholders or RCF’s shareholders pursuant to this Plan, (iii) adversely affect the tax treatment of RCF or NYCB or (iv) materially impede or delay consummation of the transactions contemplated by this Plan. The parties agree to reflect any such change in an appropriate amendment to this Plan executed by both parties.

                  (b)  The Merger shall have the effects specified in this Plan and the Delaware General Corporation Law (the “DGCL”).

                   1.2    Effective Time.    (a)  Subject to the terms and conditions of this Plan, on the Closing Date, NYCB will cause a certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger has been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the “Effective Time.”

                  (b)  NYCB and RCF each will use reasonable best efforts to cause the Effective Time to occur on last day of the month in which the satisfaction or waiver of the last of the conditions specified in Sections 7.1(a), (b), (c) and (e) of this Plan has occurred; provided, however, that if the Effective Time would occur less than three business days after the satisfaction or waiver of the conditions described above, NYCB and RCF will cause the Effective Time to occur on the last day of the immediately following month. Notwithstanding anything to the contrary in this Section 1.2(b), NYCB and RCF may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the DGCL.

                   1.3    Closing.    The closing of the Merger (the “Closing”) shall take place at such time and place as NYCB and RCF shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

                   1.4    Bank Merger.    NYCB and RCF shall take all action necessary and appropriate to cause, including causing the entering into a merger agreement, their respective subsidiaries Queens County Savings Bank (“NYCB Bank”) and Richmond County Savings Bank (“RCF Bank”) to merge (the “Bank Merger”) simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger, with NYCB Bank being the surviving bank (“Surviving Bank”) thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the Certificate of Organization and by-laws of the Surviving Bank shall be the Certificate of Organization and by-laws of NYCB Bank in effect immediately prior to the effective time of the Bank Merger.

ARTICLE II
Governing Documents of the Surviving Corporation

                   2.1    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the Certificate of Incorporation of NYCB, as then in effect, shall be the certificate of incorporation of the Surviving Corporation except that, if the number of shares of authorized NYCB Common Stock shall not have been increased to 150,000,000, the number of shares of authorized NYCB Common Stock shall be increased to 150,000,000.

                   2.2    Bylaws of the Surviving Corporation.    At the Effective Time, the Bylaws of NYCB, as then in effect, shall be the Bylaws of the Surviving Corporation, after giving effect to the amendment thereto effected by the NYCB Board of Directors set forth in Annex E.

                   2.3    Headquarters of the Surviving Corporation.    At the Effective Time, the corporate headquarters of the Surviving Corporation shall be Westbury, New York.

                   2.4    Name of the Surviving Corporation.    The name of the Surviving Corporation shall be New York Community Bancorp, Inc.

ARTICLE III
Directors and Officers

                   3.1    Directors of the Surviving Corporation.    (a)  At the Effective Time, the directors of the Surviving Corporation shall consist of nine (9) members, five (5) of whom shall be selected by the Chief Executive Officer of NYCB prior to the Effective Time (“NYCB Directors”) and four (4) of whom shall be selected by the Chief Executive Officer of RCF prior to the Effective Time (“RCF Directors”) and which shall be allocated among the three classes of directors of the Surviving Corporation by the agreement of the Chief Executive Officers of RCF and NYCB so that each class shall have at least one NYCB Director and one RCF Director. The NYCB Directors shall include the Chief Executive Officer of NYCB as of the date of this Plan (“NYCB Chief Executive Officer”) and the RCF Directors shall include the Chief Executive Officer of RCF as of the date of this Plan (“RCF Chief Executive Officer”).

                  (b)  After the Effective Time until the annual meeting of shareholders of the Surviving Corporation in 2004, unless two-thirds of all of the directors of the Surviving Corporation shall otherwise determine, in the event that a NYCB Director or a RCF Director or a director otherwise elected or nominated by the NYCB Directors or the RCF Directors as set forth herein shall resign, no longer be able to serve or not stand or be standing for reelection (for whatever reason), (i) if such director shall be a NYCB Director or a nominee of the NYCB Directors, then the NYCB Directors and nominees of the NYCB Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall either elect such person a director or, if appropriate, nominate such person for election as a director by the shareholders and (ii) if such director shall be a RCF Director or a nominee of the RCF Directors, then the RCF Directors and nominees of the RCF Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall either elect such person a director or, if appropriate, nominate such person for election as a director by the shareholders. Each director will hold office in accordance with the certificate of incorporation and bylaws until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

                   3.2    Officers of the Surviving Corporation.    At the Effective Time, Michael F. Manzulli shall become the Chairman of the Board of Directors of the Surviving Corporation, Joseph R. Ficalora shall remain the President and Chief Executive Officer of the Surviving Corporation, Anthony E. Burke shall become a Senior Executive Vice President and the Chief Operating Officer of the Surviving Corporation and Thomas R. Cangemi shall become an Executive Vice President of the Surviving Corporation.

ARTICLE IV
Conversion or Cancellation of Shares

                   4.1    Conversion or Cancellation of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

                   (a)  RCF Common Stock.    Each share of RCF Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (as hereinafter defined), shall be converted into and constitute 1.02 shares of NYCB Common Stock (subject to Section 4.4, the “Exchange Ratio”), which already gives effect to the NYCB stock dividend payable on March 29, 2001 (the “NYCB Stock Dividend”), together with the related NYCB Stockholder Rights. “Exception Shares” means shares of RCF Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by RCF or a subsidiary (as hereinafter defined) of RCF or held by RCF in treasury or by NYCB or a subsidiary of NYCB.

                   (b)  NYCB Common Stock.    Each share of NYCB Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

                   (c)  Cancellation of Old Shares.    Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of RCF Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 4.3, a certificate (a “New Certificate”) representing the shares of NYCB Common Stock (“New Shares”) and any payment to which such holder is entitled pursuant to this Article IV.

                   4.2    Fractional Shares.    Notwithstanding any other provision of this Article IV, no fractional shares of NYCB Common Stock will be issued pursuant to the Merger. Instead, NYCB will pay or cause to be paid to the holder of any Old Shares that would, pursuant to paragraph 4.1(a), otherwise be entitled to receive fractional shares of NYCB Common Stock an amount in cash, rounded to nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the high and low per share sales prices of NYCB Common Stock on the trading day immediately preceding the Closing Date as reported on the Nasdaq National Market System (the “Nasdaq”).

                   4.3    Exchange of Old Certificates for New Certificates.    (a)  Appointment of Exchange Agent.    Until the first anniversary of the Effective Time, NYCB shall make available or cause to be made available to an exchange agent agreed upon by NYCB and RCF (the “Exchange Agent”), New Certificates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article IV. Upon such anniversary, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be delivered to NYCB. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for New Certificates and cash pursuant to this Article IV shall thereafter be entitled to look exclusively to NYCB, and only as a general creditor thereof, for the shares of NYCB Common Stock and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article IV. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                   (b)  Exchange Procedures.    Promptly after the Effective Time, NYCB shall cause the Exchange Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization (any of the foregoing, a “Person”) who was, immediately prior to the Effective Time, a holder of record of RCF Common Stock a form of letter of transmittal in form reasonably satisfactory to NYCB and RCF containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments in lieu of fractional shares pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Certificate representing the New Shares and, if applicable, a check in the amount to which such holder is entitled pursuant to this Article IV, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued, or cash payment made, in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of NYCB that any such taxes have been paid or are not applicable. An Affiliate (as hereinafter defined) of RCF or NYCB shall not be entitled to receive any New Certificate or payment pursuant to this Article IV until such Affiliate shall have duly executed and delivered an appropriate agreement described in Section 6.13.

                   (c)  Distributions with Respect to Unexchanged Shares.    Notwithstanding any other provision of this Plan, no dividends or other distributions with a record date after the Effective Time shall be paid to any Person holding an Old Certificate with respect to the New Shares until such Old Certificate has been surrendered for exchange as provided herein. Subject to the effect of applicable laws and the immediately preceding sentence, following surrender of any such Old Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the New Shares represented thereby.

                   (d)  Transfers.    At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

                   (e)  Lost, Stolen or Destroyed Certificates.    If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article IV.

                   4.4    Adjustment of Exchange Ratio.    In the event that, subsequent to the date of this Plan but prior to the Effective Time, the shares of NYCB Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of NYCB, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio; provided, however, that no proportionate adjustment shall be made in respect of the NYCB Stock Dividend.

ARTICLE V
Representations and Warranties

                  5.1     Disclosure Letters.    Prior to the execution and delivery hereof, RCF has delivered to NYCB, and NYCB has delivered to RCF, a letter (as the case may be, its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 5.3 or to one or more of its covenants contained in Article VI; provided, that (a) no such item is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to either RCF or to NYCB, respectively.

                  5.2     Standards.    (a) No representation or warranty of any party hereto contained in Section 5.3 (other than the representations and warranties in Sections 5.3(c), 5.3(d)(i), 5.3(f)(ii) and (iii), 5.3(g)(B), 5.3(m) and 5.3(q) which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 5.3, has had or is reasonably likely to have a Material Adverse Effect on such party.

                  (b)  The term “Material Adverse Effect” means an effect which (A) is materially adverse to the business, properties, financial condition or results of operations of NYCB or RCF, as the context may dictate, and its subsidiaries, taken as a whole, (B) materially impairs or delays the ability of NYCB or RCF to consummate the Merger or (C) enables any Person to prevent or materially delay the consummation by NYCB or RCF of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect attributable to or resulting from (i) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to NYCB or RCF, (ii) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to NYCB or RCF, (iii) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically, except to the extent any such events, conditions or trends in economic, business or financial conditions have a disproportionately adverse effect upon NYCB or RCF, as the context may dictate, and (iv) the effects of the actions contemplated by Section 6.8.

                  5.3     Representations and Warranties of NYCB and RCF.    Subject to and giving effect to Sections 5.1 and 5.2 and except as set forth in the relevant Disclosure Letter, NYCB hereby represents and warrants to RCF, and RCF hereby represents and warrants to NYCB, that:

                  (a)   Corporate Organization and Qualification.    It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It is duly qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted. It has made available to the other party hereto a complete and correct copy of its certificate of incorporation and bylaws, each as amended to the date hereof and as currently in full force and effect.

                   (b)  Subsidiaries.     Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing, and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

                  (c)  Capital Stock.     (i) The information in Recital A, in the case of NYCB, and in Recital B, in the case of RCF, is true and correct.

(ii) As of the date hereof, no shares of its common stock or preferred stock were held in treasury by it or otherwise owned by it or its subsidiaries for its own account.

                  (iii)  All the outstanding shares of its common stock, and its preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

                  (iv)  As of the date hereof, except as set forth in this Plan, its Stock Option Agreement and, in the case of NYCB, the NYCB Rights Agreement and in connection with the NYCB Stock Dividend (1) there are no shares of its common stock or its preferred stock authorized and reserved for issuance, (2) it does not have any Rights issued or outstanding with respect to any of its capital stock and (3) it does not have any commitment to authorize, issue or sell any shares of its capital stock or Rights. As used herein, “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

                  (v)  All the outstanding shares of capital stock of each of its subsidiaries owned by it or a subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided under applicable state law) nonassessable, and are owned by it or a subsidiary of it free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights (“Liens”).

                  (vi)  In the case of NYCB only, the shares of NYCB Common Stock to be issued in the Merger, when so issued in accordance with this Plan, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights.

                  (d)  Corporate Authority and Action.     (i)  It has the requisite corporate power and authority and has taken all corporate action necessary, including obtaining the approval of its board of directors, in order to authorize the execution and delivery of, and performance of its obligations under, this Plan and to consummate the Merger, subject only to receipt of the requisite approval of (A) in the case of RCF, the holders of at least a majority of the outstanding shares of RCF Common Stock and (B) in the case of NYCB, the holders of at least a majority of the outstanding shares of NYCB Common Stock. This Plan is a valid and legally binding agreement of it enforceable in accordance with the terms hereof. Its shareholders have no dissenters’ or similar rights in connection with the Merger.

                  (ii) It has taken all action required to be taken by it in order to exempt this Plan and the Stock Option Agreement under which it is the issuer and the transactions contemplated hereby and thereby, from, and this Plan and such Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from the requirements of (A) any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions”, “business combination” or other state antitakeover laws and regulations (collectively, “Takeover Laws”), including Section 203 of the DGCL, (B) in the case of RCF, the provisions of Section A of Article VIII of its certificate of incorporation and (C) in the case of NYCB, the provisions of Section A of Article VIII of its certificate of incorporation.

                   (iii)  In the case of NYCB, it has taken all action, if any, necessary or appropriate so that the entering into of this Plan and the NYCB Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (individually or in conjunction with any other event) do not and will not result in the ability of any Person to exercise any NYCB Stockholder Rights under the NYCB Rights Agreement or enable or require the NYCB Stockholder Rights to separate from the shares of NYCB Common Stock to which they are attached or to be triggered or become exercisable or unredeemable. No “Separation Time” or “Stock Acquisition Date” (as such terms are defined in the NYCB Rights Agreement) has occurred. NYCB has duly adopted an amendment to the NYCB Rights Agreement substantially in the form of Annex F.

                  (e)   Governmental Filings; No Violations.    (i) Other than the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the approvals of federal, state and local, domestic and foreign authorities regulating financial institutions; other than as required under the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Securities Act”), and state securities and “Blue Sky” laws (together with the Exchange Act and the Securities Act, the “Securities Laws”), the rules of the NASD and the Hart-Scott-Rodino Antitrust Improvements Act (“HSR”), and other than as set forth in Section 5.3(e) of its Disclosure Letter (the “Regulatory Approvals”), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”), in connection with the execution, delivery or performance of this Plan or the NYCB Stock Option Agreement or the RCF Stock Option Agreement, as the case may be, by it and the consummation by it of the transactions contemplated hereby and thereby.

                  (ii)  The execution, delivery and performance of this Plan does not and will not, and the consummation by it of any of the transactions contemplated hereby will not (individually or in conjunction with any other event), constitute or result in (A) a violation of its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (written or oral) (“Contracts”) of it or any of its subsidiaries or (C) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

                  (f)   Reports and Financial Statements.    (i)  It has made available to the other party each registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated by it under the Securities Act, the Exchange Act and state securities and “Blue Sky” laws with respect to periods since January 1, 2000 through the date of this Plan and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, whether filed before or after the date hereof, its “Reports”), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) (or if not so filed, in the form used or circulated).

                  (ii)  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Plan, will comply) in all material respects with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Plan, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (iii)  Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Plan, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Plan, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and shareholders’ equity are referred to as its “Financial Statements.”

                  (g)   Absence of Certain Events and Changes.    Since December 31, 2000, except as disclosed in its Reports filed on or prior to the date hereof, (i) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and (ii) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on it.

                  (h)   Compliance with Laws and Other Matters.    It and each of its subsidiaries:

                  (i)  is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of its subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better;

                  (ii)  has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as currently conducted;

                  (iii)  has, since December 31, 1998, received no notification or communication from any Governmental Entity (including the Federal Reserve Board and any other bank, insurance or securities regulatory authority) (A) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation (“FDIC”) deposit insurance; and

                  (iv)  is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                   (i)   Litigation.    There are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination, or the Bank Secrecy Act).

                  (j)   Taxes.    All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate in all material respects. It has made available to the other party true and correct copies of the United States federal income Tax returns filed by it or its subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2000. Except as disclosed in its Reports, all Taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). As of the date of this Plan and except as disclosed in its Reports, there is no outstanding audit examination, deficiency, refund litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its or such subsidiary’s balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). Neither it nor any of its subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its subsidiaries has any obligation to any party (other than it or one of its subsidiaries) with respect to Taxes or is or was a member of an affiliated group filing combined, consolidated or unitary tax returns rather than a group of which it is or was the common parent. The proper and accurate amounts have been withheld from all employees, creditors, or third parties (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation). Neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to it or its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for (in accordance with generally accepted accounting principles). The term “Tax” includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker’s compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

                  (k)   Insurance.    It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

                  (l)   Labor Matters.    Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (m)   Employee Benefits.    (i)  Paragraph 5.3(m) (i) of its Disclosure Letter sets forth a list of each “employee benefit plan”, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans that cover current or former officers or employees (“Employees”) or current or former directors of it and its subsidiaries (its “Compensation Plans”). It has heretofore made available to the other party true and complete copies of each Compensation Plan as in effect on the date hereof.

                  (ii)  All of its Compensation Plans are in compliance with all applicable laws, including ERISA and the Internal Revenue Code. Each of its Compensation Plans which is an “employee pension benefit plan” within the meaning of Section3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to its Compensation Plans. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Compensation Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                  (iii)  No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity (“ERISA Affiliate Plan”) which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (“ERISA Affiliate”). It and its subsidiaries have neither contributed to nor been obligated to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof, or will be required to be filed as a result of the transactions contemplated by this Plan.

                  (iv)  All contributions required to be made by it and its subsidiaries under the terms of any of its Compensation Plans have been timely made or have been reflected on its audited financial statements or preliminary financial statements. Neither any of its Pension Plans nor any of its ERISA Affiliate Plans has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. None of it, its subsidiaries or its ERISA Affiliates has provided in the six years prior to the date hereof, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (v)  Under each of its Pension Plans and any ERISA Affiliate Plans which are (in either case) single-employer plans, as of the last day of the most recent plan year ended prior to the date hereof for which an actuarial valuation has been completed, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year for which an actuarial valuation has been completed.

                   (vi)  Neither it nor its subsidiaries have any obligations for retiree health and life benefits under any Compensation Plan, and there are no restrictions on the rights of it or its subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

                  (vii)  There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would increase materially the expense of maintaining such Compensation Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Plan, shareholder approval of this Plan nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (A) result in the vesting, acceleration or funding (through a grantor trust or otherwise) of any benefits or amounts under any Compensation Plan, (B) result in any increase in benefits or amounts under any Compensation Plan, (C) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (D) result in any payment under any Compensation Plan which would not be deductible under Section 162(m) or Section 280G of the Internal Revenue Code or (E) cause it or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

                  (n)   Environmental Matters.    Neither the conduct nor operation of it or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws (as hereinafter defined) and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its subsidiaries has received any notice from any person or entity that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. As used herein, “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

                  (o)   Agreements.    (i)  As of the date of this Plan, except for (A) this Plan and the Stock Option Agreements and (B) arrangements made after the date, and in accordance with the terms, of this Plan, it and its subsidiaries are not a party to or bound by (x) any material Contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof or (y) any Contract that restricts the conduct of any line of business by it or any of its subsidiaries or, upon consummation of the Merger, will restrict the ability of the Surviving Corporation or its subsidiaries to engage in any line of business.

(ii) None of it or any of its subsidiaries is, with or without the giving of notice or lapse of time or both, in default under any material Contract.

                  (p)   Knowledge as to Conditions.    As of the date of this Plan, it knows of no reason (i) why the Regulatory Approvals should not be obtained in time for the Closing to take place prior to the Termination Date, or (ii) why the accountants’ letters referred to in Section 6.5(a) or the opinions of tax counsel referred to in Section 7.2(c), in the case of NYCB, and in Section 7.3(c), in the case of RCF, will not be able to be obtained on the Closing Date.

                  (q)   Fairness Opinions.    As of the date hereof, it has received the written opinion or opinions, dated the date of this Plan, of its financial advisor, Salomon Smith Barney, in the case of NYCB, and of its financial advisors, Lehman Brothers and Sandler O’Neill & Partners, L.P., in the case of RCF, to the effect that the Exchange Ratio is fair, from a financial point of view, to, in the case of NYCB, NYCB and in the case of RCF, the holders of RCF Common Stock.

                  (r)   Brokers and Finders.    None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that NYCB has retained Salomon Smith Barney as its financial adviser and RCF has retained Lehman Brothers and Sandler O’Neill & Partners, L.P. as its financial advisers, in each case pursuant to engagement letters, true and correct copies of which have been set forth in its respective Disclosure Letter.

                  (s)   Risk Management Instruments.    All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for its own account, or for the account of one or more of its subsidiaries or its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of, in the case of representations and warranties made by NYCB, NYCB or one of its subsidiaries or, in the case of representations and warranties made by RCF, RCF or one of its subsidiaries, enforceable in accordance with the terms of such Risk Management Instrument (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. It and each of its subsidiaries have duly performed in all material respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and, to its knowledge, there are no material breaches, violations or defaults, or allegations or assertions of any breaches, violations or defaults, by any party thereunder.

                  (t)   Employment and Noncompetition Agreements.    It has entered into certain employment and noncompetition agreements with Michael F. Manzulli, Anthony E. Burke and Thomas R. Cangemi, each of which has been duly authorized, executed and delivered by it and none of which shall be modified, amended or supplemented without the prior written consent of the other party.

ARTICLE VI
Covenants

                  6.1     Conduct of Business Pending the Effective Time.    Each of NYCB and RCF agrees, as to itself and its subsidiaries, that, except insofar as the other party shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except in connection with the NYCB Stock Dividend or as otherwise expressly contemplated by this Plan or the Stock Option Agreements or as set forth in paragraph 6.1 of its Disclosure Letter:

                  (a)  The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and, except as required by law, it and its Subsidiaries will not knowingly take any action that would (i) adversely affect the ability of any of them to obtain (A) any Regulatory Approval or (B) the opinions of tax counsel referred to, in the case of NYCB, in Section 7.2(c) and, in the case of RCF, in Section 7.3(c), or (ii) adversely affect its ability to perform its obligations under this Plan or the Stock Option Agreements; provided, however, that nothing contained herein shall limit the ability of RCF to exercise the NYCB Stock Option Agreement and NYCB to exercise the RCF Stock Option Agreement, as the case may be.

                   (b)  It will not (i) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock owned by it or any of its material subsidiaries; (ii) amend or restate its certificate of incorporation or by-laws except, in the case of NYCB, to increase the authorized number of shares of NYCB Common Stock to 150,000,000; (iii) split, combine or reclassify any outstanding capital stock; (iv) other than as permitted by Section 6.2 or, in the case of NYCB, in connection with the NYCB Stock Dividend, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (v) in the case of RCF only, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than in connection with the exercise of any Rights it has granted and has outstanding as of the date hereof or issued hereafter as permitted by this Plan in accordance with the terms thereof.

                  (c)  Neither it nor any of its subsidiaries will (i) in the case of RCF only,issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of, any class, except pursuant to this Plan, the RCF Stock Option Agreement, or in connection with the exercise of Rights outstanding as of the date hereof or issued thereafter as permitted by this Plan; (ii) other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it; or (iii) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice.

                  (d)  Except for internal reorganizations involving existing subsidiaries, or in satisfaction of debts previously contracted in good faith, neither it nor any of its subsidiaries will make any material acquisition of, or investment in, assets or stock of any other Person.

                  (e)  Other than in the ordinary course of business consistent with past practice, neither it nor any of its subsidiaries will incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

                  (f)  Neither it nor any of its subsidiaries will (i) grant any increase in compensation or benefits to its Employees, except as required by contractual obligations in effect as of the date hereof or in the ordinary course of business consistent with past practice, or appoint any new or existing employee to the position of Executive Vice President or higher except to fill a vacancy arising after the date hereof; (ii) pay any bonus except as required by contractual obligations in effect as of the date hereof or in the ordinary course of business consistent with past practice; (iii) grant any severance or termination pay to any director or Employee except as consistent with past practice or direction; (iv) enter into or amend any employment or severance agreement with any director or Employee (provided that this clause (iv) shall not prohibit either party from approving a renewal or other extension of an existing employment or severance agreement in accordance with its terms and in the ordinary course of business consistent with past practice); (v) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or (vi) effect any material change in retirement benefits for any class of its Employees (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided).

                  (g)  In the case of RCF only, except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, neither it nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors or Employees.

                   (h)  Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles or applicable law.

                  (i)  In the case of RCF only, except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to RCF or NYCB and each of their respective subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to RCF or NYCB and each of their respective subsidiaries taken as a whole.

                  (j)  Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (i) above.

                  6.2     Dividends.    Each of NYCB and RCF agrees that, from and after the date hereof until the Effective Time, (i) direct and indirect wholly owned subsidiaries of each of NYCB and RCF may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property; (ii) RCF may pay quarterly dividends on outstanding shares of RCF Common Stock at a rate not to exceed $0.18 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past; and (iii) NYCB may pay quarterly dividends on outstanding shares of NYCB Common Stock at a rate not to exceed $0.25 per share per quarter (after giving effect to the NYCB Stock Dividend), on substantially the same record and payment date schedules as have been utilized in the past.

                  NYCB and RCF shall coordinate the declaration of dividends (and the record payment dates therefor), it being the intention of the parties hereto that holders of RCF Common Stock or NYCB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of RCF Common Stock and/or NYCB Common Stock and any shares of NYCB Common Stock any such holder receives in the Merger.

                  6.3     Acquisition Proposals.    Each of NYCB and RCF agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or, except to the extent that the Board of Directors of NYCB or RCF, as the case may be, determines, in good faith, after consultation with its outside financial and legal advisors, that the failure to do so would breach its fiduciary obligations under applicable law, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal including, in the case of NYCB, the waiver of or amendment to the NYCB Rights Agreement in respect of an Acquisition Proposal. “Acquisition Proposal” means any proposal or offer with respect to any of the following involving NYCB or RCF or any of their material subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Plan. Notwithstanding anything in this Plan to the contrary, each of NYCB and RCF, as the case may be, shall (i) immediately advise the other party hereto, orally and in writing, of (A) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, (B) the material terms and conditions of such proposal or inquiry (whether written or oral), and (C) the identity of the person making any such proposal or inquiry and (ii) keep the other party hereto fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. Each of NYCB and RCF shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

                  6.4     Shareholder Approval.    (a)  NYCB agrees to take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “NYCB Meeting”), as promptly as practicable after the Registration Statement (as herein defined) is declared effective to consider and vote upon the adoption and approval of this Plan and the Merger. The Board of Directors of NYCB shall recommend such adoption and approval, and NYCB will take all reasonable lawful action to solicit such adoption and approval, by its shareholders; provided, however, that the Board of Directors of NYCB may withdraw, modify, condition or refuse to make such recommendation in response to an Acquisition Proposal made after the date of this Plan and not initiated, solicited or encouraged in violation of Section 6.3 if the Board of Directors of NYCB determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law.

                  (b)  RCF agrees to take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “RCF Meeting”), as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the adoption and approval of this Plan and the Merger and the other matters contemplated hereby. The Board of Directors of RCF shall recommend such adoption and approval, and RCF will take all reasonable lawful action to solicit such adoption and approval, by its shareholders; provided, however, that the Board of Directors of RCF may withdraw, modify, condition or refuse to make such recommendation in response to an Acquisition Proposal made after the date of this Plan and not initiated, solicited or encouraged in violation of Section 6.3 if the Board of Directors of RCF determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law.

                  6.5     Filings; Other Actions.    (a)  Each of NYCB and RCF agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by NYCB with the SEC in connection with the issuance of NYCB Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of RCF and NYCB constituting a part thereof (the “Joint Proxy Statement/Prospectus”). NYCB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. NYCB also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Plan, and each of RCF and NYCB agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

                  NYCB agrees to use all reasonable efforts to cause to be delivered to RCF a letter of KPMG LLP, independent auditors to NYCB, and RCF agrees to use all reasonable efforts to cause to be delivered to NYCB a letter of Ernst & Young LLP, independent auditors to RCF, each dated (1) the date on which the Registration Statement shall become effective and (2) a date shortly prior to or on the Closing Date, and addressed to such other party in form and substance customary for “comfort” letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

                  (b)  Each of NYCB and RCF agrees to cooperate with the other and, subject to the terms and conditions set forth in this Plan, use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan, including the Regulatory Approvals. Each of NYCB and RCF shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprized of the status of matters relating to completion of the transactions contemplated hereby.

                  (c)  Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Joint Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Plan.

                  6.6     Information Supplied.    Each of RCF and NYCB agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the times of the RCF Meeting and the NYCB Meeting, will contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Neither the Joint Proxy Statement/Prospectus nor the Registration Statement shall be filed, and, prior to the termination of this Plan, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed, by NYCB or RCF without consultation with the other party and its counsel.

                  6.7     Access and Investigations.    (a)  Upon reasonable notice, each of NYCB and RCF agrees to (and shall cause each of its subsidiaries and affiliates to) afford the other party and its Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries and affiliates to) furnish promptly to the other party all material information concerning its business, properties and personnel as may reasonably be requested. Neither RCF nor NYCB nor any of their respective subsidiaries and affiliates shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Plan. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

                  (b)  Each party agrees, and will cause its respective subsidiaries, affiliates and Representatives not to use any information obtained from the other party (or such other party’s subsidiaries, affiliates or Representatives), pursuant to this Section 6.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Each party will keep, and will cause its subsidiaries, affiliates and Representatives to keep, all information and documents obtained from the other party pursuant to this Section 6.7 or during the investigation leading up to the execution of this Plan confidential unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

                  6.8     Certain Modifications; Restructuring Charges.    RCF and NYCB agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. RCF and NYCB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.8.

                  6.9     Takeover Laws; No Rights Triggered.    (i)  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby or by the Stock Option Agreements, each of NYCB and RCF and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders other than as contemplated by Section 6.4) so that the transactions contemplated by this Plan or by the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Plan.

                  (ii)  In the case of NYCB, it shall take all actions necessary or required to ensure that the entering into this Plan and into the NYCB Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby will not cause RCF or any affiliate of RCF to become an “Acquiring Person” for purposes of the NYCB Rights Agreement as amended pursuant to Section 5.3(d)(iii), and a “Distribution Date” under the NYCB Rights Agreement as amended pursuant to Section 5.3(d)(iii) will not occur, and the NYCB Rights will not become separable, distributable, unredeemable or exercisable.

                  6.10     Options.    (a)   Conversion of Options.     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each option granted by RCF to purchase shares of RCF Common Stock (any such option to purchase shares of RCF Common Stock being referred to as a “RCF Option” or the “RCF Options”) that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be converted into an option (each, a “New Option”) to purchase such number of shares of NYCB Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original RCF Option):

                  (i)  the number of shares of NYCB Common Stock to be subject to the New Option shall be equal to the product of (A) the number of shares of RCF Common Stock purchasable upon exercise of the original RCF Option and (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

                  (ii)  the exercise price per share of NYCB Common Stock under the New Option shall be equal to (A) the exercise price per share of RCF Common Stock under the original RCF Option divided by (B) the Exchange Ratio, rounded up to the nearest cent.

With respect to any RCF Options that are “incentive stock options” (as defined in Section 422(b) of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue Code.

                  (b)   Assumption by NYCB.    At or prior to the Effective Time, RCF shall make all necessary arrangements with respect to its plans to permit assumption of the unexercised RCF Options by NYCB pursuant to this Section 6.10.

                   (c)   Reservation and Registration of Shares.    NYCB shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NYCB Common Stock to provide for the satisfaction of its obligations with respect to the New Options. As soon as practicable following the Effective Time, NYCB shall file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the NYCB Common Stock issuable upon exercise of the New Options.

                  6.11     Benefit Plans.    (a)  Each person who is employed by RCF or RCF Bank immediately prior to the Effective Time (an “RCF Employee”) shall, at the Effective Time, become an employee of NYCB or NYCB Bank; provided, however, that no RCF Employee shall be, or have or exercise the authority of, an officer of NYCB Bank unless and until elected or appointed an officer of NYCB or NYCB Bank in accordance with NYCB or NYCB Bank’s bylaws.

                  (b)  At or as soon as practicable following the Effective Time, NYCB and NYCB Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis (“New Compensation and Benefits Program”). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by NYCB or NYCB Bank immediately prior to the Effective Time and continuation of plans maintained by RCF or RCF Bank immediately prior to the Effective Time as NYCB, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, NYCB and NYCB Bank shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of NYCB, RCF, NYCB Bank and RCF Bank for a transition period; provided, however, that eligible RCF Employees shall participate in the NYCB ESOP beginning not later than the beginning of the first plan year following the Effective Time. During the transition period, the persons who were employees of RCF or RCF Bank immediately prior to the Effective Time who become employees of NYCB or NYCB Bank shall continue to participate in the plans of RCF and RCF Bank that are continued for transitional purposes, and all other employees of NYCB or NYCB Bank will participate only in the comparable plans of NYCB and NYCB Bank that are continued for transitional purposes.

                  (c)  Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by NYCB, NYCB Bank, RCF or RCF Bank immediately prior to the Effective Time who are also employed by NYCB or NYCB Bank, or immediately after the Effective Time, all service with NYCB, NYCB Bank, RCF or RCF Bank as service with NYCB or NYCB Bank and for purposes of eligibility, participation and vesting (but not for benefit accrual), except for purposes of any post-retirement, health and life insurance benefits.

                  (d)  In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan: (A) such plan shall not apply any preexisting condition limitations for conditions covered under applicable life, health or long-term disability insurance plans as maintained by NYCB, NYCB Bank, RCF and RCF Bank as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable health plans maintained by NYCB, NYCB Bank, RCF or RCF Bank as of the Effective Time and (C) each such plan which is a life or long-term disability insurance plans shall waive any medical certification or otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

                  (e)  NYCB shall assume the obligations of RCF and RCF Bank in accordance with the terms of any plans, contracts, arrangements or understandings identified in RCF’s Disclosure Letter, as they may be in effect at the Effective Time, and shall pay amounts thereunder when due.

                   (f)  NYCB and RCF acknowledge and agree that the consummation of the transactions contemplated by this Plan will constitute a “Change in Control” for purposes of Section 5.10 of the RCF ESOP and that as soon as administratively practicable following the Effective Time, the RCF ESOP committee shall be authorized to take such action as may be necessary to give effect to Section 5.10 of the RCF ESOP. NYCB and RCF further agree that, following the Effective Time, the RCF ESOP shall be terminated and distributions shall be made in accordance with the terms of the RCF ESOP and applicable law.

                  6.12     Indemnification and Insurance.    (a)  NYCB agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of RCF and its subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of RCF or any of its subsidiaries under the DGCL and RCF’s certificate of incorporation and bylaws.

                  (b)  NYCB shall cause the Persons serving as officers and directors of RCF immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by RCF (provided that NYCB may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall NYCB be required to expend more than 200% of the amount currently expended by RCF (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and provided further that, if NYCB is unable to maintain or obtain the insurance called for by this Section 6.12(b), NYCB shall use its best efforts to obtain as much comparable insurance as available for the Maximum Amount; provided further, that such Persons may be required to make application and provide customary representations and warranties to NYCB’s insurance carrier for the purpose of obtaining such insurance.

                  (c)  Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify NYCB thereof; provided that the failure so to notify shall not affect the obligations of NYCB under Section 6.12(a) unless and to the extent that NYCB is prejudiced as a result of such failure.

                  (d)  The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  6.13     Affiliate Agreements.    (a)  As soon as practicable after the date hereof, RCF shall identify to NYCB all Persons who may be deemed at the date hereof(or at another reasonably proximate date) “affiliates” of RCF, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (“Rule 145 Affiliates”). RCF shall use all reasonable best efforts to obtain a written agreement substantially in the form of Annex G from each Person who is so identified as a possible Rule 145 Affiliate and shall deliver copies of such written agreements to NYCB as soon as practicable.

                  (b)  As soon as practicable after the date of the RCF Meeting, RCF shall identify to NYCB all Persons who may be deemed, at the time of the RCF Meeting, Rule 145 Affiliates of RCF and who were not previously identified in accordance with Section 6.13(a). RCF shall use all reasonable best efforts to obtain a written agreement in the form specified in paragraph(a) from each Person who is so identified and shall deliver copies of such written agreements to NYCB as soon as practicable.

                  6.14     Publicity.    The initial press release relating hereto will be a joint press release and thereafter, except as otherwise required by law or the applicable rules of Nasdaq or any other self-regulatory organization, RCF and NYCB shall agree with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

                  6.15     Reasonable Best Efforts; Additional Agreements.    Subject to the terms and conditions of this Plan, each of NYCB and RCF agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Plan, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

                  6.16     Notification of Certain Matters.    Each of NYCB and RCF will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                  6.17     Expenses.    Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that NYCB and RCF each shall bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of the Joint Proxy Statement/Prospectus and Registration Statement and applications to Governmental Entities for the approval of the Merger and (ii) all listing, filing or registration fees, including fees paid for filing the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC and fees paid for filings with Governmental Entities.

                  6.18     Section 16(b) Exemption.    Assuming that RCF delivers to NYCB the RCF Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of NYCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the RCF Insiders (as defined below) of NYCB Common Stock in exchange for shares of RCF Common Stock, and of New Options upon conversion of RCF Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the RCF Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “RCF Section 16 Information” shall mean information accurate in all material respects regarding the RCF Insiders, the number of shares of RCF Common Stock held by each such RCF Insider and expected to be exchanged for NYCB Common Stock in the Merger, and the number and description of the options to purchase shares of RCF Common Stock held by each such NYCB Insider and expected to be converted into options to purchase shares of NYCB Common Stock in connection with the Merger. “RCF Insiders” shall mean those officers and directors of RCF who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the RCF Section 16 Information.

                  6.19     Divisional Bank and Divisional Board.    Following the Bank Merger, the offices of RCF Bank and the offices of NYCB Bank, as in existence prior to the Bank Merger, shall each be operated as divisions of NYCB Bank for a period of at least three years, and thereafter each shall be operated as a division of NYCB Bank unless otherwise determined by not less than 75% of the Board of Directors of the Surviving Corporation. Promptly following the effective time of the Bank Merger, NYCB shall cause all of the members of RCF’s Board of Directors as of the date of this Plan who are willing to serve to be elected or appointed as members of NYCB Bank’s divisional board for the RCF Bank division of NYCB Bank (“Divisional Board”), the function of which shall be to advise NYCB Bank with respect to deposit and lending activities in RCF Bank’s former market area and to maintain and develop customer relationships. The members of the Divisional Board shall be elected to serve for three years beginning on the effective date of the Bank Merger. Each member of the Divisional Board who is not a member of the Board of Directors of NYCB or NYCB Bank shall receive an annual retainer equivalent to the compensation such member received as a member of RCF’s Board of Directors.

ARTICLE VII

Conditions

                  7.1     Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each of NYCB and RCF to consummate the Merger is subject to the fulfillment or written waiver by NYCB and RCF prior to the Effective Time of each of the following conditions:

                  (a)   Shareholder Approval.    This Plan and the Merger shall have been duly adopted and approved by the requisite votes of the shareholders of NYCB and the shareholders of RCF.

                  (b)   Governmental and Regulatory Consents.    All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.2, all notices, reports and other filings required to be made prior to the Effective Time by NYCB or RCF or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by NYCB or RCF or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated hereby by NYCB and RCF shall have been made or obtained (as the case may be) and become final provided that none of the foregoing shall contain any term or condition which would have, or would be reasonably likely to have, a Material Adverse Effect on (x) NYCB and its subsidiaries taken as a whole or (y) RCF and its subsidiaries taken as a whole.

                  (c)   Third Party Consents.    All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NYCB or RCF.

                  (d)   No Prohibitions.    No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

                  (e)   Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

                  (f)   Blue Sky Approvals.    All permits and other authorizations under the Securities Laws (other than that referred to in Section 7.1(e)) and other authorizations necessary to consummate the Merger and to issue the shares of NYCB Common Stock to be issued in the Merger shall have been received and be in full force and effect.

                  7.2     Conditions to Obligation of NYCB.    The obligation of NYCB to consummate the Merger is also subject to the fulfillment, or the written waiver by NYCB, prior to the Effective Time of each of the following conditions:

                  (a)   Representations and Warranties.    The representations and warranties of RCF set forth in this Plan shall be, giving effect to Sections 5.1 and 5.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and NYCB shall have received a certificate, dated the Closing Date, signed on behalf of RCF by the Chief Executive Officer and the Chief Financial Officer of RCF to such effect.

                  (b)   Performance of Obligations of RCF.    RCF shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and NYCB shall have received a certificate, dated the Closing Date, signed on behalf of RCF by the Chief Executive Officer and the Chief Financial Officer of RCF to such effect.

                  (c)   Opinion of Tax Counsel.    NYCB shall have received an opinion of Sullivan & Cromwell, special counsel to NYCB, dated the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) each of RCF and NYCB will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from each of RCF and NYCB.

                  7.3     Conditions to Obligation of RCF.    The obligation of RCF to consummate the Merger is also subject to the fulfillment, or the written waiver by RCF prior to the Effective Time, of each of the following conditions:

                  (a)   Representations and Warranties.    The representations and warranties of NYCB set forth in this Plan shall be, giving effect to Sections 5.1 and 5.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and RCF shall have received a certificate, dated the Closing Date, signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to such effect.

                  (b)   Performance of Obligations of NYCB.    NYCB shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time; and RCF shall have received a certificate, dated the Closing Date, signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to such effect.

                  (c)   Opinion of Tax Counsel.    RCF shall have received an opinion from Muldoon, Murphy & Faucette LLP, special counsel to RCF, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of RCF and NYCB will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code and (iii) no gain or loss will be recognized by shareholders of RCF who receive shares of NYCB common stock in exchange for RCF common stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Muldoon Murphy & Faucette LLP may require and rely upon representations contained in letters from each of RCF, NYCB and shareholders of RCF.

ARTICLE VIII

Termination

                  8.1     Termination by Mutual Consent.    This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not the shareholders of RCF Common Stock or NYCB Common Stock have adopted and approved this Plan), upon the mutual consent of NYCB and RCF, by action of their respective Boards of Directors.

                   8.2     Termination by Either NYCB or RCF.    This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of either NYCB or RCF if (a) the Merger shall not have been consummated by the date that is eleven (11) months from the date of this Plan (the “Termination Date”), provided, however, that the right to terminate this Plan under this Section 8.2(a) shall not be available to any party whose failure to comply with any provision of this Plan has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, (b) any required Regulatory Approval shall have been denied by the relevant Governmental Entity (and such denial has become final and unappealable) or such Governmental Entity shall have requested the permanent withdrawal of any application therefor or (c) the shareholders of NYCB fail to approve this Plan and the Merger at the NYCB Meeting or the shareholders of RCF fail to approve this Plan and the Merger at the RCF Meeting; provided, however, that the right to terminate this Plan under this Section 8.2(c) shall not be available to any party if it has failed to comply with its obligations under Section 6.4.

                  8.3     Termination by RCF.    This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of RCF as follows:

                  (a)  At any time prior to the Effective Time, if NYCB shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.3(a) or 7.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to NYCB of such breach; or

                  (b)  At any time prior to the NYCB Meeting, if the Board of Directors of NYCB shall have failed to make or shall have withdrawn, or materially modified or changed, its approval or recommendation referred to in Section 6.4(a).

                  8.4     Termination by NYCB.    This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of NYCB as follows:

                  (a)  At any time prior to the Effective Time, if RCF shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.2(a) or 7.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to RCF of such breach;

                  (b)  At any time prior to the RCF Meeting, if the Board of Directors of RCF shall have failed to make, or shall have withdrawn, or materially modified or changed, its approval or recommendation referred to in Section 6.4(b).

                  8.5     Effect of Termination and Abandonment.    In the event of termination of this Plan and the abandonment of the Merger pursuant to this Article VIII, (a) no party to this Plan shall have any liability or further obligation to any other party hereunder; provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Plan shall forthwith be void and of no further legal effect, other than the provisions of Sections 6.7(b) and 6.17, this Section 8.5 and Article IX. Notwithstanding the foregoing, in the event of any termination of this Plan, the Stock Option Agreements shall remain in full force and effect in accordance with their respective terms.

ARTICLE IX
Miscellaneous

                  9.1     Survival.    Except for the agreements and covenants contained in Article I, Article IV, Section 6.10, Section 6.11, Section 6.12, Section 6.19 and this Article IX, the representations and warranties, agreements and covenants contained in this Plan shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

                   9.2     Modification or Amendment.    Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  9.3     Waiver of Conditions.    The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

                  9.4     Counterparts.    For the convenience of the parties hereto, this Plan may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  9.5     Governing Law.    This Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such State.

                  9.6     Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To NYCB:

Joseph R. Ficalora, Chairman,
    Chief Executive Officer and President
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

with copies to:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Attention: Mark J. Menting, Esq.

To RCF:

Michael F. Manzulli, Chairman
    and Chief Executive Officer
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York, 10310

with copies to:
Muldoon Murphy & Faucette LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
Attention: Douglas P. Faucette, Esq.

                  9.7     Entire Agreement, Etc.    This Plan (including the Annexes hereto and the Disclosure Letters) and the Stock Option Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, and this Plan shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 9.7 being null and void).

                  9.8     Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates.    (a)  When a reference is made in this Plan to a subsidiary of a Person, the term “subsidiary” means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the BHC Act. When a reference is made in this Plan to an affiliate of a Person, the term “affiliate” (or “Affiliate”) means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

                   (b)  Insofar as any provision of this Plan shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by NYCB or RCF, as the case may be, to cause such action or omission to occur.

                  9.9     Interpretation; Effect.    When a reference is made in this Plan to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Plan unless otherwise indicated. The table of contents and headings contained in this Plan are for reference purposes only and are not part of this Plan. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation.”

                  9.10     Severability.    If any provision of this Plan or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  9.11     No Third Party Beneficiaries.    Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Section 6.12 shall inure to the benefit of the Persons referred to therein.

                  9.12     Waiver of Jury Trial.    Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

[the next page is a signature page]

                   IN WITNESS WHEREOF, this Plan has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

NEW YORK COMMUNITY BANCORP, INC.

/s/ Joseph R. Ficalora
By:
Joseph R. Ficalora
Chairman, Chief Executive Officer and President

RICHMOND COUNTY FINANCIAL CORP.

/s/ Michael F. Manzulli
By:
Michael F. Manzulli
Chairman and Chief Executive Officer

APPENDIX B

NEW YORK COMMUNITY BANCORP, INC.
STOCK OPTION AGREEMENT

                   STOCK OPTION AGREEMENT, dated as of March 27, 2001, between Richmond County Financial Corp. (“RCF”), a Delaware corporation (“Grantee”), and New York Community Bancorp, Inc., a Delaware corporation (“Issuer”).

WITNESSETH:

                  WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

                  WHEREAS, as a condition and an inducement to Grantee’s entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined) and, as a condition and an inducement to Issuer’s entering into the Merger Agreement, Grantee is granting Issuer a Reciprocal Option (as hereinafter defined) on terms and conditions substantially identical to those of this Agreement; and

                  WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                  1.    Grant of Option.     Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to an aggregate of 5,765,388 (which number will be 8,648,081 after giving effect to the stock dividend declared prior to the date hereof but not yet effective pursuant to Section 5) fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer (“Common Stock”) at a price per share equal to $40.80 ($27.20 after giving effect to the adjustment resulting from such stock dividend pursuant to Section 5)(such price, as adjusted if applicable, the “Option Price”); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                  2.    Exercise of Option.     (a)  The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.3(a) due to a willful breach by Issuer (a “Listed Termination”); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term “Holder” shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.4(a) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.4(a) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

                  (b)  The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date hereof:

                  (i)  Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer (the “Issuer Board”) shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the merger transaction contemplated by the Merger Agreement. For purposes of this Agreement, “Acquisition Transaction” shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X) (other than mergers, consolidations or similar transactions (i)involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer or (ii) after which the common shareholders of the Issuer immediately prior thereto in the aggregate own or continue to own at least 60% of the common stock of the Issuer or the publicly held surviving or successor corporation immediately following consummation thereof, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary, provided that Acquisition Transaction shall not include any transaction specifically disclosed in the Issuer’s Reports filed prior to the date hereof;

                  (ii)  Any person other than the Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iii)  The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

                  (iv)  The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) or failed to make in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement after it shall have been publicly announced that any person (other than Grantee or any of its subsidiaries) shall have made, or disclosed an intention to make, or any person (other than Grantee or any of its subsidiaries) shall have otherwise made a bona fide proposal to engage in an Acquisition Transaction, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

                  (v)  Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer); or

                  (vi)  Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction.

                  (c)  The term “Subsequent Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2.

                  (d)  The term “Reciprocal Option” shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and Issuer, as grantee of such option.

                  (e)  Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a “Triggering Event”), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                  (f)  In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (g)  At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

                  (h)  At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

                   (i)  Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                  “The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of                         , 2001, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”) in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (j)  Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                  3.    Authorized Shares.     Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with any applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                  4.    Division of Option.     This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  5.    Adjustment upon Certain Changes in Capitalization.    In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends (excluding any stock dividend announced prior to the date hereof but not yet effective), split-ups, recapitalizations, stock combinations, subdivisions, conversions, exchanges of shares or the like, this Option shall be automatically adjusted so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable and the exercise price shall be, if necessary, appropriately adjusted. Notwithstanding the foregoing, if the provisions of Section 10 are applicable, the adjustments provided for in the preceding sentence shall not be made and the adjustments set forth in Section 10 shall be made.

                  6.    Registration Rights.     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer’s attorneys’ fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers’ fees and the fees and disbursements of Grantee’s counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

                  7.    Repurchase of Option at the Election of Grantee.    (a)  At any time after the occurrence of a Repurchase Event (as defined below) and prior to the date that is twelve (12) months immediately thereafter (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the “Option Repurchase Price”) equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the market/offer price multiplied by the number of Option Shares so designated. The term “market/offer price” shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the one-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer’s assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

                  (b)  The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c)  To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                  (d)  Issuer shall not enter into any agreement relating to or facilitating an Acquisition Transaction, unless the other party or parties thereto agree that, if the Issuer is prohibited from repurchasing (in whole or in part) the Option and/or Option Shares pursuant to Section 7(c) or the Substitute Option and/or Substitute Option Shares pursuant to Section 9(c) or from paying (in whole or in part) the Surrender Price pursuant to Section 14(c), such other party or parties will make such payment unless it or they is prohibited from doing so by applicable law or regulation.

                  (e)  For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

(i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

(ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

                  8.    Substitute Option.     (a)  In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 60% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary’s assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b)  The following terms have the meanings indicated:

                  (i)   “Acquiring Corporation” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer’s consolidated assets or deposits.

(ii) “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(iii) “Assigned Value” shall mean the market/offer price, as defined in Section 7.

                  (iv)  “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c)  Subject to paragraph (d) of this Section 8, the Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

                  (d)  The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e)  In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

                  (f)  Issuer shall not enter into any transaction described in subsection (a) of this Section 8, or into any agreement that is designed to, or has the purpose of facilitating such a transaction, unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                  9.    Repurchase of Substitute Option.    (a)  At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the one-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b)  The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c)  To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

                  10.    Certain Time Periods.     The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case, such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

                  11.    Representations and Warranties.    (a)  Issuer hereby represents and warrants to Grantee as follows:

                  (i)  Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                  (ii)  Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                  (b)  Grantee hereby represents and warrants to Issuer that the Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

                  12.    Assignment.     Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf or (iv) any other manner approved by the Federal Reserve Board.

                  13.    Further Assurances.     Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

                  14.    Surrender of Options.     (a)  Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to $22 million (i) plus, if applicable, Grantee’s purchase price with respect to any Option Shares being so relinquished and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee’s purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of any portion of the Option sold.

                  (b)  Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

                  (c)  To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

                  (d)  Grantee shall have rights substantially identical to those set forth in Sections 14(a), 14(b) and 14(c) with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

                  15.    Specific Performance.     The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

                  16.    Severability.     If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 (or the Substitute Issuer to repurchase pursuant to Section 9), the full number of shares of Common Stock (or Substitute Common Stock) provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer (or the Substitute Issuer) to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                   17.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

                  18.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

                  19.    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  20.    Expenses.     Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  21.    Entire Agreement; No Third-Party Beneficiaries.    Except as otherwise expressly provided herein, in the Reciprocal Option or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  22.    Interpretation.     Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement. Nothing contained in this Agreement shall be deemed to authorize Issuer to issue shares in breach of (or otherwise act in breach of) any provision of the Merger Agreement.

[next page is a signature page]

                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

RICHMOND COUNTY FINANCIAL CORP.

/s/ Michael F. Manzulli
By:
Name: Michael F. Manzulli
Title: Chairman and Chief Executive Officer

NEW YORK COMMUNITY BANCORP, INC.

/s/ Joseph R. Ficalora
By:
Name: Joseph R. Ficalora
Title:	Chairman, Chief Executive Officer and President

APPENDIX C

RICHMOND COUNTY FINANCIAL CORP.
STOCK OPTION AGREEMENT

                   STOCK OPTION AGREEMENT, dated as of March 27, 2001, between New York Community Bancorp, Inc. (“NYCB”), a Delaware corporation (“Grantee”), and Richmond County Financial Corp., a Delaware corporation (“Issuer”).

W I T N E S S E T H:

                  WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

                  WHEREAS, as a condition and an inducement to Grantee’s entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined) and, as a condition and an inducement to Issuer’s entering into the Merger Agreement, Grantee is granting Issuer a Reciprocal Option (as hereinafter defined) on terms and conditions substantially identical to those of this Agreement; and

                  WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                  1.    Grant of Option.     Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to an aggregate of 5,281,566 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer (“Common Stock”) at a price per share equal to $26.50, (such price, as adjusted if applicable, the “Option Price”); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                  2.    Exercise of Option.     (a)  The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.4(a) due to a willful breach by Issuer (a “Listed Termination”); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term “Holder” shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.3(a) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.3(a) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

                   (b)  The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date hereof:

                  (i)  Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer (the “Issuer Board”) shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the merger transaction contemplated by the Merger Agreement. For purposes of this Agreement, “Acquisition Transaction” shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X) (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer or (ii) after which the common shareholders of the Issuer immediately prior thereto in the aggregate own or continue to own at least 60% of the common stock of the Issuer or the publicly held surviving or successor corporation immediately following consummation thereof, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary, provided that Acquisition Transaction shall not include any transaction specifically disclosed in the Issuer’s Reports filed prior to the date hereof;

                  (ii)  Any person other than the Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iii)  The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

                  (iv)  The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) or failed to make in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement after it shall have been publicly announced that any person (other than Grantee or any of its subsidiaries) shall have made, or disclosed an intention to make, or any person (other than Grantee or any of its subsidiaries) shall have otherwise made a bona fide proposal to engage in an Acquisition Transaction, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

                   (v)  Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer); or

                  (vi)  Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction.

                  (c)  The term “Subsequent Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2.

                  (d)  The term “Reciprocal Option” shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and Issuer, as grantee of such option.

                  (e)  Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a “Triggering Event”), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                  (f)  In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (g)  At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

                  (h)  At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

                   (i)  Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                  “The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of                         , 2001, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”) in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (j)  Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                  3.    Authorized Shares.     Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with any applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                  4.    Division of Option.     This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  5.    Adjustment upon Certain Changes in Capitalization.    In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends (excluding any stock dividend announced prior to the date hereof but not yet effective), split-ups, recapitalizations, stock combinations, subdivisions, conversions, exchanges of shares or the like, this Option shall be automatically adjusted so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable and the exercise price shall be, if necessary, appropriately adjusted. Notwithstanding the foregoing, if the provisions of Section 10 are applicable, the adjustments provided for in the preceding sentence shall not be made and the adjustments set forth in Section 10 shall be made.

                  6.    Registration Rights.     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer’s attorneys’ fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers’ fees and the fees and disbursements of Grantee’s counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

                  7.    Repurchase of Option at the Election of Grantee.    (a)  At any time after the occurrence of a Repurchase Event (as defined below) and prior to the date that is twelve (12) months immediately thereafter (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the “Option Repurchase Price”) equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the market/offer price multiplied by the number of Option Shares so designated. The term “market/offer price” shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the one-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer’s assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

                  (b)  The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c)  To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                  (d)  Issuer shall not enter into any agreement relating to or facilitating an Acquisition Transaction, unless the other party or parties thereto agree that, if the Issuer is prohibited from repurchasing (in whole or in part) the Option and/or Option Shares pursuant to Section 7(c) or the Substitute Option and/or Substitute Option Shares pursuant to Section 9(c) or from paying (in whole or in part) the Surrender Price pursuant to Section 14(c), such other party or parties will make such payment unless it or they is prohibited from doing so by applicable law or regulation.

                  (e)  For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

(i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

(ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

                  8.    Substitute Option.     (a)  In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 60% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary’s assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b)  The following terms have the meanings indicated:

                  (i)   “Acquiring Corporation” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer’s consolidated assets or deposits.

(ii) “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(iii) “Assigned Value” shall mean the market/offer price, as defined in Section 7.

                  (iv)  “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c)  Subject to paragraph (d) of this Section 8, the Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

                  (d)  The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e)  In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

                  (f)  Issuer shall not enter into any transaction described in subsection (a) of this Section 8, or into any agreement that is designed to, or has the purpose of facilitating such a transaction, unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                  9.    Repurchase of Substitute Option.    (a)  At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the one-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b)  The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c)  To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

                  10.    Certain Time Periods.     The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case, such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

                  11.    Representations and Warranties.    (a)  Issuer hereby represents and warrants to Grantee as follows:

                  (i)  Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                  (ii)  Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                  (b)  Grantee hereby represents and warrants to Issuer that the Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

                  12.    Assignment.     Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf or (iv) any other manner approved by the Federal Reserve Board.

                  13.    Further Assurances.     Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

                  14.    Surrender of Options.     (a)  Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to $22 million (i) plus, if applicable, Grantee’s purchase price with respect to any Option Shares being so relinquished and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee’s purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of any portion of the Option sold.

                  (b)  Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

                  (c)  To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

                  (d)  Grantee shall have rights substantially identical to those set forth in Sections 14(a), 14(b) and 14(c) with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

                  15.    Specific Performance.     The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

                  16.    Severability.     If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 (or the Substitute Issuer to repurchase pursuant to Section 9), the full number of shares of Common Stock (or Substitute Common Stock) provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer (or the Substitute Issuer) to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                   17.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

                  18.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

                  19.    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  20.    Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  21.    Entire Agreement; No Third-Party Beneficiaries.    Except as otherwise expressly provided herein, in the Reciprocal Option or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  22.    Interpretation.     Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement. Nothing contained in this Agreement shall be deemed to authorize Issuer to issue shares in breach of (or otherwise act in breach of) any provision of the Merger Agreement.

[next page is a signature page]

                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

RICHMOND COUNTY FINANCIAL CORP.

/s/ MICHAEL F. MANZULLI
By:
Name: Michael F. Manzulli
Title: Chairman and Chief Executive Officer

NEW YORK COMMUNITY BANCORP, INC.

/s/ JOSEPH R. FICALORA
By:
Name: Joseph R. Ficalora
Title:	Chairman, Chief Executive Officer and President

APPENDIX D

March 27, 2001

Board of Directors
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

Members of the Board:

                  You have requested our opinion as to the fairness, from a financial point of view, to New York Community Bancorp, Inc. (the “Company”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and Richmond County Financial Corporation (“Richmond”).

                  As more fully described in the Agreement, and subject to the terms and conditions thereof, (i) Richmond will merge with and into the Company (the “Merger”) under the name of the Company or another name and (ii) each outstanding share of the common stock, $.01 par value, of Richmond (“Richmond Common Stock”), other than Exception Shares (as defined in the Agreement), will be converted into and exchangeable for the right to receive 1.02 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of the Company (“Company Common Stock”). The Exchange Ratio takes into account and gives effect to the stock dividend scheduled to be paid in respect of shares of Company Common Stock on March 29, 2001.

                  In arriving at our opinion, we reviewed a draft of the Agreement dated March 26, 2001, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Richmond concerning the businesses, operations and prospects of the Company and Richmond. We examined certain publicly available business and financial information relating to the Company and Richmond and discussed certain other information for the Company and Richmond with the managements of the Company and Richmond, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and the Richmond Common Stock; the historical and other operating data of the Company and Richmond; publicly available forecasts, published by equity analysts, as to the future earnings of the Company and Richmond; and the historical and forecasted capitalization and financial condition of the Company and Richmond. We considered, to the extent publicly available, the financial terms of certain other similar transactions that we considered relevant in evaluation of the Exchange Ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Richmond. We also evaluated the pro forma financial impact of the Merger on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

                  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of managements of the Company and Richmond that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts regarding the Company and Richmond, we have relied on publicly available third-party equity research forecasts, and we express no view with respect to such forecasts or the assumptions on which they were based. With respect to forecasts of cost savings and operating synergies forecasted by management of the Company to result from the Merger, we have been advised by the management of the Company that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We are not experts in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and we have not made an independent evaluation of the adequacy of such allowances of the Company or Richmond. For purposes of this opinion we have, with your consent, assumed that the aggregate allowances for such losses for each of the Company and Richmond are in the aggregate adequate to cover any such losses. We have not made or been provided with an independent evaluation or appraisal of any of the other assets or liabilities (contingent or otherwise) of the Company or Richmond nor have we made any physical inspection of the properties or assets of the Company or Richmond. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that it will be accounted for as a “purchase” in accordance with generally accepted accounting principles. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Agreement, without waiver of any of the conditions to the Merger contained in the Agreement.

                  Our opinion, as set forth herein, relates to the relative values of the Company and Richmond. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Merger or the price at which the Company Common Stock will trade subsequent to the announcement or consummation of the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events after the date hereof.

                  Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable upon execution of the Agreement and the remainder of which is payable upon consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Richmond for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Richmond and their respective affiliates.

                  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

                  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

SALOMON SMITH BARNEY INC.

APPENDIX E

March 27, 2001

Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, NY 10310

Ladies and Gentlemen:

                  Richmond County Financial Corp. (“Richmond County”) and New York Community Bancorp, Inc. (“New York Community”) have entered into an Agreement and Plan of Merger, dated as of March 27, 2001 (the “Agreement”), pursuant to which Richmond County will be merged with and into New York Community (the “Merger”). Upon consummation of the Merger, each share of Richmond County common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the “Richmond County Shares”), other than certain shares specified in the Agreement, will be converted into 1.02 shares (the “Exchange Ratio”) of New York Community common stock, par value $.01 per share (together with the corresponding number of preferred share purchase rights associated therewith pursuant to the Stockholder Protection Rights Agreement dated as of January 16, 1996, between New York Community and Mellon Investor Services, LLC, as Rights Agent). The Exchange Ratio of 1.02 gives effect to the stock dividend scheduled to be paid by New York Community in respect of its common stock on March 29, 2001. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Richmond County Shares.

                  Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the annexes thereto; (ii) the Stock Option Agreements dated March 27, 2001 by and between Richmond County and New York Community; (iii) certain publicly available financial statements and other historical financial information of Richmond County that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of New York Community that we deemed relevant; (v) consensus earnings per share estimates for Richmond County for the fiscal years ending June 30, 2001 and 2002 published by IBES and the views of senior management of Richmond County, based on limited discussions with members of senior management, regarding Richmond County’s past and current business, financial condition, results of operations and future prospects; (vi) consensus earnings per share estimates for New York Community for the years ending December 31, 2001 and 2002 published by IBES and the views of senior management of New York Community, based on limited discussions with members of senior management of New York Community, regarding New York Community’s past and current business, financial condition, results of operations and future prospects; (vii) the pro forma financial impact of the Merger, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and operating synergies determined by senior managements of Richmond County and New York Community; (viii) the relative contributions of assets, liabilities, equity and earnings of Richmond County and New York Community to the resulting institution; (ix) the publicly reported historical price and trading activity for Richmond County’s and New York Community’s common stock, including a comparison of certain financial and stock market information for Richmond County and New York Community with similar publicly available information for certain other companies the securities of which are publicly traded; (x) the financial terms of certain recent business combinations in the financial institutions industry, including certain business combinations structured as mergers of equals, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

                  In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Richmond County or New York Community or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Richmond County and New York Community that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Richmond County or New York Community or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Richmond County or New York Community nor have we reviewed any individual credit files relating to Richmond County or New York Community. We have assumed, with your consent, that the respective allowances for loan losses for both Richmond County and New York Community are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of Richmond County and New York Community for the accuracy and completeness of the audited financial statements made available to us. With your consent, the earnings projections for Richmond County and New York Community used by Sandler O’Neill in its analyses were based on analyst earnings estimates for Richmond County and New York Community published by IBES. With respect to such estimates and with respect to all projections of transaction costs, purchase accounting adjustments and expected cost savings and operating synergies prepared by and reviewed with the managements of Richmond County and New York Community and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Richmond County and New York Community and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Richmond County’s or New York Community’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Richmond County and New York Community will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method of accounting and will qualify as a tax-free reorganization for federal income tax purposes.

                  We note that the Financial Accounting Standards Board has proposed a new accounting standard for business combinations, including changes in the application of the purchase method of accounting for business combinations. While we have considered and discussed with you the potential impact of this change in connection with the Merger, we are unable to, and do not, express any opinion as to when or if such changes will become effective, or the impact on our opinion of any changes to the exposure draft or related explanatory materials from those available to us as of the date hereof.

                   Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of New York Community’s common stock will be when issued to Richmond County’s stockholders pursuant to the Agreement or the prices at which Richmond County’s or New York Community’s common stock will trade at any time.

                  We have acted as Richmond County’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Richmond County and have received compensation for such services.

                  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Richmond County and New York Community. We may also actively trade the debt and/or equity securities of Richmond County and New York Community for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                  Our opinion is directed to the Board of Directors of Richmond County in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Richmond County as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Richmond County’s and New York Community’s Joint Proxy Statement/Prospectus in connection with the Merger and to the references to this opinion therein.

                  Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Richmond County Shares.

Very truly yours,

APPENDIX F

March 27, 2001
Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, NY 10310

Members of the Board:

                  We understand that Richmond County Financial Corp. (“RCBK” or the “Company”) and New York Community Bancorp, Inc. (“NYCB”) intend to enter into a transaction (the “Proposed Transaction”) pursuant to which RCBK shall merge with and into NYCB (the “Merger”), and, upon the effectiveness of the Merger, each issued and outstanding share of common stock of RCBK will be converted into the right to receive 0.680 shares of NYCB, or 1.020 shares as adjusted for NYCB’s previously announced 3-for-2 stock split on March 29, 2001 (the “Exchange Ratio”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of March 27, 2001, by and between NYCB and RCBK (the “Agreement”).

                  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

                  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction (including with respect to governance of the combined company), (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000 and December 31, 2000, (3) publicly available information concerning NYCB that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (4) financial and operating information with respect to the business, operations and prospects of the Company and NYCB furnished to us by the Company, including the amounts and timing of the cost savings and operating synergies which the managements of NYCB and RCBK estimate will result from a combination of the businesses of RCBK and NYCB (the “Expected Synergies”); (5) trading histories of the common stocks of RCBK and NYCB from March 23, 2000 to the present and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company and NYCB with each other and with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (8) the relative contributions of the Company and NYCB to the historical and future financial performance of the combined company on a pro forma basis, (9) the potential pro forma impact of the Merger on the future financial performance of NYCB (including Expected Synergies); and (10) third party research analysts’ quarterly and annual earnings estimates and recommendations for RCBK and NYCB. In addition, we have had discussions with the managements of the RCBK and NYCB concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

                  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at our opinion, neither the Company nor NYCB provided us with projections on a stand-alone basis and instead directed us to use the published estimates of third party research analysts. Upon advice of the Company we have assumed that such published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of such estimates. Upon the advice of RCBK, we also have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of the Company, we have assumed that the allowances for loan and real estate owned losses provided to us by RCBK and NYCB and used by us in our opinion are in the aggregate adequate to cover all such losses. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Upon the advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

                  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

                  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and NYCB in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS
PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

                  The New York Community Bancorp, Inc. (“New York Community”) certificate of incorporation provides that no director of New York Community shall be personally liable to New York Community or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to the company or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”), or

•	any transaction from which the director derived an improper personal benefit.

                  New York Community’s certificate of incorporation also provides that each person who is made party to a suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of New York Community, or is or was serving at the request of New York Community as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by New York Community to the fullest extent permitted by the DGCL or by another other applicable law.

                  New York Community’s certificate of incorporation also permits New York Community to maintain insurance to protect itself and any director, officer, employee or agent against any such liability, expense or loss.

                  Section 145 of the DGCL provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Section 145(b) of the DGCL provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 27, 2001, by and between New York Community
Bancorp, Inc. and Richmond County Financial Corp. (included as Appendix A to the joint proxy statement/prospectus contained in this registration statement).

3.1	Certificate of Incorporation of New York Community Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to New York Community’s Form 10-Q for the quarterly period ended
March 31, 2001).

3.2*	Bylaws of New York Community Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to New York Community’s Form 10-K for the year ended December 31, 2000).

3.3*	Amendment to bylaws of New York Community Bancorp, Inc. to become effective at the Effective Time of the Merger.

4.1*	Stockholder Protection Rights Agreement, dated as of January 16, 1996, between New York
Community Bancorp, Inc. and Mellon Investor Services LLC, as Rights Agent, including the form of rights certificate attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4 to New
York Community’s Form 8-K dated January 24, 1996).

4.2*	Amendment to Stockholder Protection Rights Agreement, dated as of March 27, 2001, between New York Community Bancorp, Inc. and Mellon Investor Services LLC, as Rights Agent.

5.1	Opinion of Sullivan & Cromwell.

8.1	Opinion of Sullivan & Cromwell.

8.2	Opinion of Muldoon Murphy & Faucette LLP.

10.1	Stock Option Agreement, dated as of March 27, 2001, between New York Community Bancorp, Inc., as issuer, and Richmond County Financial Corp., as grantee (included as Appendix B to the joint proxy statement/prospectus contained in this registration statement).

10.2	Stock Option Agreement, dated as of March 27, 2001, between New York Community Bancorp, Inc., as grantee, and Richmond County Financial Corp., as issuer (included as Appendix C to the joint proxy statement/prospectus contained in this registration statement).

10.3*	Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Michael F. Manzulli.

10.4*	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Michael F. Manzulli.

10.5*	Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Anthony E. Burke.

10.6*	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Anthony E. Burke.

10.7*	Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Thomas R. Cangemi.

10.8*	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Thomas R. Cangemi.

10.9*	Employment side letter agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc. and Michael F. Manzulli, Anthony E. Burke and Thomas R. Cangemi.

23.1	Consent of KPMG LLP relating to New York Community.

23.2	Consent of KPMG LLP relating to Haven Bancorp, Inc.

23.3	Consent of Ernst & Young LLP relating to Richmond County.

23.4	Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 5.1 to this registration statement).

Exhibit Number	Description
23.5	Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.6	Consent of Muldoon Murphy & Faucette LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.7	Consent of Salomon Smith Barney Inc.

23.8	Consent of Sandler O’Neill & Partners, L.P.

23.9	Consent of Lehman Brothers Inc.

24.1*	Power of Attorney.

99.1	Form of Proxy Materials of New York Community Bancorp, Inc.

99.2	Form of Proxy Materials of Richmond County Financial Corp.

99.3	Opinion of Salomon Smith Barney Inc. (included as Appendix D to the joint proxy statement/prospectus contained in this registration statement).

99.4	Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix E to the joint proxy statement/prospectus contained in this registration statement).

99.5	Opinion of Lehman Brothers Inc. (included as Appendix F to the joint proxy statement/prospectus contained in this registration statement).

99.6	Consent of Michael F. Manzulli.

*  Previously filed.

Item 22.    Undertakings.

                  (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                  (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                   (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)(1)  The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2)  The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                  (d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                  (e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, New York Community Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westbury, State of New York, on May 11, 2001.

NEW YORK COMMUNITY BANCORP, INC.

/S / JOSEPH R. FICALORA
By:
Joseph R. Ficalora
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL J. LINCKS Michael J. Lincks	Executive Vice President and Corporate Secretary	May 11, 2001

/s/ ROBERT WANN Robert Wann	Executive Vice President, Comptroller and Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2001

/s/ * Harold E. Johnson	Director	May 11, 2001

/s/ * Donald M. Blake	Director	May 11, 2001

/s/ * Max L. Kupferberg	Director	May 11, 2001

/s/ * Henry E. Froebel	Director	May 11, 2001

/s/ * Howard C. Miller	Director	May 11, 2001

/s/ * Dominick Ciampa	Director	May 11, 2001

/s/ * Richard H. O’Neill	Director	May 11, 2001

Signature	Title	Date

/s/ * Msgr. Thomas J. Hartman	Director	May 11, 2001

/s/ * Michael J. Levine	Director	May 11, 2001

/s/ * Robert M. Sprotte	Director	May 11, 2001

                   * Joseph R. Ficalora, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to power of attorney duly executed by such individuals which have been filed as an exhibit to this registration statement.

/S / JOSEPH R. FICALORA

Name: Joseph R. Ficalora
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 27, 2001, by and between New York
Community Bancorp, Inc. and Richmond County Financial Corp. (included as Appendix A to the joint proxy statement/prospectus contained in this registration statement).

3.1	Certificate of Incorporation of New York Community Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to New York Community’s Form 10-Q for the quarterly period ended March 31, 2001).

3.2*	Bylaws of New York Community Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to New York Community’s Form 10-K, for the year ended December 31, 2000).

3.3*	Amendment to bylaws of New York Community Bancorp, Inc. to become effective at the Effective Time of the Merger.

4.1*	Stockholder Protection Rights Agreement, dated as of January 16, 1996 and amended on March 27,
2001 between New York Community Bancorp, Inc. and Mellon Investor Services LLC, as Rights
Agent, including the form of rights certificate attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4 to New York Community’s Form 8-K dated January 24, 1996).

4.2*	Amendment to Stockholder Protection Rights Agreement, dated as of March 27, 2001, between New York Community Bancorp, Inc. and Mellon Investor Services LLC, as Rights Agent.

5.1	Opinion of Sullivan & Cromwell.

8.1	Opinion of Sullivan & Cromwell.

8.2	Opinion of Muldoon Murphy & Faucette LLP.

10.1	Stock Option Agreement, dated as of March 27, 2001, between New York Community Bancorp,
Inc., as issuer, and Richmond County Financial Corp., as grantee (included as Appendix B to the joint proxy statement/prospectus contained in this registration statement).

10.2	Stock Option Agreement, dated as of March 27, 2001, between New York Community Bancorp,
Inc., as grantee, and Richmond County Financial Corp., as issuer (included as Appendix C to the joint proxy statement/prospectus contained in this registration statement).

10.3*	Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Michael F. Manzulli.

10.4*	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Michael F. Manzulli.

10.5*	Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Anthony E. Burke.

10.6*	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Anthony E. Burke.

10.7*	Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Thomas R. Cangemi.

10.8*	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Savings Bank, Richmond County Financial Corp., and Thomas R. Cangemi.

10.9*	Employment side letter agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc. and Michael F. Manzulli, Anthony E. Burke and Thomas R. Cangemi.

Exhibit Number	Description
23.1	Consent of KPMG LLP relating to New York Community.

23.2	Consent of KPMG LLP relating to Haven Bancorp, Inc.

23.3	Consent of Ernst & Young LLP relating to Richmond County.

23.4	Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.5	Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.6	Consent of Muldoon Murphy & Faucette LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.7	Consent of Salomon Smith Barney Inc.

23.8	Consent of Sandler O’Neill & Partners, L.P.

23.9	Consent of Lehman Brothers Inc.

24.1*	Power of Attorney.

99.1	Form of Proxy Materials of New York Community Bancorp, Inc.

99.2	Form of Proxy Materials of Richmond County Financial Corp.

99.3	Opinion of Salomon Smith Barney Inc. (included as Appendix D to the joint proxy statement/prospectus contained in this registration statement).

99.4	Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix E to the joint proxy statement/prospectus contained in this registration statement).

99.5	Opinion of Lehman Brothers Inc. (included as Appendix F to the joint proxy statement/prospectus contained in this registration statement).

99.6	Consent of Michael F. Manzulli.

*  Previously filed.